Filed Pursuant to Rule 424(b)(2)
Registration No. 333-203630-01

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Maximum aggregate offering price	Amount of registration fee
Pass Through Certificates, Series 2015-1	$433,652,000	$43,668.76

(1) The filing fee of $43,668.76 is calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PROSPECTUS SUPPLEMENT TO PROSPECTUS, DATED APRIL 24, 2015

$433,652,000

2015-1 PASS THROUGH TRUSTS

PASS THROUGH CERTIFICATES, SERIES 2015-1

Two classes of the United Airlines Pass Through Certificates, Series 2015-1, are being offered under this prospectus supplement: Class AA and A. A separate trust will be established for each class of certificates. The proceeds from the sale of certificates will be used by the related pass through trusts on the date of issuance of the certificates to acquire the related series of equipment notes. The equipment notes will be issued by United Airlines, Inc. and will be secured by 10 new Boeing aircraft delivered between August 2015 and December 2015 (eight of which have been delivered as of the date hereof), provided that if one or both of the two Boeing 787-9 aircraft scheduled for delivery in November 2015 have not been delivered to United as of the date of issuance of the certificates, the related equipment notes for such aircraft will be secured initially by the cash used to purchase such equipment notes and by a letter of credit in an amount sufficient to repay such equipment notes as described below. If the applicable aircraft is delivered by Boeing to United within 30 days after such date of issuance, United will pledge it as collateral for the related equipment notes and the cash and letter of credit will be released to United. If the applicable aircraft is not pledged as collateral within such 30 days, on the next business day United will prepay the related equipment notes at their principal amount, without make-whole premium, plus accrued interest.

Interest on the equipment notes will be payable semiannually on each June 1 and December 1 after issuance, beginning on June 1, 2016. Principal payments on the equipment notes held for the Class AA certificates are scheduled on June 1 and December 1 of each year, beginning on December 1, 2016. The entire principal amount of the equipment notes held for the Class A certificates is scheduled for payment on December 1, 2022. Payments on the equipment notes held in each trust will be passed through to the holders of certificates of such trust.

The Class AA certificates will rank senior to the Class A certificates.

Commonwealth Bank of Australia, New York Branch, will provide the initial liquidity facility for the Class AA certificates, and Crédit Agricole Corporate and Investment Bank, acting through its New York Branch, will provide the initial liquidity facility for the Class A certificates, in each case, in an amount sufficient to make three semiannual interest payments.

The certificates will not be listed on any national securities exchange.

Investing in the certificates involves risks. See “Risk Factors” beginning on page S-17.

Pass Through Certificates	Face Amount	Interest Rate	Final Expected Distribution Date	Price to Public(1)
Class AA	$333,652,000	3.45%	December 1, 2027	100%
Class A	$100,000,000	3.70%	December 1, 2022	100%

(1)	Plus accrued interest, if any, from the date of issuance.

The underwriters will purchase all of the certificates if any are purchased. The aggregate proceeds from the sale of the certificates will be $433,652,000. United will pay the underwriters a commission of $4,336,520. Delivery of the certificates in book-entry form only will be made on or about November 17, 2015.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lead Bookrunners

MORGAN STANLEY Sole Structuring Agent	Credit Suisse

Bookrunners

CITIGROUP	DEUTSCHE BANK SECURITIES	GOLDMAN, SACHS & CO.

CREDIT AGRICOLE SECURITIES	BARCLAYS

The date of this prospectus supplement is November 2, 2015.

CERTAIN VOLCKER RULE CONSIDERATIONS

None of the Trusts are or, immediately after the issuance of the Certificates pursuant to the Trust Supplements, will be a “covered fund” as defined in the final regulations issued December 10, 2013, implementing the “Volcker Rule” (Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act). In making the foregoing determination, each of the Trusts is relying on an analysis that the Trusts will not be deemed to be an “investment company” under Rule 3a-7 promulgated by the Securities and Exchange Commission (the “Commission”), under the Investment Company Act of 1940, as amended (the “Investment Company Act”), although other exemptions or exclusions under the Investment Company Act may be available to the Trusts.

PRESENTATION OF INFORMATION

These offering materials consist of two documents: (a) this Prospectus Supplement, which describes the terms of the certificates that we are currently offering, and (b) the accompanying Prospectus, which provides general information about our pass through certificates, some of which may not apply to the certificates that we are currently offering. The information in this Prospectus Supplement replaces any inconsistent information included in the accompanying Prospectus.

We have given certain capitalized terms specific meanings for purposes of this Prospectus Supplement. The “Index of Terms” attached as Appendix I to this Prospectus Supplement lists the page in this Prospectus Supplement on which we have defined each such term.

At various places in this Prospectus Supplement and the Prospectus, we refer you to other sections of such documents for additional information by indicating the caption heading of such other sections. The page on which each principal caption included in this Prospectus Supplement and the Prospectus can be found is listed in the Table of Contents below. All such cross references in this Prospectus Supplement are to captions contained in this Prospectus Supplement and not in the Prospectus, unless otherwise stated.

Prospectus Supplement

Prospectus

You should rely only on the information contained in this document or to which this document refers you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this Prospectus Supplement and the accompanying Prospectus and may not contain all of the information that is important to you. For more complete information about the Certificates and United, you should read this entire Prospectus Supplement and the accompanying Prospectus, as well as the materials filed with the Securities and Exchange Commission that are considered to be part of this Prospectus Supplement and the Prospectus. See “Incorporation of Certain Documents by Reference” in this Prospectus Supplement and the Prospectus.

Summary of Terms of Certificates

	Class AA Certificates	Class A Certificates
Aggregate Face Amount	$333,652,000	$100,000,000
Interest Rate	3.45%	3.70%
Initial Loan to Aircraft Value (cumulative)(1)	38.0%	49.4%
Highest Loan to Aircraft Value (cumulative)(2)	38.6%	50.2%
Expected Principal Distribution Window (in years)	1.0-12.0	7.0
Initial Average Life (in years from Issuance Date)	9.0	7.0
Regular Distribution Dates	June 1 and December 1	June 1 and December 1
Final Expected Distribution Date	December 1, 2027	December 1, 2022
Final Maturity Date	June 1, 2029	June 1, 2024
Minimum Denomination	$1,000	$1,000
Section 1110 Protection	Yes	Yes
Liquidity Facility Coverage	3 semiannual interest payments	3 semiannual interest payments

(1)	These percentages are determined as of the Issuance Date. In calculating these percentages, we have assumed that the two Boeing 787-9 Aircraft scheduled for delivery in November 2015 secure their related Equipment Notes as of the Issuance Date and that the aggregate appraised value of the Aircraft is $878,033,333 as of such date. See “Description of the Equipment Notes—Special Terms for Delayed Delivery Aircraft” regarding the possible delay in delivery of such Boeing 787-9 Aircraft. The appraised value is only an estimate and reflects certain assumptions. See “Description of the Aircraft and the Appraisals—The Appraisals”.

(2)	See “—Loan to Aircraft Value Ratios”.

Equipment Notes and the Aircraft

The 10 Aircraft expected to be financed pursuant to this Offering consist of six new Boeing 737-924ER aircraft and four new Boeing 787-9 aircraft delivered to United between August 2015 and December 2015. Eight of such Aircraft have been delivered to United as of the date hereof, and two Boeing 787-9 Aircraft are currently scheduled for delivery in November 2015. Set forth below is certain information about the Equipment Notes expected to be held in the Trusts and the aircraft expected to secure such Equipment Notes (assuming all 10 Aircraft are financed pursuant to this Offering):

Aircraft Model	Registration Number(1)	Manufacturer’s Serial Number(1)	Delivery Month(1)	Principal Amount of Equipment Notes	Appraised Value(2)	Latest Equipment Note Maturity Date
Boeing 737-924ER	N61887	42192	August 2015	$26,146,000	$52,940,000	December 1, 2027
Boeing 737-924ER	N69888	42191	August 2015	26,146,000	52,940,000	December 1, 2027
Boeing 737-924ER	N62889	42193	September 2015	26,168,000	52,983,333	December 1, 2027
Boeing 737-924ER	N63890	42194	September 2015	26,168,000	52,983,333	December 1, 2027
Boeing 737-924ER	N68891	42196	October 2015	26,222,000	53,093,333	December 1, 2027
Boeing 737-924ER	N62892	42195	October 2015	26,222,000	53,093,333	December 1, 2027

Boeing 787-9	N27958	36406	September 2015	68,626,000	138,950,000	December 1, 2027
Boeing 787-9	N27959	36407	September 2015	68,626,000	138,950,000	December 1, 2027
Boeing 787-9(3)	N26960	36408	November 2015	69,664,000	141,050,000	December 1, 2027
Boeing 787-9(3)	N29961	37811	November 2015	69,664,000	141,050,000	December 1, 2027

(1)	The indicated registration number, manufacturer’s serial number and delivery month for the Boeing 787-9 aircraft scheduled to be delivered in November 2015 reflect our current expectations, although these may differ for the actual aircraft financed hereunder.

(2)	The appraised value of each Aircraft set forth above is the lesser of the average and median values of such Aircraft as appraised by three independent appraisal and consulting firms. Such appraisals indicate appraised base value and are based upon varying assumptions and methodologies. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value. See “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The Appraisals are only estimates of Aircraft value”.

(3)	If one or both of the two Boeing 787-9 Aircraft scheduled for delivery in November 2015 have not been pledged as collateral for the related Equipment Notes on or within 30 days after the Issuance Date, the Equipment Notes relating to such Aircraft will be prepaid by United.

Loan to Aircraft Value Ratios

The following table sets forth loan to Aircraft value ratios (“LTVs”) for each Class of Certificates as of the Issuance Date, and each Regular Distribution Date thereafter. The table should not be considered a forecast or prediction of expected or likely LTVs but simply a mathematical calculation based on one set of assumptions. See “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The Appraisals are only estimates of Aircraft value”.

Regular Distribution Date	Assumed Aggregate Aircraft Value(1)(2)	Outstanding Balance(1)(3)		LTV(1)(4)
		Class AA Certificates	Class A Certificates	Class AA Certificates	Class A Certificates
At Issuance	$878,033,333	$333,652,000	$100,000,000	38.0%	49.4%
June 1, 2016	863,274,633	333,652,000	100,000,000	38.6%	50.2%
December 1, 2016	850,104,133	325,586,097	100,000,000	38.3%	50.1%
June 1, 2017	836,933,633	317,519,527	100,000,000	37.9%	49.9%
December 1, 2017	823,763,133	309,452,957	100,000,000	37.6%	49.7%
June 1, 2018	810,592,633	301,386,388	100,000,000	37.2%	49.5%
December 1, 2018	797,422,133	293,319,818	100,000,000	36.8%	49.3%
June 1, 2019	784,251,633	285,253,248	100,000,000	36.4%	49.1%
December 1, 2019	771,081,133	277,186,678	100,000,000	35.9%	48.9%
June 1, 2020	757,910,633	269,120,109	100,000,000	35.5%	48.7%
December 1, 2020	744,740,133	261,053,539	100,000,000	35.1%	48.5%
June 1, 2021	731,569,633	252,986,969	100,000,000	34.6%	48.3%
December 1, 2021	718,399,133	244,920,400	100,000,000	34.1%	48.0%
June 1, 2022	705,228,633	236,853,830	100,000,000	33.6%	47.8%
December 1, 2022	692,058,133	228,787,260	—	33.1%	—
June 1, 2023	678,887,633	220,720,690	—	32.5%	—
December 1, 2023	665,717,133	212,654,121	—	31.9%	—
June 1, 2024	652,546,633	204,587,551	—	31.4%	—
December 1, 2024	639,376,133	196,520,981	—	30.7%	—
June 1, 2025	626,205,633	188,454,411	—	30.1%	—
December 1, 2025	613,035,133	180,387,842	—	29.4%	—
June 1, 2026	599,864,633	172,321,272	—	28.7%	—
December 1, 2026	586,694,133	164,254,702	—	28.0%	—
June 1, 2027	573,523,633	156,188,132	—	27.2%	—
December 1, 2027	560,353,133	—	—	—	—

(1)	We have assumed that all Aircraft will be financed under this Offering on the Issuance Date. If one or both of the two Boeing 787-9 Aircraft scheduled for delivery in November 2015 have not been pledged as collateral for the related Equipment Notes on or within 30 days after the Issuance Date, the Equipment Notes relating to such Aircraft will be prepaid by United. In such case, the assumed aggregate Aircraft value, the outstanding balances of the Certificates and the LTVs would differ from the amounts set forth in the foregoing table because one or both of such Aircraft and the related Equipment Notes would be eliminated.

(2)	We have assumed that the appraised value of each Aircraft, determined as described under “—Equipment Notes and the Aircraft”, declines from that of the initial appraised value of such Aircraft by approximately 3% per year after the year of delivery of such Aircraft, in each case prior to the final expected Regular Distribution Date. Other rates or methods of depreciation may result in materially different LTVs. We cannot assure you that the depreciation rate and method used for purposes of the table will occur or predict the actual future value of any Aircraft. See “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The Appraisals are only estimates of Aircraft value”.

(3)	In calculating the outstanding balances of each Class of Certificates, we have assumed that the Trusts will hold the Equipment Notes for all Aircraft. Outstanding balances as of each Regular Distribution Date are shown after giving effect to distributions expected to be made on such distribution date.

(4)	The LTVs for each Class of Certificates were obtained for each Regular Distribution Date by dividing (i) the expected outstanding balance of such Class (together, in the case of the Class A Certificates, with the expected outstanding balance of the Class AA Certificates) after giving effect to the distributions expected to be made on such distribution date, by (ii) the assumed value of all of the Aircraft on such date based on the assumptions described above. The outstanding balances and LTVs of each Class of Certificates will change if, among other things, any Equipment Notes are redeemed or purchased or a default in payment of the Equipment Notes occurs.

Cash Flow Structure

Set forth below is a diagram illustrating the structure for the offering of the Certificates and certain cash flows.

(1)	The Equipment Notes with respect to each Aircraft will be issued under a separate Indenture.

(2)	The Liquidity Facility for each of the Class AA Certificates and the Class A Certificates is expected to be sufficient to cover up to three consecutive semiannual interest payments with respect to such Class.

The Offering

Certificates Offered	• Class AA Pass Through Certificates, Series 2015-1.

• Class A Pass Through Certificates, Series 2015-1.

Each Class of Certificates will represent a fractional undivided interest in a related Trust.

Use of Proceeds	The proceeds from the sale of the Certificates of each Trust will be used by such Trust on the Issuance Date to acquire the related series of Equipment Notes to be issued with respect to each Aircraft under the related Indenture. The Equipment Notes will be issued to finance the purchase by United of 10 new aircraft delivered to United between August 2015 and December 2015, eight of which have been delivered as of the date hereof. If one or both of the two Boeing 787-9 Aircraft scheduled for delivery in November 2015 have not been delivered to United as of the Issuance Date, the related Equipment Notes for such Aircraft will be secured initially by the cash used to purchase such Equipment Notes and by a letter of credit in an amount sufficient to repay such Equipment Notes as described below. If the applicable Aircraft is delivered by Boeing to United within 30 days after the Issuance Date, United will pledge it as collateral for the related Equipment Notes and the cash and letter of credit will be released to United. If the applicable Aircraft is not pledged as collateral within such 30 days, on the next Business Day United will prepay the related Equipment Notes at their principal amount, without Make-Whole Premium, plus accrued interest.

Subordination Agent, Trustee and Loan Trustee	Wilmington Trust, National Association.

Liquidity Provider for the Class AA Certificates	Commonwealth Bank of Australia, New York Branch.

Liquidity Provider for the Class A Certificates	Crédit Agricole Corporate and Investment Bank, acting through its New York Branch.

Trust Property	The property of each Trust will include:

• Equipment Notes acquired by such Trust.

• All monies receivable under the Liquidity Facility for such Trust.

• Funds from time to time deposited with the applicable Trustee in accounts relating to such Trust, including payments made by United on the Equipment Notes held in such Trust.

Regular Distribution Dates	June 1 and December 1, commencing on June 1, 2016.

Record Dates	The fifteenth day preceding the related Distribution Date.

Distributions	The Trustee will distribute all payments of principal, premium (if any) and interest received on the Equipment Notes held in each Trust to the holders of the Certificates of such Trust, subject to the subordination provisions applicable to the Certificates.

Scheduled payments of principal and interest made on the Equipment Notes will be distributed on the applicable Regular Distribution Dates.

If one or both of the two Boeing 787-9 Aircraft scheduled for delivery by Boeing to United in November 2015 have not been pledged as collateral on or within 30 days after the Issuance Date, on the next Business Day, United will prepay the principal amount of the related Equipment Notes and accrued interest but without Make-Whole Premium, which payments will be distributed on a special distribution date specified pursuant to a notice delivered by each Trustee as soon as practical after such Trustee has received such payment.

Other payments of principal, premium (if any) and interest made on the Equipment Notes resulting from any early redemption of such Equipment Notes will be distributed on a special distribution date after not less than 15 days’ notice from the Trustee to the applicable Certificateholders.

Subordination	Distributions on the Certificates will be made in the following order:

• First, to the holders of the Class AA Certificates to pay interest on the Class AA Certificates.

• Second, to the holders of Class A Certificates to pay interest on the Preferred A Pool Balance.

• Third, to the holders of the Class AA Certificates to make distributions in respect of the Pool Balance of the Class AA Certificates.

• Fourth, to the holders of the Class A Certificates to pay interest on the Pool Balance of the Class A Certificates not previously distributed under clause “Second” above.

• Fifth, to the holders of the Class A Certificates to make distributions in respect of the Pool Balance of the Class A Certificates.

Control of Loan Trustee	The holders of at least a majority of the outstanding principal amount of Equipment Notes issued under each Indenture will be entitled to direct the Loan Trustee under such Indenture in taking action as long as no Indenture Default is continuing thereunder. If an Indenture Default is continuing, subject to certain conditions, the “Controlling Party” will direct the Loan Trustee under such Indenture (including in exercising remedies, such as accelerating such

Equipment Notes or foreclosing the lien on the Aircraft securing such Equipment Notes).

The Controlling Party will be:

• The Class AA Trustee.

• Upon payment of final distributions to the holders of Class AA Certificates, the Class A Trustee.

• Under certain circumstances, and notwithstanding the foregoing, the Liquidity Provider with the largest amount owed to it.

In exercising remedies during the nine months after the earlier of (a) the acceleration of the Equipment Notes issued pursuant to any Indenture or (b) the bankruptcy of United, the Equipment Notes and the Aircraft subject to the lien of such Indenture may not be sold for less than certain specified minimums.

Right to Purchase Other Classes of Certificates	If United is in bankruptcy and certain specified circumstances then exist:

• The Class A Certificateholders will have the right to purchase all but not less than all of the Class AA Certificates.

•       If Additional Junior Certificates have been issued, the holders of such Additional Junior Certificates will have the right to purchase all but not less than all of the Class AA and Class A Certificates.

The purchase price in each case described above will be the outstanding balance of the applicable Class of Certificates plus accrued and unpaid interest.

Liquidity Facilities	Under the Liquidity Facility for each of the Class AA and Class A Trusts, the applicable Liquidity Provider will, if necessary, make advances in an aggregate amount sufficient to pay interest on the applicable Certificates on up to three successive semiannual Regular Distribution Dates at the interest rate for such Certificates. Drawings under the Liquidity Facilities cannot be used to pay any amount in respect of the applicable Certificates other than interest.

Notwithstanding the subordination provisions applicable to the Certificates, the holders of the Certificates to be issued by the Class AA Trust or the Class A Trust will be entitled to receive and retain the proceeds of drawings under the Liquidity Facility for such Trust.

Upon each drawing under any Liquidity Facility to pay interest on the applicable Certificates, the Subordination Agent will reimburse the applicable Liquidity Provider for the amount of such drawing. Such reimbursement obligation and all interest, fees and other amounts owing to the

Liquidity Provider under each Liquidity Facility and certain other agreements will rank equally with comparable obligations relating to the other Liquidity Facility and will rank senior to the Certificates in right of payment.

Issuances of Additional Classes of Certificates	Additional pass through certificates of one or more separate pass through trusts, which will evidence fractional undivided ownership interests in equipment notes secured by Aircraft, may be issued. Any such transaction may relate to (a) the issuance of one or more new series of subordinated equipment notes with respect to some or all of the Aircraft at any time after the Issuance Date or (b) the refinancing of Series A Equipment Notes or any of such other series of subordinated equipment notes at or after repayment of any such refinanced Series A or other equipment notes issued with respect to all (but not less than all) of the Aircraft secured by such refinanced notes at any time after the Issuance Date. The holders of Additional Junior Certificates relating to other series of subordinated equipment notes, if issued, will have the right to purchase all of the Class AA and Class A Certificates under certain circumstances after a bankruptcy of United at the outstanding principal balance of the Certificates to be purchased plus accrued and unpaid interest and other amounts due to Certificateholders, but without a premium. Consummation of any such issuance of additional pass through certificates will be subject to satisfaction of certain conditions, including, if issued after the Issuance Date, receipt of confirmation from the Rating Agencies that it will not result in a withdrawal, suspension or downgrading of the rating of any Class of Certificates that remains outstanding. See “Possible Issuance of Additional Junior Certificates and Refinancing of Certificates”.

Equipment Notes

(a) Issuer	United. United’s executive offices are located at 233 S. Wacker Drive, Chicago, Illinois 60606. United’s telephone number is (872) 825-4000.

(b) Interest	The Equipment Notes held in each Trust will accrue interest at the rate per annum for the Certificates issued by such Trust set forth on the cover page of this Prospectus Supplement. Interest will be payable on June 1 and December 1 of each year, commencing on June 1, 2016. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.

(c) Principal	Principal payments on the Series AA Equipment Notes are scheduled on June 1 and December 1 of each year, commencing on December 1, 2016. The entire principal amount of the Series A Equipment Notes is scheduled for payment on December 1, 2022.

(d) Special Terms for Delayed Delivery Aircraft

If one or both of the two Boeing 787-9 Aircraft currently scheduled for delivery in November 2015 have not been delivered to United as of the Issuance Date, the related Equipment Notes for such Aircraft will be secured initially by the cash used to purchase such Equipment Notes and by a letter of credit in an amount sufficient to repay such Equipment Notes as described below. If the applicable Aircraft is delivered by Boeing to United within 30 days after the Issuance Date, United will pledge it as collateral for the related Equipment Notes and the cash and letter of credit will be released to United. If the applicable Aircraft is not pledged as collateral within such 30 days, on the next Business Day United will prepay the related Equipment Notes at their principal amount, without Make-Whole Premium, plus accrued interest.

(e) Redemption	Aircraft Event of Loss. If an Event of Loss occurs with respect to an Aircraft, all of the Equipment Notes issued with respect to such Aircraft will be redeemed, unless United replaces such Aircraft under the related financing agreements. The redemption price in such case will be the unpaid principal amount of such Equipment Notes, together with accrued interest, but without any premium.

Optional Redemption. United may elect to redeem all of the Equipment Notes issued with respect to an Aircraft prior to maturity only if all outstanding Equipment Notes with respect to all other Aircraft are simultaneously redeemed. In addition, United may elect to redeem all of the Series A Equipment Notes in connection with a refinancing of such Series. The redemption price for any optional redemption will be the unpaid principal amount of the relevant Equipment Notes, together with accrued interest and Make-Whole Premium.

(f) Security	The Equipment Notes issued with respect to each Aircraft will be secured by a security interest in such Aircraft, provided that, if one or both of the two Boeing 787-9 Aircraft currently scheduled for delivery in November 2015 have not been delivered to United by Boeing as of the Issuance Date, the related Equipment Notes with respect to each such Aircraft will initially be secured by cash and a letter of credit. See “—(d) Special Terms for Delayed Delivery Aircraft” above in this Prospectus Supplement Summary.

(g) Cross-collateralization	The Equipment Notes held in the Trusts will be cross-collateralized. This means that any proceeds from the exercise of remedies with respect to an Aircraft and other collateral will be available to cover shortfalls then due under Equipment Notes issued with respect to the other Aircraft. In the absence of any such shortfall, excess proceeds will be held by the relevant Loan Trustee as additional collateral for such other Equipment Notes.

(h) Cross-default	There will be cross-default provisions in the Indentures. This means that, if the Equipment Notes issued with respect to one Aircraft are in default and remedies are exercisable with respect to such Aircraft and other collateral, the Equipment Notes issued with respect to the remaining Aircraft will also be in default, and remedies will be exercisable with respect to all Aircraft and other collateral.

(i) Section 1110 Protection	United’s outside counsel will provide its opinion to the Trustees in connection with the pledge of each Aircraft as collateral with respect to related Equipment Notes that the benefits of Section 1110 of the U.S. Bankruptcy Code will be available with respect to such Equipment Notes.

Certain U.S. Federal Tax Consequences	Each person acquiring an interest in Certificates generally should report on its federal income tax return its pro rata share of income from the Equipment Notes and other property held by the relevant Trust. See “Certain U.S. Federal Tax Consequences”.

Certain ERISA Considerations	Each person who acquires a Certificate will be deemed to have represented that either: (a) no employee benefit plan assets have been used to purchase or hold such Certificate or (b) the purchase and holding of such Certificate are exempt from the prohibited transaction restrictions of ERISA and the Code pursuant to one or more prohibited transaction statutory or administrative exemptions. See “Certain ERISA Considerations”.

		Moody’s	Standard & Poor’s
Threshold Rating for the Liquidity Provider for the Class AA Trust	Long Term	Baa2	AA-

Threshold Rating for the Liquidity Provider for the Class A Trust	Long Term	Baa2	BBB

Liquidity Provider Rating	The Liquidity Provider for the Class AA Trust and the Liquidity Provider for the Class A Trust each meets the Liquidity Threshold Rating requirements for its Trust.

SUMMARY FINANCIAL AND OPERATING DATA

The following tables summarize certain consolidated financial and operating data with respect to United. This information was derived as follows:

Statement of operations data for the nine months ended September 30, 2015 and 2014 was derived from the unaudited consolidated financial statements of United, including the notes thereto, included in United’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. Statement of operations data for years ended December 31, 2014, 2013 and 2012 was derived from the audited consolidated financial statements of United, including the notes thereto, included in United’s Annual Report on Form 10-K filed with the Commission on February 20, 2015 (the “Form 10-K”).

The ratio of earnings to fixed charges for the nine months ended September 30, 2015 was derived from Exhibit 12.2 of United’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. The ratio of earnings to fixed charges for the years ended December 31, 2014, 2013, 2012, 2011 and 2010 was derived from Exhibit 12.2 to the Form 10-K.

Special charges (items) data for the nine months ended September 30, 2015 and 2014 was derived from the unaudited consolidated financial statements of United, including the notes thereto, included in United’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. Special charges (items) data for the years ended December 31, 2014, 2013 and 2012 was derived from the audited consolidated financial statements of United, including the notes thereto, included in the Form 10-K.

Balance sheet data as of September 30, 2015 was derived from the unaudited consolidated financial statements of United, including the notes thereto, included in United’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015. Balance sheet data as of December 31, 2014 and 2013 was derived from the audited consolidated financial statements of United, including the notes thereto, included in the Form 10-K.

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(In millions)		(In millions)
Statement of Operations Data(1):
Operating revenue	$28,828	$29,588	$38,901	$38,287	$37,160
Operating expenses	24,741	27,837	36,524	37,028	37,109
Operating income	4,087	1,751	2,377	1,259	51
Net income (loss)	6,478	1,122	1,114	654	(661)

	Nine Months Ended September 30,	Year Ended December 31,
	2015	2014	2013	2012	2011	2010(2)
Ratio of Earnings to Fixed Charges(3)	4.05	1.65	1.37	—	1.41	1.21

	As of September 30,	As of December 31,
	2015	2014	2013
	(In millions)	(In millions)
Balance Sheet Data:
Unrestricted cash, cash equivalents and short-term investments	$5,593	$4,378	$5,115
Total assets	41,870	38,108	37,286
Debt and capital leases(4)	12,121	12,114	12,258
Stockholder’s equity	8,552	2,635	3,223

(Footnotes on the next page)

(1)	Includes the following special charges (items):

	Nine Months Ended September 30,		Year Ended December 31,
Special charges (items)	2015	2014	2014	2013	2012
	(In millions)		(In millions)
Special charges (items):
Operating:
Severance and benefits	$103	$58	$199	$105	$125
Integration-related costs	47	79	96	205	739
Costs associated with permanently grounding Embraer ERJ 135 aircraft	—	66	66	—	—
Labor agreement costs	—	—	—	127	475
(Gains) losses on sale of assets and other special charges, net(5)	45	61	82	83	(16)
Nonoperating:
Loss on extinguishment of debt and other, net	195	21	74	—	—
Income tax benefit	—	(4)	(10)	(7)	(11)
Other:
Income tax valuation allowance release(6)	(3,218)	—	—	—	—

(2)	As a result of the application of the acquisition method of accounting, the United financial statements prior to October 1, 2010 are not comparable with the financial statements for periods on or after October 1, 2010.

(3)	For purposes of calculating this ratio, earnings consist of income before income taxes adjusted for fixed charges, amortization of capitalized interest, distributed earnings of affiliates, interest capitalized and equity earnings in affiliates. Fixed charges consist of interest expense and the portion of rent expense representative of the interest factor. For the year ended December 31, 2012, earnings were inadequate to cover fixed charges by $689 million.

(4)	Includes the current and noncurrent portions of debt and capital leases.

(5)	Certain prior period amounts have been reclassified to conform to the current period presentation.

(6)	During the third quarter of 2015, United released almost all of its income tax valuation allowance, resulting in a $3.2 billion benefit in its provision for income taxes.

Selected Operating Data

United transports people and cargo through its mainline operations, which utilize jet aircraft with at least 118 seats, and its regional operations, which utilize smaller aircraft that are operated under contract by United Express carriers. These regional operations are an extension of United’s mainline network.

	Nine Months Ended September 30,		Year Ended December 31,
	2015	2014	2014	2013	2012
Mainline Operations:
Passengers (thousands)(1)	72,158	69,388	91,475	91,329	93,595
Revenue passenger miles (millions)(2)	139,172	136,406	179,015	178,578	179,416
Available seat miles (millions)(3)	166,175	161,908	214,105	213,007	216,330
Cargo ton miles (millions)	1,935	1,813	2,487	2,213	2,460
Passenger load factor(4)	83.8%	84.2%	83.6%	83.8%	82.9%
Passenger revenue per available seat mile (cents)	12.13	12.61	12.51	12.20	11.93
Average yield per revenue passenger mile (cents)(5)	14.48	14.96	14.96	14.56	14.38
Cost per available seat mile (cents)	12.43	14.13	14.02	14.31	14.12
Average price per gallon of fuel, including fuel taxes	$2.04	$3.08	$2.98	$3.12	$3.27
Fuel gallons consumed (millions)	2,432	2,414	3,183	3,204	3,275
Average stage length (miles)(6)	1,939	1,965	1,958	1,934	1,895
Average daily utilization of each aircraft (hours)(7)	10:32	10:31	10:26	10:28	10:38
Regional Operations:
Passengers (thousands)(1)	33,059	35,084	46,554	47,880	46,846
Revenue passenger miles (millions)(2)	18,721	19,942	26,544	26,589	26,069
Available seat miles (millions)(3)	22,524	23,900	31,916	32,347	32,530
Passenger load factor(4)	83.1%	83.4%	83.2%	82.2%	80.1%
Consolidated Operations:
Passengers (thousands)(1)	105,217	104,472	138,029	139,209	140,441
Revenue passenger miles (millions)(2)	157,893	156,348	205,559	205,167	205,485
Available seat miles (millions)(3)	188,699	185,808	246,021	245,354	248,860
Passenger load factor(4)	83.7%	84.1%	83.6%	83.6%	82.6%
Passenger revenue per available seat mile (cents)	13.28	13.82	13.72	13.50	13.09
Average yield per revenue passenger mile (cents)(5)	15.87	16.42	16.42	16.14	15.86

(1)	The number of revenue passengers measured by each flight segment flown.

(2)	The number of scheduled miles flown by revenue passengers.

(3)	The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.

(4)	Revenue passenger miles divided by available seat miles.

(5)	The average passenger revenue received for each revenue passenger mile flown.

(6)	Average stage length equals the average distance a flight travels weighted for size of aircraft.

(7)	The average number of hours per day that an aircraft flown in revenue service is operated (from gate departure to gate arrival)

RISK FACTORS

Unless the context otherwise requires, references in this “Risk Factors” section to “UAL”, “the Company”, “we”, “us” and “our” mean United Continental Holdings, Inc. (“UAL”) and its consolidated subsidiaries, including United Airlines, Inc. (“United”), and references to “United” include United’s consolidated subsidiaries.

Risk Factors Relating to the Company

High and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel could have a material adverse impact on the Company’s strategic plans, operating results, financial position and liquidity.

Aircraft fuel is critical to the Company’s operations and has been the Company’s single largest and most volatile operating expense for the last several years. The Company generally sources adequate supplies of fuel at prevailing market prices and has some ability to store fuel close to major hub locations to ensure supply continuity in the short term. Timely and adequate supply of aircraft fuel depends on the continued availability of reliable fuel supply sources and delivery infrastructure. Although the Company has some ability to cover short term supply and infrastructure disruptions at its major demand locations, it can neither predict nor guarantee the continued timely availability of aircraft fuel throughout the Company’s system.

Market prices for aircraft fuel depend on a multitude of unpredictable factors beyond the Company’s control. These factors include changes in global crude oil prices, aircraft fuel supply-demand balance, inventory levels and fuel production and transportation capacity, as well as indirect factors, such as geopolitical events, economic growth indicators, fiscal/monetary policies, fuel tax policies and financial investments. Both actual changes as well as changes in market expectations of these factors can potentially drive rapid changes in fuel price levels and price volatility.

Given the highly competitive nature of the airline industry, the Company may not be able to increase its fares and fees sufficiently to offset the full impact of increases in fuel prices, especially if these increases are rapid and sustained. Further, such fare and fee increases may not be sustainable, may reduce the general demand for air travel and may also eventually impact the Company’s strategic growth and investment plans for the future. In addition, decreases in fuel prices for an extended period may result in increased industry capacity, increased competitive actions for market share and lower fares or surcharges in general. If fuel prices were subsequently to rise significantly, there may be a lag between improvement of revenue and the adverse impact of higher fuel prices as a result of any increased industry capacity.

To protect against increases in the market prices of fuel, the Company routinely hedges a portion of its future fuel requirements. However, the Company’s hedging program may not be successful in mitigating higher fuel costs, and any price protection provided may be limited due to market conditions, including choice of hedging instruments, breakdown of correlation between hedging instrument and market price of fuel and failure of hedge counterparties. To the extent that the Company uses hedge contracts that have the potential to create an obligation to pay upon settlement if fuel prices decline significantly, including swaps or sold put options as part of a collar, such hedge contracts may limit the Company’s ability to benefit fully from lower fuel costs in the future. If fuel prices decline significantly from the levels existing at the time the Company enters into a hedge contract, the Company may be required to post collateral (margin) beyond certain thresholds. There can be no assurance that the Company’s hedging arrangements will provide any particular level of protection against rises in fuel prices or that its counterparties will be able to perform under the Company’s hedging arrangements. Additionally, deterioration in the Company’s financial condition could negatively affect its ability to enter into new hedge contracts in the future and may potentially require the Company to post increased amounts of collateral under its fuel hedging agreements.

In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and regulations promulgated by the Commodity Futures Trading Commission (the “CFTC”) require centralized clearing for over-

the-counter derivatives and record-keeping and reporting requirements that are applicable to the Company’s fuel hedge contracts. The UAL Board of Directors has approved the Company’s election of the CFTC’s end-user exception, which permits the Company as a non-financial end user of derivatives to hedge commercial risk and be exempt from the CFTC mandatory clearing requirements. However, several of the Company’s hedge counterparties are also subject to these requirements, which may raise the counterparties’ costs. Those increased costs may in turn be passed on to the Company, resulting in increased transaction costs to execute hedge contracts and lower credit thresholds to post collateral (margin).

See Note 10 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and Note 7 to the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 for additional information on the Company’s hedging programs.

Terrorist attacks or international hostilities, or the fear of terrorist attacks or hostilities, even if not made directly on the airline industry, could negatively affect the Company and the airline industry.

The terrorist attacks on September 11, 2001 involving commercial aircraft severely and adversely impacted the Company’s financial condition and results of operations, as well as the prospects for the airline industry. Among the effects experienced from the September 11, 2001 terrorist attacks were substantial flight disruption costs caused by the Federal Aviation Administration (“FAA”) imposed temporary grounding of the U.S. airline industry’s fleet, significantly increased security costs and associated passenger inconvenience, increased insurance costs, substantially higher ticket refunds and significantly decreased traffic and passenger revenue.

Additional terrorist attacks, even if not made directly on the airline industry, or the fear of or the precautions taken in anticipation of such attacks (including elevated national threat warnings or selective cancellation or redirection of flights) could materially and adversely affect the Company and the airline industry. Wars and other international hostilities could also have a material adverse impact on the Company’s financial condition, liquidity and results of operations. The Company’s financial resources may not be sufficient to absorb the adverse effects of any future terrorist attacks or other international hostilities.

The Company relies heavily on technology and automated systems to operate its business and any significant failure or disruption of the technology or these systems could materially harm its business.

The Company depends on automated systems and technology to operate its business, including computerized airline reservation systems, flight operations systems, revenue management systems, accounting systems, telecommunication systems and commercial websites, including www.united.com. United’s website and other automated systems must be able to accommodate a high volume of traffic, maintain secure information and deliver important flight and schedule information, as well as process critical financial transactions. These systems could suffer substantial or repeated disruptions due to various events, some of which are beyond the Company’s control, including natural disasters, power failures, terrorist attacks, equipment or software failures, computer viruses or cyber security attacks. Substantial or repeated systems failures or disruptions, including failures or disruptions related to the Company’s complex integration of systems, could reduce the attractiveness of the Company’s services versus those of its competitors, materially impair its ability to market its services and operate its flights, result in the unauthorized release of confidential or otherwise protected information, result in increased costs, lost revenue and the loss or compromise of important data, and may adversely affect the Company’s business, results of operations and financial condition.

Disruptions to the Company’s regional network and United Express flights provided by third-party regional carriers could adversely affect the Company’s operations and financial condition.

The Company has contractual relationships with various regional carriers to provide regional jet and turboprop service branded as United Express. These regional operations are an extension of the Company’s mainline network and complement the Company’s operations by carrying traffic that connects to mainline service and allows flights to smaller cities that cannot be provided economically with mainline aircraft. The Company’s business and operations are dependent on its regional flight network, with regional capacity accounting for approximately 13% and 12% of the Company’s total capacity as of December 31, 2014 and September 30, 2015, respectively.

Although the Company has agreements with its regional carriers that include contractually agreed performance metrics, the Company does not control the operations of these carriers. A number of factors may impact the Company’s regional network, including weather-related effects and seasonality. In addition, the decrease in qualified pilots driven by federal regulations has adversely impacted and could continue to affect the Company’s regional flying. For example, the FAA’s expansion of minimum pilot qualification standards, including a requirement that a pilot have at least 1,500 total flight hours, as well as the FAA’s revised pilot flight and duty time rules, effective January 2014, have contributed to an increasing need for pilots for regional carriers. The decrease in qualified pilots resulting from the regulations as well as factors including a decreased student pilot population and a shrinking U.S. military from which to hire qualified pilots, could adversely impact the Company’s operations and financial condition, and also require the Company to reduce regional carrier flying.

If a significant disruption occurs to the Company’s regional network or flights or if one or more of the regional carriers with which the Company has relationships is unable to perform their obligations over an extended period of time, there could be a material adverse effect on the Company’s business, financial condition and operations.

The Company is subject to increasing legislative and regulatory and customer focus on privacy issues and data security.

The Company is subject to increasing legislative and regulatory and customer focus on privacy issues and data security. A number of the Company’s commercial partners, including credit card companies, have imposed data security standards that the Company must meet and these standards continue to evolve. The Company will continue its efforts to meet new and increasing privacy and security standards; however, it is possible that certain new standards may be difficult to meet and could increase the Company’s costs. Additionally, any compromise of the Company’s technology systems could result in the loss, disclosure, misappropriation of or access to customers’, employees’ or business partners’ information. Any such loss, disclosure, misappropriation or access could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personal information. Any significant data breach or the Company’s failure to comply with applicable U.S. and foreign privacy or data security regulations or security standards imposed by the Company’s commercial partners may adversely affect the Company’s reputation, business, results of operations and financial condition.

Economic and industry conditions constantly change and unfavorable global economic conditions may have a material adverse effect on the Company’s business and results of operations.

The Company’s business and results of operations are significantly impacted by general economic and industry conditions. The airline industry is highly cyclical, and the level of demand for air travel is correlated to the strength of the U.S. and global economies. Robust demand for the Company’s air transportation services depends largely on favorable economic conditions, including the strength of the domestic and foreign economies, low unemployment levels, strong consumer confidence levels and the availability of consumer and business credit.

Air transportation is often a discretionary purchase that leisure travelers may limit or eliminate during difficult economic times. In addition, during periods of unfavorable economic conditions, business travelers usually reduce the volume of their travel, either due to cost-saving initiatives or as a result of decreased business activity requiring travel. During such periods, the Company’s business and results of operations may be adversely affected due to significant declines in industry passenger demand, particularly with respect to the Company’s business and premium cabin travelers, and a reduction in fare levels.

Stagnant or weakening global economic conditions either in the United States or in other geographic regions, and any future volatility in U.S. and global financial and credit markets may have a material adverse effect on the Company’s revenues, results of operations and liquidity. If such economic conditions were to disrupt capital markets in the future, the Company may be unable to obtain financing on acceptable terms (or at all) to refinance certain maturing debt and to satisfy future capital commitments.

The Company could experience adverse publicity, harm to its brand, reduced travel demand and potential tort liability as a result of an accident, catastrophe, or incident involving its aircraft, the aircraft of its regional carriers or the aircraft of its codeshare partners, which may result in a material adverse effect on the Company’s results of operations or financial position.

An accident, catastrophe, or incident involving an aircraft that the Company operates, or an aircraft that is operated by a codeshare partner or one of the Company’s regional carriers, could have a material adverse effect on the Company if such accident, catastrophe, or incident created a public perception that the Company’s operations, or the operations of its codeshare partners or regional carriers, are not safe or reliable, or less safe or reliable than other airlines. Such public perception could in turn result in adverse publicity for the Company, cause harm to the Company’s brand and reduce travel demand on the Company’s flights, or the flights of its codeshare partners or regional carriers.

In addition, any such accident, catastrophe, or incident could expose the Company to significant tort liability. Although the Company currently maintains liability insurance in amounts and of the type the Company believes to be consistent with industry practice to cover damages arising from any such accident or catastrophe, and the Company’s codeshare partners and regional carriers carry similar insurance and generally indemnify the Company for their operations, if the Company’s liability exceeds the applicable policy limits or the ability of another carrier to indemnify it, the Company could incur substantial losses from an accident, catastrophe or incident which may result in a material adverse effect on the Company’s results of operations or financial position.

The Company’s business relies extensively on third-party service providers. Failure of these parties to perform as expected, or interruptions in the Company’s relationships with these providers or their provision of services to the Company, could have an adverse effect on the Company’s financial position and results of operations.

The Company has engaged an increasing number of third-party service providers to perform a large number of functions that are integral to its business, including regional operations, operation of customer service call centers, distribution and sale of airline seat inventory, provision of information technology infrastructure and services, transmitting or uploading of data, provision of aircraft maintenance and repairs, provision of various utilities and performance of aircraft fueling operations, among other vital functions and services. The Company does not directly control these third-party service providers, although it does enter into agreements with many of them that define expected service performance. Any of these third-party service providers, however, may materially fail to meet their service performance commitments to the Company, may suffer disruptions to their systems that could impact their services, or the agreements with such providers may be terminated. For example, flight reservations booked by customers and travel agencies via third-party global distribution systems (“GDS”) may be adversely affected by disruptions in the business relationships between the Company and GDS operators. Such disruptions, including a failure to agree upon acceptable contract terms when contracts expire or otherwise become subject to renegotiation, may cause the Company’s flight information to be limited or unavailable for display, significantly increase fees for both the Company and GDS users, and impair the Company’s relationships with its customers and travel agencies. The failure of any of the Company’s third-party service providers to perform their service obligations adequately, or other interruptions of services, may reduce the Company’s revenues and increase its expenses, prevent the Company from operating its flights and providing other services to its customers or result in adverse publicity or harm to its brand. In addition, the Company’s business and financial performance could be materially harmed if its customers believe that its services are unreliable or unsatisfactory.

Inadequate liquidity or a negative impact on the Company’s liquidity from factors beyond the Company’s control may have a material adverse effect on the Company’s financial position and business.

The Company has a significant amount of financial leverage from fixed obligations, including aircraft lease and debt financings, leases of airport property and other facilities, and other material cash obligations. In addition, the Company has substantial non-cancelable commitments for capital expenditures, including for the acquisition of new aircraft and related spare engines.

Although the Company’s cash flows from operations and its available capital, including the proceeds from financing transactions, have been sufficient to meet these obligations and commitments to date, the Company’s future liquidity could be negatively affected by the risk factors discussed in this Prospectus Supplement under the heading “Risk Factors,” or in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 including, but not limited to, substantial volatility in the price of fuel, adverse economic conditions, disruptions in the global capital markets and catastrophic external events.

If the Company’s liquidity is constrained due to the various risk factors discussed in this Prospectus Supplement under the heading “Risk Factors” or in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 or otherwise, the Company might not be able to timely pay its debts or comply with certain operating and financial covenants under its financing and credit card processing agreements or with other material provisions of its contractual obligations. These covenants require the Company or United, as applicable, to maintain minimum liquidity and/or minimum collateral coverage ratios, depending on the particular agreement. The Company’s ability to comply with these covenants may be affected by events beyond its control, including the overall industry revenue environment, the level of fuel costs and the appraised value of certain collateral. If the Company does not timely pay its debts or comply with such covenants, a variety of adverse consequences could result. These potential adverse consequences include an increase of required reserves under credit card processing agreements, withholding of credit card sale proceeds by its credit card service providers, loss of undrawn lines of credit, the occurrence of one or more events of default under the relevant agreements, the acceleration of the maturity of debt and/or the exercise of other remedies by its creditors and equipment lessors that could result in a material adverse effect on the Company’s financial position and results of operations. The Company cannot provide assurance that it would have sufficient liquidity to repay or refinance such debt if it were accelerated. In addition, an event of default or acceleration of debt under certain of its financing agreements could result in one or more events of default under certain of the Company’s other financing agreements due to cross default and cross acceleration provisions. Furthermore, constrained liquidity may limit the Company’s ability to withstand competitive pressures and downturns in the travel business and the economy in general.

The Company’s substantial level of indebtedness and non-investment grade credit rating, as well as market conditions and the availability of assets as collateral for loans or other indebtedness, may make it difficult for the Company to raise additional capital to meet its liquidity needs on acceptable terms, or at all.

See Management’s Discussion and Analysis of Financial Condition and Results of Operations, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 for further information regarding the Company’s liquidity.

Union disputes, employee strikes or slowdowns, and other labor-related disruptions, as well as the integration of United’s workforces in connection with the Company’s merger transaction in 2010, could adversely affect the Company’s operations and could result in increased costs that impair its financial performance.

United is a highly unionized company. As of September 30, 2015, the Company and its subsidiaries had approximately 84,000 active employees, of whom approximately 80% were represented by various U.S. labor organizations.

The successful integration of United’s workforces in connection with the Company’s merger transaction in 2010 and achievement of the anticipated benefits of the combined company depend in part on integrating employee groups and maintaining productive employee relations. In order to fully integrate the Company’s pre-merger represented employee groups, the Company must negotiate a joint collective bargaining agreement covering each combined group. The process for integrating the labor groups is governed by a combination of the Railway Labor Act (the “RLA”), the McCaskill-Bond Amendment, and where applicable, the existing provisions of collective bargaining agreements and union policies. A delay in or failure to integrate employee groups presents the potential for increased operating costs and labor disputes that could adversely affect the Company’s operations.

The Company can provide no assurance that a successful or timely resolution of labor negotiations for all amendable collective bargaining agreements will be achieved. There is a risk that unions or individual employees might pursue judicial or arbitral claims arising out of changes implemented as a result of the Company’s merger transaction in 2010. There is also a possibility that employees or unions could engage in job actions such as slow-downs, work-to-rule campaigns, sick-outs or other actions designed to disrupt the Company’s normal operations, in an attempt to pressure the Company in collective bargaining negotiations. Although the RLA makes such actions unlawful until the parties have been lawfully released to self-help, and the Company can seek injunctive relief against premature self-help, such actions can cause significant harm even if ultimately enjoined. In addition, achieving joint collective bargaining agreements with the Company’s represented employee groups is likely to increase the Company’s labor costs, which increase could be material.

See Notes 15 and 17 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and see Note 8 to the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 for more information on labor negotiations and costs.

An outbreak of a disease or similar public health threat could have a material adverse impact on the Company’s business, financial position and results of operations.

An outbreak of a disease or similar public health threat that affects travel demand or travel behavior, or travel restrictions or reduction in the demand for air travel caused by an outbreak of a disease or similar public health threat in the future, could have a material adverse impact on the Company’s business, financial condition and results of operations.

The Company is subject to economic and political instability and other risks of doing business globally.

The Company is a global business with operations outside of the United States from which it derives approximately 40% of its operating revenues, as measured and reported to the U.S. Department of Transportation (the “DOT”). The Company’s operations in Asia, Europe, Latin America, Africa and the Middle East are a vital part of its worldwide airline network. Volatile economic, political and market conditions in these international regions may have a negative impact on the Company’s operating results and its ability to achieve its business objectives. In addition, significant or volatile changes in exchange rates between the U.S. dollar and other currencies, and the imposition of exchange controls or other currency restrictions, may have a material adverse impact upon the Company’s liquidity, revenues, costs and operating results.

Most recently, economic instability in Venezuela resulted in exchange rate changes that apply to the Company’s funds held in Venezuelan bolivars. The Company had approximately $100 million of its unrestricted cash balance held in Venezuelan bolivars as of December 31, 2014 based on a mix of historical rates in effect at the time of submission for repatriation. There can be no assurance that the Company will be able to repatriate any or all of the funds held in Venezuelan bolivars in the future. Additionally, the amount and exchange rate at which the balance of funds will be repatriated could change resulting in a loss to the Company. If economic instability and devaluation of the local currency continue for a period of time in Venezuela, such conditions may have an adverse impact on the Company’s business.

Extensive government regulation could increase the Company’s operating costs and restrict its ability to conduct its business.

Airlines are subject to extensive regulatory and legal oversight. Compliance with U.S. and international regulations imposes significant costs and may have adverse effects on the Company. Laws, regulations, taxes and airport rates and charges, both domestically and internationally, have been proposed from time to time that could significantly increase the cost of airline operations or reduce airline revenue. The Company cannot provide any assurance that current laws and regulations, or laws or regulations enacted in the future, will not adversely affect its financial condition or results of operations.

United provides air transportation under certificates of public convenience and necessity issued by the DOT. If the DOT altered, amended, modified, suspended or revoked these certificates, it could have a material adverse effect on the Company’s business. The DOT is also responsible for promulgating consumer protection and other regulations, such as the rule against lengthy tarmac delays, that will impose significant compliance costs on the Company. The FAA regulates the safety of United’s operations. United operates pursuant to an air carrier operating certificate issued by the FAA. In January 2014, the FAA’s more stringent pilot flight and duty time requirements under Part 117 of the Federal Aviation Regulations took effect, which has increased costs for all carriers. In July 2014, minimum qualifications took effect for air carrier first officers. These regulations impact the Company and its regional partner flying, as they have caused mainline airlines to hire regional pilots, while simultaneously significantly reducing the pool of new pilots from which regional carriers themselves can hire. Although this is an industry issue, it directly affects the Company and requires it to reduce regional partner flying, as several regional partners have experienced difficulty flying their schedules due to reduced pilot availability. From time to time, the FAA also issues orders, airworthiness directives and other regulations relating to the maintenance and operation of aircraft that require material expenditures or operational restrictions by the Company. These FAA orders and directives could include the temporary grounding of an entire aircraft type if the FAA identifies design, manufacturing, maintenance or other issues requiring immediate corrective action. FAA requirements cover, among other things, retirement of older aircraft, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement and other environmental concerns, aircraft operation and safety and increased inspections and maintenance procedures to be conducted on older aircraft. These FAA directives or requirements could have a material adverse effect on the Company. Also, the Occupational Safety and Health Administration’s regulatory programs for hazard communication, hearing conservation and blood-borne pathogens in the areas of cabin crewmember safety and health, which began in March 2014, have exposed the Company to increased regulatory requirements in the aircraft cabin, with associated increased costs and the possibility for operational impacts.

In addition, the Company’s operations may be adversely impacted due to the existing antiquated air traffic control (“ATC”) system utilized by the U.S. government. During peak travel periods in certain markets, the current ATC system’s inability to handle existing travel demand has led to short-term capacity constraints imposed by government agencies and resulted in delays and disruptions of air traffic. In addition, the current system will not be able to effectively handle projected future air traffic growth. Imposition of these ATC constraints on a long-term basis may have a material adverse effect on the Company’s results of operations. Failure to update the ATC system in a timely manner, and the substantial funding requirements of a modernized ATC system that may be imposed on air carriers may have an adverse impact on the Company’s financial condition or results of operations.

The airline industry is subject to extensive federal, state and local taxes and fees that increase the cost of the Company’s operations. In addition to taxes and fees that the Company is currently subject to, proposed taxes and fees are currently pending and if imposed, would increase the Company’s operating expenses.

Access to landing and take-off rights, or “slots,” at several major U.S. airports and many foreign airports served by the Company are, or recently have been, subject to government regulation. Certain of the Company’s major hubs are among increasingly congested airports in the United States and have been or could be the subject of regulatory action that might limit the number of flights and/or increase costs of operations at certain times or throughout the day. The FAA may limit the Company’s airport access by limiting the number of departure and arrival slots at high density traffic airports, which could affect the Company’s ownership and transfer rights, and local airport authorities may have the ability to control access to certain facilities or the cost of access to its facilities, which could have an adverse effect on the Company’s business. The FAA historically has taken actions with respect to airlines’ slot holdings that airlines have challenged; if the FAA were to take actions that adversely affect the Company’s slot holdings, the Company could incur substantial costs to preserve its slots. Further, the Company’s operating costs at airports at which it operates, including the Company’s major hubs, may increase significantly because of capital improvements at such airports that the Company may be required to fund, directly or indirectly. In some circumstances, such costs could be imposed by the relevant airport authority without the Company’s approval and may have a material adverse effect on the Company’s financial condition.

The ability of carriers to operate flights on international routes between airports in the United States and other countries may be subject to change. Applicable arrangements between the United States and foreign governments may be amended from time to time, government policies with respect to airport operations may be revised, and the availability of appropriate slots or facilities may change. The Company currently operates a number of flights on international routes under government arrangements, regulations or policies that designate the number of carriers permitted to operate on such routes, the capacity of the carriers providing services on such routes, the airports at which carriers may operate international flights, or the number of carriers allowed access to particular airports. Any further limitations, additions or modifications to such arrangements, regulations or policies could have a material adverse effect on the Company’s financial position and results of operations. Additionally, a change in law, regulation or policy for any of the Company’s international routes, such as open skies could have a material adverse impact on the Company’s financial position and results of operations and could result in the impairment of material amounts of related tangible and intangible assets. In addition, competition from revenue-sharing joint ventures and other alliance arrangements by and among other airlines could impair the value of the Company’s business and assets on the open skies routes. The Company’s plans to enter into or expand U.S. antitrust immunized alliances and joint ventures on various international routes are subject to receipt of approvals from applicable U.S. federal authorities and obtaining other applicable foreign government clearances or satisfying the necessary applicable regulatory requirements. There can be no assurance that such approvals and clearances will be granted or will continue in effect upon further regulatory review or that changes in regulatory requirements or standards can be satisfied.

Many aspects of the Company’s operations are also subject to increasingly stringent federal, state, local and international laws protecting the environment. Future environmental regulatory developments, such as climate change regulations in the United States and abroad could adversely affect operations and increase operating costs in the airline industry. There are certain climate change laws and regulations that have already gone into effect and that apply to the Company, including the European Union Emissions Trading Scheme, the State of California’s greenhouse gas cap and trade regulations, environmental taxes for certain international flights, limited greenhouse gas reporting requirements and land-use planning laws which could apply to airports and could affect airlines in certain circumstances. In addition, there is the potential for additional regulatory actions in regard to the emission of greenhouse gases by the aviation industry. The precise nature of future requirements and their applicability to the Company are difficult to predict, but the financial impact to the Company and the aviation industry would likely be adverse and could be significant.

In 2015, the U.S. Congress will begin consideration of legislation to reauthorize the FAA, which encompasses all significant aviation tax and policy related issues. As with previous reauthorization legislation, the U.S. Congress may consider a range of policy changes that could impact the Company’s operations and costs.

See Item 1, Business—Industry Regulation, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for further information on government regulation impacting the Company.

The airline industry is highly competitive and susceptible to price discounting and changes in capacity, which could have a material adverse effect on the Company.

The U.S. airline industry is characterized by substantial price competition including from low-cost carriers. The significant market presence of low-cost carriers, which engage in substantial price discounting, has diminished the ability of large network carriers to achieve sustained profitability on domestic and international routes.

Airlines also compete for market share by increasing or decreasing their capacity, including route systems and the number of markets served. Several of the Company’s domestic and international competitors have increased their international capacity by including service to some destinations that the Company currently serves, causing overlap in destinations served and therefore increasing competition for those destinations. In addition, the Company and certain of its competitors have implemented significant capacity reductions in recent years in response to high and volatile fuel prices and stagnant global economic growth. Further, certain of the Company’s competitors may not reduce capacity or may increase capacity, impacting the expected benefit to the Company from capacity reductions. This increased competition in both domestic and international markets may have a material adverse effect on the Company’s results of operations, financial condition or liquidity.

UAL’s obligations for funding United’s defined benefit pension plans are affected by factors beyond UAL’s control.

The Company maintains two primary defined benefit pension plans, one covering certain pilot employees and another covering certain U.S. non-pilot employees. The timing and amount of UAL’s funding requirements under these plans depend upon a number of factors, including labor negotiations with the applicable employee groups and changes to pension plan benefits as well as factors outside of UAL’s control, such as the number of applicable retiring employees, asset returns, interest rates and changes in pension laws. Changes to these and other factors that can significantly increase UAL’s funding requirements, such as its liquidity requirements, could have a material adverse effect on UAL’s financial condition.

The airline industry may undergo further consolidation, creation or modification of alliances or joint ventures or bankruptcy restructuring, any of which could have a material adverse effect on the Company.

The Company faces and may continue to face strong competition from other carriers due to industry consolidation, the creation and modification of alliances and joint ventures and bankruptcy restructuring. Both the U.S. and international airline industries have experienced consolidation through a number of mergers and acquisitions. The Company is also facing stronger competition from expanded airline alliances and joint ventures. Carriers may improve their competitive positions through airline alliances, slot swaps and/or joint ventures. Certain types of airline joint ventures further competition by allowing multiple airlines to coordinate routes, pool revenues and costs, and enjoy other mutual benefits, achieving many of the benefits of consolidation. “Open Skies” agreements, including the agreements between the United States and the European Union and between the United States and Japan, may also give rise to additional consolidation or better integration opportunities among international carriers. Movement of airlines between current global airline alliances could reduce joint network coverage for members of such alliances while also creating opportunities for joint ventures and bilateral alliances that did not exist before such realignment. A number of carriers, both domestic and international, have filed for bankruptcy protection in the last ten years and other domestic and international carriers could restructure or consolidate in bankruptcy or threaten to do so in the future to reduce their costs. Carriers operating under bankruptcy protection can operate in a manner that could be adverse to the Company, could divest assets to the Company’s competitors and could emerge from bankruptcy as more vigorous competitors.

There is ongoing speculation that further airline and airline alliance consolidations or reorganizations could occur in the future. The Company routinely engages in analysis and discussions regarding its own strategic position, including current and potential alliances, asset acquisitions and divestitures and may have future discussions with other airlines regarding strategic activities. If other airlines participate in such activities, those airlines may significantly improve their cost structures or revenue generation capabilities, thereby potentially making them stronger competitors of the Company and potentially impairing the Company’s ability to realize expected benefits from its own strategic relationships.

Increases in insurance costs or reductions in insurance coverage may materially and adversely impact the Company’s results of operations and financial condition.

The Company could be exposed to significant liability or loss if its property or operations were to be affected by a natural catastrophe or other event, including aircraft accidents. If the Company is unable to obtain sufficient insurance (including but not limited to aviation hull and liability insurance, workers’ compensation, and property and business interruption coverage) to cover such liabilities or losses, whether due to insurance market conditions or otherwise, its results of operations and financial condition could be materially and adversely affected.

Following the terrorist attacks on September 11, 2001, the Company’s insurance costs increased significantly and the availability of third-party war risk (terrorism) insurance decreased significantly. From September 2001 through May 2014, the Company obtained third-party war risk (terrorism) insurance through a FAA-administered program. In anticipation of the government discontinuing this program, effective May 2014, the Company terminated its FAA-administered insurance and returned to the commercial insurance markets to obtain third-party war risk (terrorism) insurance. The government subsequently discontinued the FAA-administered program in December 2014. If the Company is unable in the future to obtain third-party war risk (terrorism) insurance with acceptable terms, or if the coverage obtained is insufficient relative to actual liability or losses that the Company experiences, its results of operations and financial condition could be materially and adversely affected.

The Company’s results of operations fluctuate due to seasonality and other factors associated with the airline industry.

Due to greater demand for air travel during the spring and summer months, revenues in the airline industry in the second and third quarters of the year are generally stronger than revenues in the first and fourth quarters of the year, which are periods of lower travel demand. The Company’s results of operations generally reflect this seasonality, but have also been impacted by numerous other factors that are not necessarily seasonal including, among others, the imposition of excise and similar taxes, extreme or severe weather, air traffic control congestion, geological events, natural disasters, changes in the competitive environment due to industry consolidation, general economic conditions and other factors. As a result, the Company’s quarterly operating results are not necessarily indicative of operating results for an entire year and historical operating results in a quarterly or annual period are not necessarily indicative of future operating results.

The Company may never realize the full value of its intangible assets or its long-lived assets causing it to record impairments that may negatively affect its financial position and results of operations.

In accordance with applicable accounting standards, the Company is required to test its indefinite-lived intangible assets for impairment on an annual basis on October 1 of each year, or more frequently if conditions indicate that an impairment may have occurred. In addition, the Company is required to test certain of its other assets for impairment if conditions indicate that an impairment may have occurred.

The Company may be required to recognize impairments in the future due to, among other factors, extreme fuel price volatility, tight credit markets, a decline in the fair value of certain tangible or intangible assets, unfavorable trends in historical or forecasted results of operations and cash flows and an uncertain economic environment, as well as other uncertainties. The Company can provide no assurance that a material impairment charge of tangible or intangible assets will not occur in a future period. The value of the Company’s aircraft could be impacted in future periods by changes in supply and demand for these aircraft. Such changes in supply and demand for certain aircraft types could result from grounding of aircraft by the Company or other carriers. An impairment charge could have a material adverse effect on the Company’s financial position and results of operations.

The Company’s ability to use its net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes may be significantly limited due to various circumstances, including certain possible future transactions involving the sale or issuance of UAL common stock, or if taxable income does not reach sufficient levels.

As of December 31, 2014, UAL reported consolidated federal net operating loss (“NOL”) carryforwards of approximately $9.6 billion.

The Company’s ability to use its NOL carryforwards may be limited if it experiences an “ownership change” as defined in Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended (the “Code”). An ownership change generally occurs if certain stockholders increase their aggregate percentage ownership of a corporation’s stock by more than 50 percentage points over their lowest percentage ownership at any time during the testing period, which is generally the three-year period preceding any potential ownership change.

There is no assurance that the Company will not experience a future ownership change under Section 382 that may significantly limit or possibly eliminate its ability to use its NOL carryforwards. Potential future transactions involving the sale or issuance of UAL common stock, including the exercise of conversion options under the terms of any convertible debt that UAL may issue in the future, the repurchase of such debt with UAL common stock, any issuance of UAL common stock for cash and the acquisition or disposition of such stock by a stockholder owning 5% or more of UAL common stock, or a combination of such transactions, may increase the possibility that the Company will experience a future ownership change under Section 382.

Under Section 382, a future ownership change would subject the Company to additional annual limitations that apply to the amount of pre-ownership change NOLs that may be used to offset post-ownership change taxable income. This limitation is generally determined by multiplying the value of a corporation’s stock immediately before the ownership change by the applicable long-term tax-exempt rate. Any unused annual limitation may, subject to certain limits, be carried over to later years, and the limitation may under certain circumstances be increased by built-in gains in the assets held by such corporation at the time of the ownership change. This limitation could cause the Company’s U.S. federal income taxes to be greater, or to be paid earlier, than they otherwise would be, and could cause all or a portion of the Company’s NOL carryforwards to expire unused. Similar rules and limitations may apply for state income tax purposes. The Company’s ability to use its NOL carryforwards will also depend on the amount of taxable income it generates in future periods. Its NOL carryforwards may expire before the Company can generate sufficient taxable income to use them in full.

Risk Factors Relating to the Certificates and the Offering

The Equipment Notes will not be obligations of UAL.

The Equipment Notes to be held for the Trusts will be the obligations of United. Neither UAL nor any of its subsidiaries (other than United) is required to become an obligor with respect to, or a guarantor of, the Equipment Notes. You should not expect UAL or any of its subsidiaries (other than United) to participate in making payments in respect of the Equipment Notes.

The Appraisals are only estimates of Aircraft value.

Three independent appraisal and consulting firms have prepared appraisals of the Aircraft. Letters summarizing such appraisals are annexed to this Prospectus Supplement as Appendix II. Such appraisals are based on varying assumptions and methodologies, which differ among the appraisers, and were prepared without physical inspection of the Aircraft. Appraisals that are based on other assumptions and methodologies may result in valuations that are materially different from those contained in such appraisals. See “Description of the Aircraft and the Appraisals—The Appraisals”.

There are particular uncertainties with respect to the appraised value of the Boeing 787-9 aircraft because the 787-9 is a derivative of the Boeing 787-8, which is a newly-developed model. The first delivery of a Boeing 787-9 aircraft to a commercial airline by The Boeing Company (“Boeing”) was in July 2014. As a result, secondary market values for the aircraft have not been established. Also, the appraisal and consulting firms that have prepared the appraisals of the Aircraft have less experience appraising Boeing 787-9 aircraft as compared to other aircraft models that have been in operation in greater numbers for a longer period of time.

An appraisal is only an estimate of value. It does not indicate the price at which an Aircraft may be purchased from the Aircraft manufacturer. Nor should an appraisal be relied upon as a measure of realizable value. The proceeds realized upon a sale of any Aircraft may be less than its appraised value. The value of an Aircraft if remedies are exercised under the applicable Indenture will depend on market and economic conditions, the supply of similar aircraft, the availability of buyers, the condition of the Aircraft and other factors. Accordingly, there can be no assurance that the proceeds realized upon any such exercise of remedies would be sufficient to satisfy in full payments due on the Certificates.

Certain Certificateholders may not participate in controlling the exercise of remedies in a default scenario.

If an Indenture Default is continuing, subject to certain conditions, the Loan Trustee under such Indenture will be directed by the “Controlling Party” in exercising remedies under such Indenture, including accelerating the applicable Equipment Notes or foreclosing the lien on the Aircraft securing such Equipment Notes. See “Description of the Certificates—Indenture Defaults and Certain Rights Upon an Indenture Default”.

The Controlling Party will be:

•	The Class AA Trustee.

•	Upon payment of final distributions to the holders of Class AA Certificates, the Class A Trustee.

•	Under certain circumstances, and notwithstanding the foregoing, the Liquidity Provider with the largest amount owed to it.

As a result of the foregoing, if the Trustee for a Class of Certificates is not the Controlling Party with respect to an Indenture, the Certificateholders of that Class will have no rights to participate in directing the exercise of remedies under such Indenture.

The exercise of remedies over Equipment Notes may result in shortfalls without further recourse.

During the continuation of any Indenture Default under an Indenture, the Equipment Notes issued under such Indenture may be sold in the exercise of remedies with respect to that Indenture, subject to certain limitations. See “Description of the Intercreditor Agreement—Intercreditor Rights—Limitation on Exercise of Remedies”. The market for Equipment Notes during any Indenture Default may be very limited, and there can be no assurance as to the price at which they could be sold. If any Equipment Notes are sold for less than their outstanding principal amount, certain Certificateholders will receive a smaller amount of principal distributions under the relevant Indenture than anticipated and will not have any claim for the shortfall against United, any Liquidity Provider or any Trustee.

Cash collateral will not be entitled to the benefits of Section 1110, and cross-defaults may not be required to be cured under Section 1110.

Any cash collateral that secures Equipment Notes would not be entitled to the benefits of Section 1110 of the U.S. Bankruptcy Code. Any default arising under an Indenture solely by reason of the cross-default in such Indenture may not be of a type required to be cured under Section 1110 of the U.S. Bankruptcy Code.

Certain Equipment Notes may be prepaid due to delay in delivery of two Boeing 787-9 Aircraft.

If one or both of the two Boeing 787-9 Aircraft scheduled for delivery in November 2015 have not been pledged as collateral for the related Equipment Notes on or within 30 days after the initial issuance date of the Certificates (the “Issuance Date”), the Equipment Notes relating to such Aircraft will be prepaid by United at their principal amount, without Make-Whole Premium, plus accrued interest (a “Delay Prepayment”). If any such Equipment Notes are prepaid by United, then the proceeds of such Delay Prepayment will be paid to each Trust and then distributed to Certificateholders as a Special Payment in accordance with the terms of the applicable Pass Through Trust Agreement.

Boeing has rescheduled deliveries of Boeing 787-8 aircraft on several occasions, and any delay of more than 30 days after the Issuance Date in the delivery of one or both of the two Boeing 787-9 Aircraft scheduled for delivery in November 2015 will result in prepayment of the related Equipment Notes.

The Boeing 787-9 aircraft is a derivative of the Boeing 787-8 aircraft, a newly-developed model that was initially certificated by the FAA in August 2011. The first delivery of the Boeing 787-9 to a commercial airline was in July 2014. During the course of development of the Boeing 787-8, Boeing rescheduled deliveries on several occasions. In January 2013, the FAA announced a review of the Boeing 787 aircraft’s critical systems and in-service issues and issued an airworthiness directive that required U.S. Boeing 787 operators, including the Company, to temporarily cease operations of such aircraft. As a result, Boeing ceased deliveries of new Boeing 787-8 aircraft. In April 2013, the FAA approved Boeing’s design modifications to the Boeing 787 battery system and provided clearance to U.S. Boeing 787 operators to resume operations of the aircraft, subject to installation of modified battery systems. As a result, in May 2013, Boeing resumed deliveries of new Boeing 787 aircraft, and the Company resumed commercial flights of its Boeing 787 aircraft. In connection with the investigation of a fire that occurred on July 12, 2013 on a Boeing 787 aircraft operated by a different airline, while the aircraft was parked at London’s Heathrow Airport, the FAA issued an order on July 26, 2013, requiring the inspection or removal of emergency locator transmitters installed on Boeing 787 aircraft. The FAA indicated that this order is an interim action and that it could take additional steps. United inspected all six of its Boeing 787-8 aircraft after issuance of the FAA order and found one transmitter with a pinched wire. That transmitter was removed and replaced with a different transmitter. In March 2014, Boeing disclosed that small “hairline cracks” had been discovered in the wings of about 40 Boeing 787 aircraft that are in production. Boeing said that the cracks had not been found in previously delivered Boeing 787 aircraft.

United cannot predict the extent to which deliveries by Boeing of the two Boeing 787-9 Aircraft scheduled for delivery in November 2015 may be delayed. If one or both of such Boeing 787-9 Aircraft have not been pledged as collateral for the related Equipment Notes on or within 30 days after the Issuance Date, such related Equipment Notes will be prepaid by United at their principal amount, without Make-Whole Premium, plus accrued interest. If any such Equipment Notes are prepaid by United, then the proceeds of such Delay Prepayment will be paid to each Trust and then distributed to Certificateholders as a Special Payment in accordance with the terms of the applicable Pass Through Trust Agreement.

There may be a limited market for resale of Certificates.

Prior to this Offering, there has been no public market for the Certificates. Neither United nor any Trust intends to apply for listing of the Certificates on any securities exchange or otherwise. The Underwriters may assist in resales of the Certificates, but they are not required to do so. A secondary market for the Certificates may not develop. If a secondary market does develop, it might not continue or it might not be sufficiently liquid to allow you to resell any of your Certificates.

USE OF PROCEEDS

The proceeds from the sale of the Certificates being offered hereby will be used to purchase Equipment Notes issued by United on the Issuance Date. The Equipment Notes will be issued to finance United’s purchase of six new Boeing 737-924ER aircraft and four new Boeing 787-9 aircraft, eight of which have been delivered to United as of the date hereof. If one or both of the two Boeing 787-9 Aircraft scheduled for delivery in November 2015 have not been delivered to United as of the Issuance Date, the related Equipment Notes for such Aircraft will be secured initially by the cash used to purchase such Equipment Notes and by a letter of credit in an amount sufficient to repay such Equipment Notes as described below. If the applicable Aircraft is delivered by Boeing to United within 30 days after the Issuance Date, United will pledge it as collateral for the related Equipment Notes and the cash and letter of credit will be released to United. If the applicable Aircraft is not pledged as collateral within such 30 days, on the next Business Day United will prepay the related Equipment Notes at their principal amount, without Make-Whole Premium, plus accrued interest.

THE COMPANY

United is a certificated United States air carrier. United transports people and cargo through its mainline operations, which utilize jet aircraft with at least 118 seats, and regional operations, which utilize smaller aircraft that are operated under contract by “United Express” carriers. With key global air rights in the North America, Asia-Pacific, Europe, Middle East, Africa, and Latin America, United has the world’s most comprehensive global route network. United and its regional carriers operate an average of more than 5,055 flights a day to 373 airports across six continents.

DESCRIPTION OF THE CERTIFICATES

The following summary describes the material terms of the Certificates. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Basic Agreement, which was included as an exhibit to the Company’s Current Report on Form 8-K filed on October 9, 2012 with the Commission and to all of the provisions of the Certificates, the Trust Supplements and the Intercreditor Agreement, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by United with the Commission. Except as otherwise indicated, the following summary relates to each of the Trusts and the Certificates issued by each Trust. The references to Sections in parentheses in the following summary are to the relevant Sections of the Basic Agreement unless otherwise indicated.

General

Each Pass Through Certificate (collectively, the “Certificates”) will represent a fractional undivided interest in one of the two United Airlines 2015-1 Pass Through Trusts (the “Class AA Trust” and the “Class A Trust” and, collectively, the “Trusts”). (Section 2.01) The Trusts will be formed pursuant to a pass through trust agreement between United and Wilmington Trust, National Association, as trustee (the “Trustee”), dated as of October 3, 2012 (the “Basic Agreement”), and two separate supplements thereto (each, a “Trust Supplement” and, together with the Basic Agreement, collectively, the “Pass Through Trust Agreements”) relating to such Trusts between United and the Trustee, as trustee under the Class AA Trust (the “Class AA Trustee”) and trustee under the Class A Trust (the “Class A Trustee”). The Certificates to be issued by the Class AA Trust and the Class A Trust are referred to herein as the “Class AA Certificates” and the “Class A Certificates”, respectively.

Each Certificate will represent a fractional undivided interest in the Trust created by the Basic Agreement and the applicable Trust Supplement pursuant to which such Certificate is issued. The Trust Property of each Trust (the “Trust Property”) will consist of:

•	Subject to the Intercreditor Agreement, Equipment Notes acquired under the Note Purchase Agreement on the Issuance Date and issued on a recourse basis by United in a separate secured loan transaction in connection with the financing by United of each Aircraft and all monies paid on such Equipment Notes and any proceeds from any sale of such Equipment Notes held in such Trust. Equipment Notes held in each Trust will be registered in the name of the Subordination Agent on behalf of such Trust for purposes of giving effect to the provisions of the Intercreditor Agreement.

•	The rights of such Trust to acquire Equipment Notes under the Note Purchase Agreement.

•	The rights of such Trust under the Intercreditor Agreement (including all monies receivable in respect of such rights).

•	All monies receivable under the Liquidity Facility for such Trust.

•	Funds from time to time deposited with the applicable Trustee in accounts relating to such Trust (such as interest and principal payments on the Equipment Notes held in such Trust).

The Certificates of each Trust will be issued in fully registered form only and will be subject to the provisions described below under “—Book-Entry; Delivery and Form”. The Certificates will be issued only in denominations of $1,000 or integral multiples thereof, except that one Certificate of each Trust may be issued in a different denomination. (Section 3.01)

The Certificates represent interests in the respective Trusts, and all payments and distributions thereon will be made only from the Trust Property of the related Trust. (Section 3.09) The Certificates do not represent an interest in or obligation of United, any Trustee, any of the Loan Trustees, any Liquidity Provider or any affiliate of any of the foregoing.

Investment Company Act Exemption

Each of the Trusts is relying on an analysis that the Trusts will not be deemed to be an “investment company” under Rule 3a-7 promulgated by the Commission under the Investment Company Act, although other exemptions or exclusions under the Investment Company Act may be available to the Trusts.

Payments and Distributions

Payments of principal, premium (if any) and interest on the Equipment Notes or with respect to other Trust Property held in each Trust will be distributed by the Trustee (in the case of Trust Property of such Trust) to holders of Certificates (“Certificateholders”) of such Trust on the date receipt of such payment is confirmed, except in the case of certain types of Special Payments.

Interest

The Equipment Notes held in each Trust will accrue interest at the applicable rate per annum for Certificates issued by such Trust set forth on the cover page of this Prospectus Supplement, payable on June 1 and December 1 of each year, commencing on June 1, 2016. Such interest payments will be distributed to Certificateholders of such Trust on each such date until the final Distribution Date for such Trust, subject to the Intercreditor Agreement. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.

Payments of interest applicable to the Certificates issued by each of the Trusts will be supported by a separate Liquidity Facility to be provided by the Liquidity Provider with respect to such Trust for the benefit of the holders of such Certificates in an aggregate amount sufficient to pay interest thereon at the Stated Interest Rate for such Trust on up to three successive Regular Distribution Dates (without regard to any future payments of principal on such Certificates). The Liquidity Facility for any Class of Certificates does not provide for drawings or payments thereunder to pay for principal of or premium, if any, on the Certificates of such Class, any interest on the Certificates of such Class in excess of the Stated Interest Rate for such Certificates, or, notwithstanding the subordination provisions of the Intercreditor Agreement, principal of or interest or premium, if any, on the Certificates of any other Class. Therefore, only the holders of the Certificates to be issued by a particular Trust will be entitled to receive and retain the proceeds of drawings under the Liquidity Facility for such Trust. See “Description of the Liquidity Facilities”.

Principal

Payments of principal of the Series AA Equipment Notes are scheduled to be received by the Class AA Trustee on June 1 and December 1 of each year, beginning on December 1, 2016. The entire principal amount of the Series A Equipment Notes is scheduled to be received by the Class A Trustee on December 1, 2022.

Scheduled Payments

Scheduled payments of interest or principal on the Equipment Notes are herein referred to as “Scheduled Payments”, and June 1 and December 1 of each year, commencing on June 1, 2016, until the final expected Regular Distribution Date are herein referred to as “Regular Distribution Dates”. See “Description of the Equipment Notes—Principal and Interest Payments”. The “Final Maturity Date” for the Class AA Certificates is June 1, 2029 and for the Class A Certificates is June 1, 2024.

Distributions

The Trustee of each Trust will distribute, subject to the Intercreditor Agreement, on each Regular Distribution Date to the Certificateholders of such Trust all Scheduled Payments received in respect of Equipment Notes held on behalf of such Trust, the receipt of which is confirmed by such Trustee on such Regular Distribution Date. Each Certificateholder of each Trust will be entitled to receive its proportionate share, based upon its fractional interest in such Trust, subject to the Intercreditor Agreement, of principal or interest on Equipment Notes held on behalf of such Trust. Each such distribution of Scheduled Payments will be made by the applicable Trustee to the Certificateholders of record of the relevant Trust on the record date applicable to such Scheduled Payment subject to certain exceptions. (Sections 4.01 and 4.02(a)). If a Scheduled Payment is not received by the applicable Trustee on a Regular Distribution Date but is received within five days thereafter, it will be distributed on the date received to such holders of record. If it is received after such five-day period, it will be treated as a Special Payment and distributed as described below.

Any payment in respect of, or any proceeds of, any Equipment Note or Collateral under (and as defined in) any Indenture other than a Scheduled Payment (each, a “Special Payment”) will be distributed on, in the case of an early redemption (other than a Delay Prepayment), or a purchase of any Equipment Note, the date of such early redemption or purchase (which shall be a Business Day), and otherwise on the Business Day specified for distribution of such Special Payment pursuant to a notice delivered by each Trustee as soon as practicable after such Trustee has received funds for such Special Payment (each, a “Special Distribution Date”). Any such distribution will be subject to the Intercreditor Agreement.

Each Trustee will mail a notice to the Certificateholders of the applicable Trust stating the scheduled Special Distribution Date, the related record date, the amount of the Special Payment and the reason for the Special Payment. In the case of a redemption (other than a Delay Prepayment) or purchase of the Equipment Notes held in the related Trust or the occurrence of a Triggering Event, such notice will be mailed not less than 15 days prior to the date such Special Payment is scheduled to be distributed, and in the case of any other Special Payment, such notice will be mailed as soon as practicable after the applicable Trustee has confirmed that it has received funds for such Special Payment. (Trust Supplements, Section 3.03) Each distribution of a Special Payment, other than a final distribution, on a Special Distribution Date for any Trust will be made by the applicable Trustee to the Certificateholders of record of such Trust on the record date applicable to such Special Payment. (Trust Supplements, 3.03) See “—Indenture Defaults and Certain Rights Upon an Indenture Default” and “Description of the Equipment Notes—Redemption”.

“Triggering Event” means (x) the occurrence of an Indenture Default under all Indentures resulting in a PTC Event of Default with respect to the most senior Class of Certificates then outstanding, (y) the acceleration of all of the outstanding Equipment Notes or (z) certain bankruptcy or insolvency events involving United.

Each Pass Through Trust Agreement requires that the related Trustee establish and maintain, for the related Trust and for the benefit of the Certificateholders of such Trust, one or more non-interest bearing accounts (the “Certificate Account”) for the deposit of payments representing Scheduled Payments received by such Trustee. Each Pass Through Trust Agreement requires that the related Trustee establish and maintain, for the related Trust and for the benefit of the Certificateholders of such Trust, one or more accounts (the “Special Payments Account”) for the deposit of payments representing Special Payments received by such Trustee, which shall be non-interest bearing except in certain circumstances where such Trustee may invest amounts in such account in certain permitted investments. Pursuant to the terms of each Pass Through Trust Agreement, the related Trustee is required to deposit any Scheduled Payments relating to the applicable Trust received by it in the Certificate Account of such Trust and to deposit any Special Payments so received by it in the Special Payments Account of such Trust. (Section 4.01; Trust Supplements, Section 3.02) All amounts so deposited will be distributed by the related Trustee on a Regular Distribution Date or a Special Distribution Date, as appropriate. (Section 4.02(a); Trust Supplements, Section 3.03)

The final distribution for each Trust will be made only upon presentation and surrender of the Certificates for such Trust at the office or agency of the Trustee specified in the notice given by the Trustee of such final distribution. The Trustee will mail such notice of the final distribution to the Certificateholders of such Trust, specifying the date set for such final distribution and the amount of such distribution. (Trust Supplements, Section 7.01(a)) See “—Termination of the Trusts” below. Distributions in respect of Certificates issued in global form will be made as described in “—Book-Entry; Delivery and Form” below.

If any Distribution Date is a Saturday, Sunday or other day on which commercial banks are authorized or required to close in New York, New York, Chicago, Illinois or Wilmington, Delaware (any other day being a “Business Day”), distributions scheduled to be made on such Regular Distribution Date or Special Distribution Date will be made on the next succeeding Business Day without additional interest.

Pool Factors

The “Pool Balance” for each Trust or for the Certificates issued by any Trust indicates, as of any date, the original aggregate face amount of the Certificates of such Trust less the aggregate amount of all payments as of such date made in respect of the Certificates of such Trust other than payments made in respect of interest or premium or reimbursement of any costs or expenses incurred in connection therewith. The Pool Balance for each Trust or for the Certificates issued by any Trust as of any Distribution Date shall be computed after giving effect to any special distribution with respect to payment of principal of the Equipment Notes or payment with respect to other Trust Property held in such Trust and the distribution thereof to be made on that date. (Trust Supplements, Section 2.01)

The “Pool Factor” for each Trust as of any Distribution Date is the quotient (rounded to the seventh decimal place) computed by dividing (i) the Pool Balance by (ii) the original aggregate face amount of the Certificates of such Trust. The Pool Factor for each Trust or for the Certificates issued by any Trust as of any Distribution Date shall be computed after giving effect to any special distribution with respect to payment of principal of the Equipment Notes or payments with respect to other Trust Property held in such Trust and the distribution thereof to be made on that date. (Trust Supplements, Section 2.01) The Pool Factor for each Trust will be 1.0000000 on the date of issuance of the Certificates; thereafter, the Pool Factor for each Trust will decline as described herein to reflect reductions in the Pool Balance of such Trust. The amount of a Certificateholder’s pro rata share of the Pool Balance of a Trust can be determined by multiplying the face amount of the holder’s Certificate of such Trust by the Pool Factor for such Trust as of the applicable Distribution Date. Notice of the Pool Factor and the Pool Balance for each Trust will be mailed to Certificateholders of such Trust on each Distribution Date. (Trust Supplements, Section 3.01)

The following table sets forth the expected aggregate principal amortization schedule for the Equipment Notes held in each Trust (the “Assumed Amortization Schedule”) and resulting Pool Factors with respect to such Trust. The scheduled distribution of principal payments for any Trust would be affected if any Equipment Notes held in such Trust are redeemed or purchased or if a default in payment on such Equipment Notes occurs. Accordingly, the aggregate principal amortization schedule applicable to a Trust and the resulting Pool Factors may differ from those set forth in the following table.

	Class AA		Class A
Date	Scheduled Principal Payments	Expected Pool Factor	Scheduled Principal Payments	Expected Pool Factor
At Issuance	$0.00	1.0000000	$0.00	1.0000000
June 1, 2016	0.00	1.0000000	0.00	1.0000000
December 1, 2016	8,065,903.06	0.9758254	0.00	1.0000000
June 1, 2017	8,066,569.76	0.9516488	0.00	1.0000000
December 1, 2017	8,066,569.74	0.9274722	0.00	1.0000000
June 1, 2018	8,066,569.74	0.9032956	0.00	1.0000000
December 1, 2018	8,066,569.74	0.8791190	0.00	1.0000000
June 1, 2019	8,066,569.76	0.8549424	0.00	1.0000000
December 1, 2019	8,066,569.72	0.8307658	0.00	1.0000000
June 1, 2020	8,066,569.72	0.8065892	0.00	1.0000000
December 1, 2020	8,066,569.74	0.7824126	0.00	1.0000000
June 1, 2021	8,066,569.76	0.7582360	0.00	1.0000000
December 1, 2021	8,066,569.74	0.7340594	0.00	1.0000000
June 1, 2022	8,066,569.74	0.7098828	0.00	1.0000000
December 1, 2022	8,066,569.76	0.6857062	100,000,000.00	0.0000000
June 1, 2023	8,066,569.72	0.6615296	0.00	0.0000000
December 1, 2023	8,066,569.76	0.6373531	0.00	0.0000000
June 1, 2024	8,066,569.72	0.6131765	0.00	0.0000000
December 1, 2024	8,066,569.74	0.5889999	0.00	0.0000000
June 1, 2025	8,066,569.76	0.5648233	0.00	0.0000000
December 1, 2025	8,066,569.72	0.5406467	0.00	0.0000000
June 1, 2026	8,066,569.74	0.5164701	0.00	0.0000000
December 1, 2026	8,066,569.76	0.4922935	0.00	0.0000000
June 1, 2027	8,066,569.72	0.4681169	0.00	0.0000000
December 1, 2027	156,188,132.38	0.0000000	0.00	0.0000000

The Pool Factor and Pool Balance of each Trust will be recomputed if there has been an early redemption, purchase, or default in the payment of principal or interest in respect of one or more of the Equipment Notes held in a Trust, as described in “—Indenture Defaults and Certain Rights Upon an Indenture Default” and “Description of the Equipment Notes—Redemption”, or a special distribution has been made attributable to the occurrence of a Triggering Event. In the event of (i) any change in the scheduled repayments from the Assumed Amortization Schedule or (ii) any such redemption, purchase, default or special distribution, the Pool Factors and the Pool Balances of each Trust so affected will be recomputed after giving effect thereto and notice thereof will be mailed by the Trustee to the Certificateholders of such Trust promptly after the occurrence of the applicable event.

Reports to Certificateholders

On each Distribution Date, the applicable Trustee will include with each distribution by it of a Scheduled Payment or Special Payment to Certificateholders of the related Trust a statement setting forth the following information (per $1,000 face amount of Certificate for such Trust, except as to the amounts described in items (a) and (d) below):

(a) The aggregate amount of funds distributed on such Distribution Date under the Pass Through Trust Agreement, indicating the amount allocable to each source, including any portion thereof paid by the applicable Liquidity Provider.

(b) The amount of such distribution under the Pass Through Trust Agreement allocable to principal and the amount allocable to premium, if any.

(c) The amount of such distribution under the Pass Through Trust Agreement allocable to interest.

(d) The Pool Balance and the Pool Factor for such Trust. (Trust Supplements, Section 3.01(a))

So long as the Certificates are registered in the name of DTC or its nominee, on the record date prior to each Distribution Date, the applicable Trustee will request that DTC post on its Internet bulletin board a securities position listing setting forth the names of all DTC Participants reflected on DTC’s books as holding interests in the Certificates on such record date. On each Distribution Date, the applicable Trustee will mail to each such DTC Participant the statement described above and will make available additional copies as requested by such DTC Participant for forwarding to Certificate Owners. (Trust Supplements, Section 3.01(a))

In addition, after the end of each calendar year, the applicable Trustee will furnish to each Certificateholder of each Trust at any time during the preceding calendar year a statement containing the sum of the amounts determined pursuant to clauses (a), (b) and (c) above with respect to such Trust for such calendar year or, in the event such person was a Certificateholder of such Trust during only a portion of such calendar year, for the applicable portion of such calendar year, and such other items as are readily available to such Trustee and which a Certificateholder of such Trust shall reasonably request as necessary for the purpose of such Certificateholder’s preparation of its U.S. federal income tax returns. (Trust Supplements, Section 3.01(b)) Such statement and such other items shall be prepared on the basis of information supplied to the applicable Trustee by the DTC Participants and shall be delivered by such Trustee to such DTC Participants to be available for forwarding by such DTC Participants to Certificate Owners in the manner described above. (Trust Supplements, Section 3.01(b)) At such time, if any, as the Certificates are issued in the form of definitive certificates, the applicable Trustee will prepare and deliver the information described above to each Certificateholder of record of each Trust as the name and period of ownership of such Certificateholder appears on the records of the registrar of the Certificates.

Each Trustee is required to provide promptly to Certificateholders of the related Trust all material non-confidential information received by such Trustee from United. (Trust Supplements, Section 3.01(e))

Indenture Defaults and Certain Rights Upon an Indenture Default

Upon the occurrence and continuation of an Indenture Default under an Indenture, the Controlling Party will direct the Subordination Agent, as the holder of Equipment Notes issued under such Indenture, which in turn will direct the Loan Trustee under such Indenture in the exercise of remedies thereunder and may accelerate and sell all (but not less than all) of the Equipment Notes issued under such Indenture or sell the collateral under such Indenture to any person, subject to certain limitations. See “Description of the Intercreditor Agreement—Intercreditor Rights—Limitation on Exercise of Remedies”. The proceeds of any such sale will be distributed pursuant to the provisions of the Intercreditor Agreement. Any such proceeds so distributed to any Trustee upon any such sale shall be deposited in the applicable Special Payments Account and shall be distributed to the Certificateholders of the applicable Trust on a Special Distribution Date. (Section 4.01; Trust Supplements, Sections 3.02 and 3.03) The market for Equipment Notes at the time of the existence of an Indenture Default may be very limited and there can be no assurance as to the price at which they could be sold. If any such Equipment Notes are sold for less than their outstanding principal amount, certain Certificateholders will receive a smaller amount of principal distributions under the relevant Indenture than anticipated and will not have any claim for the shortfall against United, any Liquidity Provider or any Trustee.

Any amount, other than Scheduled Payments received on a Regular Distribution Date or within five days thereafter, distributed to the Trustee of any Trust by the Subordination Agent on account of any Equipment Note or Collateral under (and as defined in) any Indenture held in such Trust following an Indenture Default will be deposited in the Special Payments Account for such Trust and will be distributed to the Certificateholders of such Trust on a Special Distribution Date. (Section 4.01; Trust Supplements, Section 3.02) Any funds representing payments received with respect to any defaulted Equipment Notes, or the proceeds from the sale of any Equipment Notes, held by the applicable Trustee in the Special Payments Account for such Trust will, to the extent practicable, be invested by such Trustee in certain permitted investments pending the distribution of such funds on a Special Distribution Date. (Section 4.04)

Each Pass Through Trust Agreement provides that the Trustee of the related Trust will, within 90 days after the occurrence of any default known to such Trustee, give to the Certificateholders of such Trust notice, transmitted by mail, of such uncured or unwaived default with respect to such Trust known to it, provided that, except in the case of default in a payment of principal, premium, if any, or interest on any of the Equipment Notes held in such Trust, the applicable Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of such Certificateholders. The term “default” as used in this paragraph only with respect to any Trust means the occurrence of an Indenture Default under any Indenture pursuant to which Equipment Notes held by such Trust were issued, as described above, except that, in determining whether any such Indenture Default has occurred, any grace period or notice in connection therewith will be disregarded. (Section 7.02)

Each Pass Through Trust Agreement contains a provision entitling the Trustee of the related Trust, subject to the duty of such Trustee during a default to act with the required standard of care, to be offered reasonable security or indemnity by the holders of the Certificates of such Trust before proceeding to exercise any right or power under such Pass Through Trust Agreement or the Intercreditor Agreement at the request of such Certificateholders. (Section 7.03(e))

Subject to certain qualifications set forth in each Pass Through Trust Agreement and to the Intercreditor Agreement, the Certificateholders of each Trust holding Certificates evidencing fractional undivided interests aggregating not less than a majority in interest in such Trust shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to such Trust or pursuant to the terms of the Intercreditor Agreement, or exercising any trust or power conferred on such Trustee under such Pass Through Trust Agreement or the Intercreditor Agreement, including any right of such Trustee as Controlling Party under the Intercreditor Agreement or as holder of the Equipment Notes. (Section 6.04)

In certain cases, the holders of the Certificates of a Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust may on behalf of the holders of all the Certificates of such Trust waive any past “event of default” under such Trust (i.e., any Indenture Default under any Indenture pursuant to which Equipment Notes held by such Trust were issued) and its consequences or, if the Trustee of such Trust is the Controlling Party, may direct such Trustee to instruct the applicable Loan Trustee to waive any past Indenture Default and its consequences, except (i) a default in the deposit of any Scheduled Payment or Special Payment or in the distribution thereof, (ii) a default in payment of the principal, premium, if any, or interest with respect to any of the Equipment Notes and (iii) a default in respect of any covenant or provision of the Pass Through Trust Agreement that cannot be modified or amended without the consent of each

Certificateholder of such Trust affected thereby. (Section 6.05) Each Indenture will provide that, with certain exceptions, the holders of the majority in aggregate unpaid principal amount of the Equipment Notes issued thereunder may on behalf of all such holders waive any past default or Indenture Default thereunder. (Indentures, Section 5.06) Notwithstanding such provisions of the Indentures, pursuant to the Intercreditor Agreement after the occurrence and during the continuance of an Indenture Default only the Controlling Party will be entitled to waive any such past default or Indenture Default. See “Description of the Intercreditor Agreement—Intercreditor Rights—Controlling Party”.

Purchase Rights of Certificateholders

Upon the occurrence and during the continuation of a Certificate Buyout Event, with 15 days’ written notice to the Trustee and each Certificateholder of the same Class:

•	The Class A Certificateholders will have the right to purchase all but not less than all of the Class AA Certificates on the third Business Day next following the expiry of such 15-day notice period.

•	If any Class of Additional Junior Certificates has been issued, the holders of such Additional Junior Certificates will have the right to purchase all but not less than all of the Class AA and Class A Certificates and any other Class of Additional Junior Certificates ranking senior in right of payment to such Class of Additional Junior Certificates and, if Refinancing Certificates have been issued, holders of such Refinancing Certificates will have the same right to purchase Certificates as the holders of the Class that they refinanced had. See “Possible Issuance of Additional Junior Certificates and Refinancing of Certificates”.

In each case, the purchase price will be equal to the Pool Balance of the relevant Class or Classes of Certificates to be purchased plus accrued and unpaid interest thereon to the date of purchase, without premium, but including any other amounts then due and payable to the Certificateholders of such Class or Classes. Such purchase right may be exercised by any Certificateholder of the Class or Classes entitled to such right. In each case, if prior to the end of the 15-day notice period, any other Certificateholder of the same Class notifies the purchasing Certificateholder that the other Certificateholder wants to participate in such purchase, then such other Certificateholder may join with the purchasing Certificateholder to purchase the Certificates pro rata based on the fractional undivided interest in the Trust held by each Certificateholder. If United or any of its affiliates is a Certificateholder or holder of Additional Junior Certificates or Refinancing Certificates, it will not have the purchase rights described above. (Trust Supplements, Section 4.01)

A “Certificate Buyout Event” means that a United Bankruptcy Event has occurred and is continuing and the following event or events have occurred: (A) (i) the 60-day period specified in Section 1110(a)(2)(A) of the U.S. Bankruptcy Code (the “60-Day Period”) has expired and (ii) United has not entered into one or more agreements under Section 1110(a)(2)(A) of the U.S. Bankruptcy Code to perform all of its obligations under all of the Indentures or, if it has entered into such agreements, has at any time thereafter failed to cure any default under any of the Indentures in accordance with Section 1110(a)(2)(B) of the Bankruptcy Code; or (B) if prior to the expiry of the 60-Day Period, United shall have abandoned any Aircraft.

PTC Event of Default

A Pass Through Certificate Event of Default (a “PTC Event of Default”) under each Pass Through Trust Agreement means the failure to pay:

•	The outstanding Pool Balance of the applicable Class of Certificates within ten Business Days of the Final Maturity Date for such Class.

•	Interest due on such Class of Certificates within ten Business Days of any Distribution Date (unless the Subordination Agent shall have made Interest Drawings, or withdrawals from the Cash Collateral Account for such Class of Certificates, with respect thereto in an aggregate amount sufficient to pay such interest and shall have distributed such amount to the Trustee entitled thereto). (Section 1.01)

Any failure to make expected principal distributions with respect to any Class of Certificates on any Regular Distribution Date (other than the Final Maturity Date) will not constitute a PTC Event of Default with respect to such Certificates. A PTC Event of Default with respect to the most senior outstanding Class of Certificates resulting from an Indenture Default under all Indentures will constitute a Triggering Event.

Merger, Consolidation and Transfer of Assets

United will be prohibited from consolidating with or merging into any other person or transferring all or substantially all of its assets as an entirety to any other person unless:

•	The surviving successor or transferee person shall be organized and validly existing under the laws of the United States or any state thereof or the District of Columbia.

•	The surviving successor or transferee person shall be a “citizen of the United States” (as defined in Title 49 of the United States Code relating to aviation (the “Transportation Code”)) holding an air carrier operating certificate issued pursuant to Chapter 447 of Title 49, United States Code, if, and so long as, such status is a condition of entitlement to the benefits of Section 1110 of the U.S. Bankruptcy Code.

•	The surviving successor or transferee person shall expressly assume all of the obligations of United contained in the Basic Agreement and any Trust Supplement, the Equipment Notes, the Note Purchase Agreement, the Indentures, the Participation Agreements and any other operative documents.

•	United shall have delivered a certificate and an opinion or opinions of counsel indicating that such transaction, in effect, complies with such conditions.

In addition, after giving effect to such transaction, no Indenture Default shall have occurred and be continuing. (Section 5.02; Indentures, Section 4.07)

The Basic Agreement, the Trust Supplements, the Note Purchase Agreement, the Indentures and the Participation Agreements will not contain any covenants or provisions that may afford any Trustee or Certificateholder protection in the event of a highly leveraged transaction, including transactions effected by management or affiliates, which may or may not result in a change in control of United.

Modifications of the Pass Through Trust Agreements and Certain Other Agreements

Each Pass Through Trust Agreement contains provisions permitting, at the request of United, the execution of amendments or supplements to such Pass Through Trust Agreement or, if applicable, to the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facilities, without the consent of the holders of any of the Certificates of the related Trust:

•	To evidence the succession of another corporation to United and the assumption by such corporation of United’s obligations under such Pass Through Trust Agreement or the Note Purchase Agreement.

•	To add to the covenants of United for the benefit of holders of such Certificates or to surrender any right or power conferred upon United in such Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facilities.

•

To correct or supplement any provision of such Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facilities which may be defective or inconsistent with any other provision in such Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facilities, as applicable, or to cure any ambiguity or to modify any other provision with respect to matters or questions arising under such Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facilities, provided that such action shall not materially adversely affect the interests of the holders of such Certificates; to correct any mistake in such Pass Through Trust Agreement, the Intercreditor

Agreement, the Note Purchase Agreement or the Liquidity Facilities; or, as provided in the Intercreditor Agreement, to give effect to or provide for a Replacement Facility.

•	To comply with any requirement of the Commission, any applicable law, rules or regulations of any exchange or quotation system on which the Certificates are listed, or any regulatory body.

•	To modify, eliminate or add to the provisions of such Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facilities to such extent as shall be necessary to continue the qualification of such Pass Through Trust Agreement (including any supplemental agreement) under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), or any similar federal statute enacted after the execution of such Pass Through Trust Agreement, and to add to such Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facilities such other provisions as may be expressly permitted by the Trust Indenture Act.

•	To evidence and provide for the acceptance of appointment under such Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facilities by a successor Trustee and to add to or change any of the provisions of such Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facilities as shall be necessary to provide for or facilitate the administration of the Trusts under the Basic Agreement by more than one trustee.

•	To provide for the issuance of Additional Junior Certificates or Refinancing Certificates after the Issuance Date, subject to certain terms and conditions. See “Possible Issuance of Additional Junior Certificates and Refinancing of Certificates”.

In each case, such modification or supplement may not adversely affect the status of the Trust as a grantor trust under Subpart E, Part I of Subchapter J of Chapter 1 of Subtitle A of the Code, for U.S. federal income tax purposes. (Section 9.01; Trust Supplements, Section 6.02)

Each Pass Through Trust Agreement also contains provisions permitting the execution, with the consent of the holders of the Certificates of the related Trust evidencing fractional undivided interests aggregating not less than a majority in interest of such Trust, of amendments or supplements adding any provisions to or changing or eliminating any of the provisions of such Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facilities to the extent applicable to such Certificateholders or of modifying the rights and obligations of such Certificateholders under such Pass Through Trust Agreement, the Intercreditor Agreement, the Note Purchase Agreement or the Liquidity Facilities. No such amendment or supplement may, without the consent of the holder of each outstanding Certificate so affected thereby:

•	Reduce in any manner the amount of, or delay the timing of, any receipt by the Trustee of payments with respect to the Equipment Notes held in such Trust or distributions in respect of any Certificate related to such Trust, or change the date or place of any payment in respect of any Certificate, or make distributions payable in coin or currency other than that provided for in such Certificates, or impair the right of any Certificateholder of such Trust to institute suit for the enforcement of any such payment when due.

•	Permit the disposition of any Equipment Note held in such Trust, except as provided in such Pass Through Trust Agreement, or otherwise deprive such Certificateholder of the benefit of the ownership of the applicable Equipment Notes.

•	Alter the priority of distributions specified in the Intercreditor Agreement in a manner materially adverse to such Certificateholders.

•	Reduce the percentage of the aggregate fractional undivided interests of the Trust provided for in such Pass Through Trust Agreement, the consent of the holders of which is required for any such supplemental agreement or for any waiver provided for in such Pass Through Trust Agreement.

•	Modify any of the provisions relating to the rights of the Certificateholders to consent to the amendments or supplements referred to in this paragraph or in respect of certain waivers of Indenture Defaults, except to increase any such percentage or to provide that certain other provisions of such Pass Through Trust Agreement cannot be modified or waived without the consent of each Certificateholder affected thereby.

•	Adversely affect the status of any Trust as a grantor trust under Subpart E, Part I of Subchapter J of Chapter 1 of Subtitle A of the Code for U.S. federal income tax purposes. (Section 9.02; Trust Supplements, Section 6.03)

In the event that a Trustee, as holder (or beneficial owner through the Subordination Agent) of any Equipment Note in trust for the benefit of the Certificateholders of the relevant Trust or as Controlling Party under the Intercreditor Agreement, receives (directly or indirectly through the Subordination Agent) a request for a consent to any amendment, modification, waiver or supplement under any Indenture, any Participation Agreement, any Equipment Note or any other related document, such Trustee shall forthwith send a notice of such proposed amendment, modification, waiver or supplement to each Certificateholder of the relevant Trust as of the date of such notice, except in the case when consent of Certificateholders is not required under the applicable Pass Through Trust Agreement. Such Trustee shall request from the Certificateholders a direction as to:

•	Whether or not to take or refrain from taking (or direct the Subordination Agent to take or refrain from taking) any action which a holder of such Equipment Note or the Controlling Party has the option to direct.

•	Whether or not to give or execute (or direct the Subordination Agent to give or execute) any waivers, consents, amendments, modifications or supplements as a holder of such Equipment Note or as Controlling Party.

•	How to vote (or direct the Subordination Agent to vote) any Equipment Note if a vote has been called for with respect thereto.

Provided such a request for Certificateholder direction shall have been made, in directing any action or casting any vote or giving any consent as the holder of any Equipment Note (or in directing the Subordination Agent in any of the foregoing):

•	Other than as Controlling Party, such Trustee shall vote for or give consent to any such action with respect to such Equipment Note in the same proportion as that of (x) the aggregate face amount of all Certificates actually voted in favor of or for giving consent to such action by such direction of Certificateholders to (y) the aggregate face amount of all outstanding Certificates of the relevant Trust.

•	As the Controlling Party, such Trustee shall vote as directed in such Certificateholder direction by the Certificateholders evidencing fractional undivided interests aggregating not less than a majority in interest in the relevant Trust.

For purposes of the immediately preceding paragraph, a Certificate shall have been “actually voted” if the Certificateholder has delivered to the applicable Trustee an instrument evidencing such Certificateholder’s consent to such direction prior to one Business Day before such Trustee directs such action or casts such vote or gives such consent. Notwithstanding the foregoing, but subject to certain rights of the Certificateholders under the relevant Pass Through Trust Agreement and subject to the Intercreditor Agreement, a Trustee may, in its own discretion and at its own direction, consent and notify the relevant Loan Trustee of such consent (or direct the Subordination Agent to consent and notify the relevant Loan Trustee of such consent) to any amendment, modification, waiver or supplement under the relevant Indenture, Participation Agreement, any relevant Equipment Note or any other related document, if an Indenture Default under any Indenture shall have occurred and be continuing, or if such amendment, modification, waiver or supplement will not materially adversely affect the interests of the Certificateholders. (Section 10.01)

In determining whether the Certificateholders of the requisite fractional undivided interests of Certificates of any Class have given any direction under a Pass Through Trust Agreement, Certificates owned by United or any of its affiliates will be disregarded and deemed not to be outstanding for purposes of any such determination. Notwithstanding the foregoing, (i) if any such person owns 100% of the Certificates of any Class, such Certificates shall not be so disregarded, and (ii) if any amount of Certificates of any Class so owned by any such person have been pledged in good faith, such Certificates shall not be disregarded if the pledgee establishes to the satisfaction of the applicable Trustee the pledgee’s right so to act with respect to such Certificates and that the pledgee is not United or an affiliate of United.

Obligation to Purchase Equipment Notes

The Trustees will be obligated to purchase on the Issuance Date the Equipment Notes relating to each Aircraft, subject to the terms and conditions of a note purchase agreement (the “Note Purchase Agreement”). Under the Note Purchase Agreement, United agrees to enter into a secured debt financing with respect to each Aircraft. The Note Purchase Agreement provides for the relevant parties to enter into a participation agreement (each, a “Participation Agreement”) and an indenture (each, an “Indenture”) relating to the financing of each Aircraft in substantially the form attached to the Note Purchase Agreement.

Termination of the Trusts

The obligations of United and the applicable Trustee with respect to a Trust will terminate upon the distribution to Certificateholders of such Trust of all amounts required to be distributed to them pursuant to the applicable Pass Through Trust Agreement and the disposition of all property held in such Trust. The applicable Trustee will send to each Certificateholder of such Trust notice of the termination of such Trust, the amount of the proposed final payment and the proposed date for the distribution of such final payment for such Trust. The final distribution to any Certificateholder of such Trust will be made only upon surrender of such Certificateholder’s Certificates at the office or agency of the applicable Trustee specified in such notice of termination. (Trust Supplements, Section 7.01(a))

The Trustees

The Trustee for each Trust will be Wilmington Trust, National Association. The Trustee’s address is Wilmington Trust, National Association, 1100 North Market Street, Wilmington, Delaware 19890-1605, Attention: Corporate Trust Administration.

Book-Entry; Delivery and Form

General

Upon issuance, each Class of Certificates will be represented by one or more fully registered global certificates. Each global certificate will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co. (“Cede”), the nominee of DTC. DTC was created to hold securities for its participants (“DTC Participants”) and facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly (“Indirect DTC Participants”).

So long as such book-entry procedures are applicable, no person acquiring an interest in such Certificates (“Certificate Owner”) will be entitled to receive a certificate representing such person’s interest in such Certificates. Unless and until definitive certificates are issued under the limited circumstances described below under “—Physical Certificates”, all references to actions by Certificateholders shall refer to actions taken by DTC upon instructions from DTC Participants, and all references herein to distributions, notices, reports and statements to Certificateholders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of such Certificates, or to DTC Participants for distribution to Certificate Owners in accordance with DTC procedures.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Under the New York Uniform Commercial Code, a “clearing corporation” is defined as:

•	a person that is registered as a “clearing agency” under the federal securities laws;

•	a federal reserve bank; or

•	any other person that provides clearance or settlement services with respect to financial assets that would require it to register as a clearing agency under the federal securities laws but for an exclusion or exemption from the registration requirement, if its activities as a clearing corporation, including promulgation of rules, are subject to regulation by a federal or state governmental authority.

A “clearing agency” is an organization established for the execution of trades by transferring funds, assigning deliveries and guaranteeing the performance of the obligations of parties to trades.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers of the Certificates among DTC Participants on whose behalf it acts with respect to the Certificates and to receive and transmit distributions with respect to the Certificates. DTC Participants and Indirect DTC Participants with which Certificate Owners have accounts similarly are required to make book-entry transfers and receive and transmit the payments on behalf of their respective customers. Certificate Owners that are not DTC Participants or Indirect DTC Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the Certificates may do so only through DTC Participants and Indirect DTC Participants. In addition, Certificate Owners will receive all distributions with respect to the Certificates from the Trustees through DTC Participants or Indirect DTC Participants, as the case may be.

Under a book-entry format, Certificate Owners may experience some delay in their receipt of payments, because payments with respect to the Certificates will be forwarded by the Trustees to Cede, as nominee for DTC. DTC will forward payments in same-day funds to each DTC Participant who is credited with ownership of the Certificates in an amount proportionate to the face amount of that DTC Participant’s holdings of beneficial interests in the Certificates, as shown on the records of DTC or its nominee. Each such DTC Participant will forward payments to its Indirect DTC Participants in accordance with standing instructions and customary industry practices. DTC Participants and Indirect DTC Participants will be responsible for forwarding distributions to Certificate Owners for whom they act. Accordingly, although Certificate Owners will not possess physical certificates, DTC’s rules provide a mechanism by which Certificate Owners will receive payments on the Certificates and will be able to transfer their interests.

Unless and until physical certificates are issued under the limited circumstances described under “—Physical Certificates” below, the only Certificateholder of physical certificates will be Cede, as nominee of DTC. Certificate Owners will not be recognized by the Trustees as registered owners of Certificates under the applicable Pass Through Trust Agreement. Certificate Owners will be permitted to exercise their rights under the applicable Pass Through Trust Agreement only indirectly through DTC. DTC will take any action permitted to be taken by a Certificateholder under the applicable Pass Through Trust Agreement only at the direction of one or more DTC Participants to whose accounts with DTC the Certificates are credited. In the event any action requires approval by Certificateholders of a certain percentage of the beneficial interests in a Trust, DTC will take action only at the direction of and on behalf of DTC Participants whose holdings include undivided interests that satisfy the required percentage. DTC may take conflicting actions with respect to other undivided interests to the extent that the actions are taken on behalf of DTC Participants whose holdings include those undivided interests. DTC will convey notices and other communications to DTC Participants, and DTC Participants will convey notices and other communications to Indirect DTC Participants in accordance with arrangements among them. Arrangements among DTC and its direct and indirect participants are subject to any statutory or regulatory requirements as may be in effect from time to time. DTC’s rules applicable to itself and DTC Participants are on file with the Commission.

A Certificate Owner’s ability to pledge its Certificates to persons or entities that do not participate in the DTC system, or otherwise to act with respect to its Certificates, may be limited due to the lack of a physical certificate to evidence ownership of the Certificates, and because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants.

Neither United nor the Trustees will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Certificates held by Cede, as nominee for DTC, for maintaining, supervising or reviewing any records relating to the beneficial ownership interests or for the performance by DTC, any DTC Participant or any Indirect DTC Participant of their respective obligations under the rules and procedures governing their obligations.

As long as the Certificates of any Trust are registered in the name of DTC or its nominee, United will make all payments to the Loan Trustee under the applicable Indenture in immediately available funds. The applicable Trustee will pass through to DTC in immediately available funds all payments received from United, including the final distribution of principal with respect to the Certificates of such Trust.

Any Certificates registered in the name of DTC or its nominee will trade in DTC’s Same-Day Funds Settlement System until maturity. DTC will require secondary market trading activity in the Certificates to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in same-day funds on trading activity in the Certificates.

Physical Certificates

Physical certificates will be issued in paper form to Certificateholders or their nominees, rather than to DTC or its nominee, only if:

•	United advises the applicable Trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the Certificates and United is unable to locate a qualified successor;

•	United elects to terminate the book-entry system through DTC; or

•	after the occurrence of an Indenture Default under any Indenture pursuant to which Equipment Notes held by a Trust were issued, Certificate Owners owning at least a majority in fractional undivided interests in such Trust advise the applicable Trustee, United and DTC through DTC Participants that the continuation of a book-entry system through DTC or a successor to DTC is no longer in the Certificate Owners’ best interest.

Upon the occurrence of any of the events described in the three subparagraphs above, the applicable Trustee will notify all applicable Certificate Owners through DTC Participants of the occurrence of such event and the availability of physical certificates. Upon surrender by DTC of the global certificates and receipt of instructions for re-registration, the applicable Trustee will reissue the Certificates as physical certificates to the applicable Certificate Owners.

In the case of the physical certificates that are issued, the applicable Trustee or a paying agent will make distributions with respect to such Certificates directly to holders in whose names the physical certificates were registered at the close of business on the applicable record date. Except for the final payment to be made with respect to a Certificate, the applicable Trustee or a paying agent will make distributions by check mailed to the addresses of the registered holders as they appear on the register maintained by such Trustee. The applicable Trustee or a paying agent will make the final payment with respect to any Certificate only upon presentation and surrender of the applicable Certificate at the office or agency specified in the notice of final distribution to Certificateholders.

Physical certificates will be freely transferable and exchangeable at the office of the Trustee upon compliance with the requirements set forth in the applicable Pass Through Trust Agreement. Neither the Trustee nor any transfer or exchange agent will impose a service charge for any registration of transfer or exchange. However, the Trustee or transfer or exchange agent will require payment of a sum sufficient to cover any tax or other governmental charge attributable to a transfer or exchange.

DESCRIPTION OF THE LIQUIDITY FACILITIES

The following summary describes the material terms of the Liquidity Facilities and certain provisions of the Intercreditor Agreement relating to the Liquidity Facilities. The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Liquidity Facilities and the Intercreditor Agreement, each of which will be filed as an exhibit to a Current Report on Form 8-K to be filed by United with the Commission. The provisions of the Liquidity Facilities are substantially identical except as otherwise indicated.

General

Commonwealth Bank of Australia, New York Branch (the “Class AA Liquidity Provider”), will enter into a revolving credit agreement (the “Class AA Liquidity Facility”) with the Subordination Agent with respect to the Class AA Trust. Crédit Agricole Corporate and Investment Bank, acting through its New York Branch (the “Class A Liquidity Provider” and, together with the Class AA Liquidity Provider, the “Liquidity Providers”) will enter into a revolving credit agreement (the “Class A Liquidity Facility” and, together with the Class AA Liquidity Facility, the “Liquidity Facilities”) with the Subordination Agent with respect to the Class A Trust. On any Regular Distribution Date, if, after giving effect to the subordination provisions of the Intercreditor Agreement, the Subordination Agent does not have sufficient funds for the payment of interest on the Class AA or A Certificates, the Liquidity Provider under the applicable Liquidity Facility will make an advance (an “Interest Drawing”) in the amount needed to fund such interest shortfall up to the Maximum Available Commitment. The maximum amount of Interest Drawings available under each Liquidity Facility is expected to provide an amount sufficient for the Subordination Agent to pay interest on the related Class of Certificates on up to three consecutive semiannual Regular Distribution Dates (without regard to any expected future payments of principal on such Certificates) at the respective interest rates shown on the cover page of this Prospectus Supplement for such Certificates (the “Stated Interest Rates”). If interest payment defaults occur which exceed the amount covered by and available under the Liquidity Facility for the Class AA or Class A Trust, the Certificateholders of such Trust will bear their allocable share of the deficiencies to the extent that there are no other sources of funds. The Liquidity Provider with respect to each of the Class AA and A Trusts may be replaced by one or more other entities under certain circumstances.

Drawings

Except as otherwise provided below, the Liquidity Facility for each of the Class AA and Class A Trusts will enable the Subordination Agent to make Interest Drawings thereunder promptly on or after any Regular Distribution Date if, after giving effect to the subordination provisions of the Intercreditor Agreement, there are insufficient funds available to the Subordination Agent to pay interest on the Certificates of such Trust at the Stated Interest Rate for such Trust; provided, however, that the maximum amount available to be drawn under the Liquidity Facility with respect to the Class AA or Class A Trust on any Regular Distribution Date to fund any shortfall of interest on Certificates of such Trust will not exceed the then Maximum Available Commitment under such Liquidity Facility. The “Maximum Available Commitment” at any time under each Liquidity Facility is an amount equal to the then Maximum Commitment of such Liquidity Facility less the aggregate amount of each Interest Drawing outstanding under such Liquidity Facility at such time, provided that following a Downgrade Drawing (subject to the reinstatement of the obligations of any applicable Liquidity Provider if any such Liquidity Provider has a Long-Term Rating specified for each Rating Agency in the definition of “Liquidity Threshold Rating” or higher at any time after the occurrence of a Downgrade Event and so notifies the Subordination Agent), a Special Termination Drawing, a Final Drawing or a Non-Extension Drawing under a Liquidity Facility, the Maximum Available Commitment under such Liquidity Facility shall be zero.

“Maximum Commitment” for the Liquidity Facility for the Class AA Trust and the Class A Trust means initially $17,714,141 and $5,693,889, respectively, as the same may be reduced from time to time as described below.

“Required Amount” means, in relation to the Liquidity Facility for any applicable Trust for any day, the sum of the aggregate amount of interest, calculated at the rate per annum equal to the Stated Interest Rate for such Trust, that would be payable on such Class of Certificates on each of the three successive Regular Distribution Dates immediately following such day or, if such day is a Regular Distribution Date, on such day and the succeeding two Regular Distribution Dates, in each case calculated on the basis of the Pool Balance of the corresponding Class of Certificates on such day and without regard to expected future payments of principal on such Class of Certificates.

The Liquidity Facility for any applicable Class of Certificates does not provide for drawings thereunder to pay for principal of or premium on the Certificates of such Class or any interest on the Certificates of such Class in excess of the Stated Interest Rate for such Class or more than three semiannual installments of interest thereon or principal of or interest or premium on the Certificates of any other Class. (Liquidity Facilities, Section 2.02; Intercreditor Agreement, Section 3.5)

Each payment by a Liquidity Provider reduces by the same amount the Maximum Available Commitment under the related Liquidity Facility, subject to reinstatement as described below. With respect to any Interest Drawing, upon reimbursement of the applicable Liquidity Provider in full or in part for the amount of such Interest Drawing plus interest thereon, the Maximum Available Commitment under the applicable Liquidity Facility will be reinstated by an amount equal to the amount of such Interest Drawing so reimbursed to an amount not to exceed the then Required Amount of such Liquidity Facility. However, the Maximum Available Commitment under such Liquidity Facility will not be so reinstated at any time if (i) a Liquidity Event of Default with respect to such Liquidity Facility shall have occurred and be continuing and less than 65% of the then aggregate outstanding principal amount of all Equipment Notes (other than Additional Equipment Notes, if any) are Performing Equipment Notes or (ii) a Final Drawing, Downgrade Drawing, Special Termination Drawing or Non-Extension Drawing shall have been made or an Interest Drawing shall have been converted into a Final Advance. The Maximum Available Commitment under any Liquidity Facility will not be reinstated after a Final Drawing, Downgrade Drawing (except as described above), Special Termination Drawing or Non-Extension Drawing thereunder. On the first Regular Distribution Date and on each date on which the Pool Balance of the Class AA or Class A Trust shall have been reduced by payments made to the related Certificateholders pursuant to the Intercreditor Agreement, the Maximum Commitment of the Liquidity Facility for such Trust will be automatically reduced from time to time to an amount equal to the then Required Amount. (Liquidity Facilities, Section 2.04(a); Intercreditor Agreement, Section 3.5(j))

“Performing Equipment Note” means an Equipment Note with respect to which no payment default has occurred and is continuing (without giving effect to any acceleration); provided that in the event of a bankruptcy proceeding under the U.S. Bankruptcy Code in which United is a debtor any payment default existing during the 60-day period under Section 1110(a)(2)(A) of the U.S. Bankruptcy Code (or such longer period as may apply under Section 1110(b) of the U.S. Bankruptcy Code or as may apply for the cure of such payment default under Section 1110(a)(2)(B) of the U.S. Bankruptcy Code) shall not be taken into consideration until the expiration of the applicable period.

If at any time a Liquidity Provider is downgraded, or any applicable rating of a Liquidity Provider is suspended or withdrawn, by any nationally recognized rating agency which shall have been requested to rate the Certificates and which shall then be rating the Certificates (the “Rating Agencies”) such that after such downgrading, suspension or withdrawal such Liquidity Provider does not have a Long-Term Rating from such Rating Agency of the applicable Liquidity Threshold Rating or higher (any such downgrading, suspension or withdrawal, a “Downgrade Event”), and such Liquidity Facility is not replaced with a Replacement Facility within 35 days of the occurrence of such Downgrade Event (or, if earlier, the expiration date of such Liquidity Facility), such Liquidity Facility will be drawn up to the then Maximum Available Commitment under such Liquidity Facility (the “Downgrade Drawing”), unless no later than 30 days after the occurrence of such Downgrade Event (or, if earlier, the expiration date of such Liquidity Facility), the Rating Agency whose downgrading, suspension or withdrawal of such Liquidity Provider resulted in the occurrence of such Downgrade Event provides a written confirmation to the effect that such downgrading, suspension or withdrawal will not result in a downgrading, withdrawal or suspension of the rating by such Rating Agency for the related Class of Certificates. The proceeds of a Downgrade Drawing will be deposited into a cash collateral account (the “Cash Collateral Account”) for the applicable Class of Certificates and used for the same purposes and under the same circumstances and subject to the same conditions as cash payments of Interest Drawings under such Liquidity Facility would be used. If at any time after the occurrence of a Downgrade Event with respect to a Liquidity Provider, such Liquidity Provider has a Long-Term Rating specified for each Rating Agency in the definition of “Liquidity Threshold Rating” or higher and so notifies the Subordination Agent, amounts on deposit in the applicable Cash Collateral Account that have not been applied to the payment of interest will be reimbursed to such Liquidity Provider and the obligations of such Liquidity Provider under the related Liquidity Facility shall be reinstated to the extent of such amounts which have been reimbursed to such Liquidity Provider. For the avoidance of doubt, the foregoing requirements shall apply to each occurrence of a Downgrade Event with respect to a Liquidity Provider, regardless of whether or not one or more Downgrade Events have occurred prior thereto and whether or not any confirmation by a Rating Agency specified in the foregoing requirements has been obtained with respect to any prior occurrence of a Downgrade Event. (Liquidity Facilities, Section 2.02(c); Intercreditor Agreement, Section 3.5(c)) If a qualified Replacement Facility is subsequently provided, the balance of the applicable Cash Collateral Account will be repaid to the replaced Liquidity Provider.

“Liquidity Threshold Rating” means: (a) in the case of the Class AA Trust, a Long-Term Rating of Baa2 by Moody’s Investors Service, Inc. (“Moody’s”) and AA- by Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“Standard & Poor’s”), and (b) in the case of the Class A Trust, a Long-Term Rating of Baa2 by Moody’s and BBB by Standard & Poor’s.

“Long-Term Rating” means, for any entity: (a) in the case of Standard & Poor’s, the long-term issuer credit rating of such entity and (b) in the case of Moody’s, the long-term senior unsecured debt rating of such entity. (Intercreditor Agreement, Section 1.01).

If at any time during the 18-month period prior to the final expected Regular Distribution Date, the Pool Balance for a Trust is greater than the aggregate outstanding principal amount of Equipment Notes held in such Trust (other than any Equipment Notes previously sold or with respect to which the collateral securing such Equipment Notes has been disposed of), the Liquidity Provider may, in its discretion, give notice of special termination under the applicable Liquidity Facility (a “Special Termination Notice”). The effect of the delivery of such Special Termination Notice will be to cause (i) such Liquidity Facility to expire on the fifth Business Day after the date on which such Special Termination Notice is received by the Subordination Agent, (ii) the Subordination Agent to promptly request, and the Liquidity Provider to promptly make, a special termination drawing (a “Special Termination Drawing”) in an amount equal to the Maximum Available Commitment thereunder and (iii) all amounts owing to the Liquidity Provider automatically to become accelerated. The proceeds of a Special Termination Drawing will be deposited into the applicable Cash Collateral Account and used for the same purposes under the same circumstances and subject to the same conditions as cash payments of Interest Drawings under such Liquidity Facility would be used. (Liquidity Facilities, Section 6.02; Intercreditor Agreement, Section 3.5(m))

The Liquidity Facility for each Trust provides that the applicable Liquidity Provider’s obligations thereunder will expire on the earliest of:

•	The first anniversary of the Issuance Date.

•	The date on which the Subordination Agent delivers to such Liquidity Provider a certification that all of the Certificates of such Trust have been paid in full.

•	The date on which the Subordination Agent delivers to such Liquidity Provider a certification that a Replacement Facility has been substituted for such Liquidity Facility.

•	The fifth Business Day following receipt by the Subordination Agent of a Termination Notice from such Liquidity Provider (see “—Liquidity Events of Default”).

•	The fifth Business Day following receipt by the Subordination Agent of a Special Termination Notice from such Liquidity Provider.

•	The date on which no amount is or may (by reason of reinstatement) become available for drawing under such Liquidity Facility. (Liquidity Facilities, Section 1.01)

Each Liquidity Facility provides that it will be extended automatically for additional one-year periods unless the applicable Liquidity Provider advises the Subordination Agent 25 days prior to its then-scheduled expiration date that the expiration date will not be extended. (Liquidity Facilities, Sections 2.02(b) and 2.10) The Intercreditor Agreement will provide that the Liquidity Facility for any applicable Trust may be replaced if such Liquidity Facility is scheduled to expire earlier than 15 days after the Final Maturity Date for the Certificates of such Trust and the expiration date of such Liquidity Facility is not extended by the 25th day prior to its then-scheduled expiration date. If such Liquidity Facility is not so extended or replaced by the 25th day prior to its then-scheduled expiration date, such Liquidity Facility will be drawn in full up to the then Maximum Available Commitment under such Liquidity Facility (the “Non-Extension Drawing”). The proceeds of the Non-Extension Drawing under any Liquidity Facility will be deposited in the Cash Collateral Account for the related Trust to be used for the same purposes and under the same circumstances, and subject to the same conditions, as cash payments of Interest Drawings under such Liquidity Facility would be used. (Liquidity Facilities, Section 2.02(b); Intercreditor Agreement, Section 3.5(d))

Upon receipt by the Subordination Agent of a Termination Notice with respect to any Liquidity Facility from the applicable Liquidity Provider, the Subordination Agent shall request a final drawing (a “Final Drawing”) under such Liquidity Facility, in an amount equal to the then Maximum Available Commitment thereunder. The Subordination Agent will hold the proceeds of the Final Drawing in the Cash Collateral Account for the related Trust as cash collateral to be used for the same purposes and under the same circumstances, and subject to the same conditions, as cash payments of Interest Drawings under such Liquidity Facility would be used. (Liquidity Facilities, Section 2.02(d); Intercreditor Agreement, Section 3.5(i))

Drawings under any Liquidity Facility will be made by delivery by the Subordination Agent of a certificate in the form required by such Liquidity Facility. Upon receipt of such a certificate, the applicable Liquidity Provider is obligated to make payment of the drawing requested thereby in immediately available funds. Upon payment by the applicable Liquidity Provider of the amount specified in any drawing under any Liquidity Facility, such Liquidity Provider will be fully discharged of its obligations under such Liquidity Facility with respect to such drawing and will not thereafter be obligated to make any further payments under such Liquidity Facility in respect of such drawing to the Subordination Agent or any other person.

Replacement Liquidity Facility

A “Replacement Facility” for any Liquidity Facility will mean an irrevocable liquidity facility (or liquidity facilities) in substantially the form of the replaced Liquidity Facility, including reinstatement provisions, or in such other form (which may include a letter of credit) as shall permit the Rating Agencies to confirm in writing their respective ratings then in effect for the Certificates with respect to which such Liquidity Facility was issued (before downgrading of such ratings, if any, as a result of the downgrading of the replaced Liquidity Provider), in a face amount (or in an aggregate face amount) equal to the then Required Amount for the replaced Liquidity Facility and issued by a person (or persons) having a Long-Term Rating issued by each applicable Rating Agency which is equal to or higher than the applicable Liquidity Threshold Rating provided, that in the case of the Class AA Liquidity Facility following a Downgrade Event by Standard & Poor’s, a Replacement Facility may consist of a combination of (i) an irrevocable revolving credit agreement in substantially the form of the Class AA Liquidity Facility issued by a person having the minimum Long-Term Rating of BBB+ issued by Standard & Poor’s (which may be the initial Class AA Liquidity Provider so long as it has such a rating) and (ii) a second irrevocable revolving credit agreement issued by a person (other than the person that issues the agreement described in clause (i)) having the minimum Long-Term Rating of BBB+ issued by Standard & Poor’s, which second irrevocable revolving credit agreement shall provide that the Subordination Agent may request drawings thereunder on the same terms as under the agreement described in clause (i), if drawings are not timely honored under such agreement. (Intercreditor Agreement, Section 1.1) The provider or providers of any Replacement Facility will have the same rights (including, without limitation, priority distribution rights and rights as “Controlling Party” under the Intercreditor Agreement) as the Liquidity Provider being replaced.

Subject to certain limitations, United may, at its option, arrange for a Replacement Facility at any time to replace the Liquidity Facility for any applicable Trust (including without limitation any Replacement Facility described in the following sentence). In addition, if a Liquidity Provider shall determine not to extend any Replacement Facility, then such Liquidity Provider may, at its option, arrange for another Replacement Facility to replace such Replacement Facility (i) during the period no earlier than 40 days and no later than 25 days prior to the then scheduled expiration date of such Replacement Facility and (ii) at any time after a Non-Extension Drawing has been made under such Liquidity Facility. (Intercreditor Agreement, Section 3.5(e)(ii)) The applicable Liquidity Provider may also arrange for a Replacement Facility to replace any of its Liquidity Facilities at any time after a Downgrade Drawing under such Liquidity Facility. If any Replacement Facility is provided at any time after a Downgrade Drawing, a Special Termination Drawing or a Non-Extension Drawing under any Liquidity Facility, the funds with respect to such Liquidity Facility on deposit in the Cash Collateral Account for such Trust will be returned to the Liquidity Provider being replaced. (Intercreditor Agreement, Section 3.5(e))

Reimbursement of Drawings

The Subordination Agent must reimburse amounts drawn under any Liquidity Facility by reason of an Interest Drawing, Final Drawing, Downgrade Drawing, Special Termination Drawing or Non-Extension Drawing and interest thereon, but only to the extent that the Subordination Agent has funds available therefor. See “Description of the Intercreditor Agreement—Priority of Distributions”.

Interest Drawings, Special Termination Drawing and Final Drawing

Amounts drawn by reason of an Interest Drawing, Special Termination Drawing or Final Drawing will be immediately due and payable, together with interest on the amount of such drawing. From the date of the drawing to (but excluding) the third business day following the applicable Liquidity Provider’s receipt of the notice of such Interest Drawing or Final Drawing, interest will accrue at the Base Rate plus 3.75% per annum. Thereafter, interest will accrue at LIBOR for the applicable interest period (or, as described in the fourth paragraph under “—Reimbursement of Drawings—Interest Drawings, Special Termination Drawing and Final Drawing”, the Base Rate) plus 3.75% per annum. Any Special Termination Drawing under the Liquidity Facilities, other than any portion thereof applied to the payment of interest on the Certificates, will bear interest (x) subject to clause (y) below, in an amount equal to the investment earnings on amounts deposited in the Cash Collateral Account attributable to such Liquidity Facility plus a specified rate per annum on the outstanding amount from time to time of such Special Termination Drawing and (y) from and after the date, if any, on which it is converted into a Final Drawing as described below under “—Liquidity Events of Default”, at a rate equal to LIBOR for the applicable interest period (or, as described in the fourth paragraph under “—Interest Drawings, Special Termination Drawing and Final Drawing”, the Base Rate) plus 3.75% per annum.

“Base Rate” means, on any day, a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to (a) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a business day, for the next preceding business day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a business day, the average of the quotations for such day for such transactions received by the applicable Liquidity Provider from three Federal funds brokers of recognized standing selected by it, plus (b) one-quarter of one percent ( 1⁄4 of 1%).

“LIBOR” means, with respect to any interest period, (i) the rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor or substitute therefor) at approximately 11:00 a.m. (London time) two business days before the first day of such interest period, as the rate for dollar deposits with a maturity comparable to such interest period, or (ii) if the rate calculated pursuant to clause (i) above is not available, the average (rounded upwards, if necessary, to the next  1⁄16 of 1%) of the rates per annum at which deposits in dollars are offered for the relevant interest period by three banks of recognized standing selected by the applicable Liquidity Provider in the London interbank market at approximately 11:00 a.m. (London time) two business days before the first day of such interest period in an amount approximately equal to the principal amount of the drawing to which such interest period is to apply and for a period comparable to such interest period; provided that, solely with respect to the Class AA Liquidity Facility, if LIBOR determined as provided above with respect to any interest period for any Downgrade Drawing would be less than 1.25% per annum, then LIBOR for such interest period shall be deemed to be 1.25% per annum.

If at any time, a Liquidity Provider shall have determined (which determination shall be conclusive and binding upon the Subordination Agent, absent manifest error) that, by reason of circumstances affecting the relevant interbank lending market generally, LIBOR determined or to be determined for the current or the immediately succeeding interest period will not adequately and fairly reflect the cost to such Liquidity Provider (as conclusively certified by such Liquidity Provider, absent manifest error) of making or maintaining LIBOR advances, such Liquidity Provider shall give notice thereof (a “Rate Determination Notice”) to the Subordination Agent. If such notice is given, then the outstanding principal amount of the LIBOR advances under the applicable Liquidity Facility shall be converted to Base Rate advances effective from the date of the Rate Determination Notice; provided that the rate then applicable in respect of such Base Rate advances shall be increased by one percent (1.00%). Each applicable Liquidity Provider shall withdraw a Rate Determination Notice given under the applicable Liquidity Facility when such Liquidity Provider determines that the circumstances giving rise to such Rate Determination Notice no longer apply to such Liquidity Provider, and the Base Rate advances under the applicable Liquidity Facility shall be converted to LIBOR advances effective as of the first day of the next succeeding interest period after the date of such withdrawal. Each change in the Base Rate shall become effective immediately. (Liquidity Facilities, Section 3.07(g))

Downgrade Drawings and Non-Extension Drawings

The amount drawn under any Liquidity Facility by reason of a Downgrade Drawing or a Non-Extension Drawing will be treated as follows:

•	Such amount will be released on any Distribution Date to the applicable Liquidity Provider to the extent that such amount exceeds the Required Amount.

•	Any portion of such amount withdrawn from the Cash Collateral Account for such Certificates to pay interest on such Certificates will be treated in the same way as Interest Drawings.

•	The balance of such amount will be invested in certain specified eligible investments.

Any Downgrade Drawing under the Class AA Liquidity Facility, other than any portion thereof applied to the payment of interest on the Class AA Certificates, will bear interest (x) subject to clause (y) below, from the date of the drawing to (but excluding) the third business day following the Class AA Liquidity Provider’s receipt of the notice of such Downgrade Drawing, at a rate equal to the Base Rate plus a specified margin per annum, and thereafter, at a rate equal to LIBOR for the applicable interest period (or, as described in the fourth paragraph under “—Reimbursement of Drawings—Interest Drawings, Special Termination Drawing and Final Drawing”, the Base Rate) plus a specified margin per annum on the outstanding amount from time to time of such Downgrade Drawing and (y) from and after the date, if any, on which it is converted into a Final Drawing as described below under “—Liquidity Events of Default”, at a rate equal to LIBOR for the applicable interest period (or, as described in the fourth paragraph under “—Interest Drawings, Special Termination Drawing and Final Drawing”, the Base Rate) plus 3.75% per annum.

Any Downgrade Drawing under the Class A Liquidity Facility, other than any portion thereof applied to the payment of interest on the Class A Certificates, will bear interest (x) subject to clause (y) below, in an amount equal to the investment earnings on amounts deposited in the Cash Collateral Account attributable to such Liquidity Facility plus a specified rate per annum on the outstanding amount from time to time of such Downgrade Drawing and (y) from and after the date, if any, on which it is converted into a Final Drawing as described below under “—Liquidity Events of Default”, at a rate equal to LIBOR for the applicable interest period (or, as described in the fourth paragraph under “—Interest Drawings, Special Termination Drawing and Final Drawing”, the Base Rate) plus 3.75% per annum.

Any Non-Extension Drawing under any Liquidity Facility, other than any portion thereof applied to the payment of interest on the applicable Certificates, will bear interest (x) subject to clause (y) below, in an amount equal to the investment earnings on amounts deposited in the Cash Collateral Account attributable to such Liquidity Facility plus a specified rate per annum on the outstanding amount from time to time of such Non-Extension Drawing and (y) from and after the date, if any, on which it is converted into a Final Drawing as described below under “—Liquidity Events of Default”, at a rate equal to LIBOR for the applicable interest period (or, as described in the fourth paragraph under “—Interest Drawings, Special Termination Drawing and Final Drawing”, the Base Rate) plus 3.75% per annum.

Liquidity Events of Default

Events of default under each Liquidity Facility (each, a “Liquidity Event of Default”) will consist of:

•	The acceleration of all of the Equipment Notes.

•	Certain bankruptcy or similar events involving United. (Liquidity Facilities, Section 1.01)

If (i) any Liquidity Event of Default under any Liquidity Facility has occurred and is continuing and (ii) less than 65% of the aggregate outstanding principal amount of all Equipment Notes (other than Additional Equipment Notes, if any) are Performing Equipment Notes, the applicable Liquidity Provider may, in its discretion, give a notice of termination of such Liquidity Facility to the Subordination Agent (a “Termination Notice”). The Termination Notice will have the following consequences:

•	Such Liquidity Facility will expire on the fifth Business Day after the date on which such Termination Notice is received by the Subordination Agent.

•	The Subordination Agent will promptly request, and the applicable Liquidity Provider will make, a Final Drawing thereunder in an amount equal to the then Maximum Available Commitment thereunder.

•	Any drawing remaining unreimbursed as of the date of termination will be automatically converted into a Final Drawing under such Liquidity Facility.

•	All amounts owing to the applicable Liquidity Provider automatically will be accelerated.

Notwithstanding the foregoing, the Subordination Agent will be obligated to pay amounts owing to the applicable Liquidity Provider only to the extent of funds available therefor after giving effect to the payments in accordance with the provisions set forth under “Description of the Intercreditor Agreement—Priority of Distributions”. (Liquidity Facilities, Section 2.09) Upon the circumstances described below under “Description of the Intercreditor Agreement—Intercreditor Rights”, such Liquidity Provider may become the Controlling Party with respect to the exercise of remedies under the Indentures. (Intercreditor Agreement, Section 2.6(c))

Liquidity Providers

The initial Class AA Liquidity Provider will be Commonwealth Bank of Australia, New York Branch. The initial Class A Liquidity Provider will be Crédit Agricole Corporate and Investment Bank, acting through its New York Branch. Each Liquidity Provider meets the Liquidity Threshold Rating applicable to the related Trust.

DESCRIPTION OF THE INTERCREDITOR AGREEMENT

The following summary describes the material provisions of the Intercreditor Agreement (the “Intercreditor Agreement”) among the Trustees, the Liquidity Providers and Wilmington Trust, National Association, as subordination agent (the “Subordination Agent”). The summary does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Intercreditor Agreement, which will be filed as an exhibit to a Current Report on Form 8-K to be filed by United with the Commission.

Intercreditor Rights

Controlling Party

The Equipment Notes relating to each Trust will be issued to, and registered in the name of, the Subordination Agent, as agent and trustee for the related Trustee. (Intercreditor Agreement, Section 2.01(a))

Each Loan Trustee will be directed in taking, or refraining from taking, any action under an Indenture or with respect to the Equipment Notes issued under such Indenture, by the holders of at least a majority of the outstanding principal amount of the Equipment Notes issued under such Indenture, so long as no Indenture Default shall have occurred and be continuing thereunder. For so long as the Subordination Agent is the registered holder of the Equipment Notes, the Subordination Agent will act with respect to the preceding sentence in accordance with the directions of the Trustees for whom the Equipment Notes issued under such Indenture are held as Trust Property, to the extent constituting, in the aggregate, directions with respect to the required principal amount of Equipment Notes.

After the occurrence and during the continuance of an Indenture Default under an Indenture, each Loan Trustee will be directed in taking, or refraining from taking, any action thereunder or with respect to the Equipment Notes issued under such Indenture, including acceleration of such Equipment Notes or foreclosing the lien on the related Aircraft, by the Controlling Party, subject to the limitations described below. See “Description of the Certificates—Indenture Defaults and Certain Rights Upon an Indenture Default” for a description of the rights of the Certificateholders of each Trust to direct the respective Trustees.

The “Controlling Party” will be:

•	The Class AA Trustee.

•	Upon payment of Final Distributions to the holders of Class AA Certificates, the Class A Trustee.

•	Under certain circumstances, and notwithstanding the foregoing, the Liquidity Provider with the largest amount owed to it, as discussed in the next paragraph.

At any time after 18 months from the earliest to occur of (x) the date on which the entire available amount under any Liquidity Facility shall have been drawn (for any reason other than a Downgrade Drawing, Special Termination Drawing or Non-Extension Drawing that has not been converted into a Final Drawing) and shall remain unreimbursed, (y) the date on which the entire amount of any Downgrade Drawing, Special Termination Drawing or Non-Extension Drawing shall have been withdrawn from the relevant Cash Collateral Account to pay interest on the relevant Class of Certificates and shall remain unreimbursed and (z) the date on which all Equipment Notes shall have been accelerated, the Liquidity Provider with the highest outstanding amount of Liquidity Obligations (so long as such Liquidity Provider has not defaulted in its obligation to make any drawing under any Liquidity Facility) shall have the right to become the Controlling Party.

For purposes of giving effect to the rights of the Controlling Party, each Trustee (to the extent not the Controlling Party) shall irrevocably agree, and the Certificateholders (other than the Certificateholders represented by the Controlling Party) will be deemed to agree by virtue of their purchase of Certificates, that the Subordination Agent, as record holder of the Equipment Notes, shall exercise its voting rights in respect of the

Equipment Notes as directed by the Controlling Party. (Intercreditor Agreement, Section 2.6) For a description of certain limitations on the Controlling Party’s rights to exercise remedies, see “Description of the Equipment Notes—Remedies”.

“Final Distributions” means, with respect to the Certificates of any Trust on any Distribution Date, the sum of (x) the aggregate amount of all accrued and unpaid interest on such Certificates and (y) the Pool Balance of such Certificates as of the immediately preceding Distribution Date. For purposes of calculating Final Distributions with respect to the Certificates of any Trust, any premium paid on the Equipment Notes held in such Trust which has not been distributed to the Certificateholders of such Trust (other than such premium or a portion thereof applied to the payment of interest on the Certificates of such Trust or the reduction of the Pool Balance of such Trust) shall be added to the amount of such Final Distributions.

Limitation on Exercise of Remedies

So long as any Certificates are outstanding, during nine months after the earlier of (x) the acceleration of the Equipment Notes under any Indenture and (y) the bankruptcy or insolvency of United, without the consent of each Trustee (and each Additional Trustee, if any Additional Junior Certificates are outstanding), no Aircraft subject to the lien of such Indenture or such Equipment Notes may be sold in the exercise of remedies under such Indenture, if the net proceeds from such sale would be less than the Minimum Sale Price for such Aircraft or such Equipment Notes.

“Minimum Sale Price” means, with respect to any Aircraft or the Equipment Notes issued in respect of such Aircraft, at any time, in the case of the sale of an Aircraft, 75%, or in the case of the sale of related Equipment Notes, 85%, of the Appraised Current Market Value of such Aircraft.

Following the occurrence and during the continuation of an Indenture Default under any Indenture, in the exercise of remedies pursuant to such Indenture, the Loan Trustee under such Indenture may be directed to lease the Aircraft to any person (including United) so long as the Loan Trustee in doing so acts in a “commercially reasonable” manner within the meaning of Article 9 of the Uniform Commercial Code as in effect in any applicable jurisdiction (including Sections 9-610 and 9-627 thereof).

If following certain events of bankruptcy, reorganization or insolvency with respect to United described in the Intercreditor Agreement (a “United Bankruptcy Event”) and during the pendency thereof, the Controlling Party receives a proposal from or on behalf of United to restructure the financing of any one or more of the Aircraft, the Controlling Party will promptly thereafter give the Subordination Agent and each Trustee (each Additional Trustee, if any Additional Junior Certificates are outstanding) notice of the material economic terms and conditions of such restructuring proposal whereupon the Subordination Agent acting on behalf of each Trustee (and each Additional Trustee, if Additional Junior Certificates are outstanding) will endeavor using reasonable commercial efforts to make such terms and conditions of such restructuring proposal available to all Certificateholders (and, if then outstanding, holders of Additional Junior Certificates) (whether by posting on DTC’s Internet board or otherwise) and to each Liquidity Provider that has not made a Final Drawing. Thereafter, neither the Subordination Agent nor any Trustee, whether acting on instructions of the Controlling Party or otherwise, may, without the consent of each Trustee (and each Additional Trustee, if any Additional Junior Certificates are outstanding), enter into any term sheet, stipulation or other agreement (whether in the form of an adequate protection stipulation, an extension under Section 1110(b) of the U.S. Bankruptcy Code or otherwise) to effect any such restructuring proposal with or on behalf of United unless and until the material economic terms and conditions of such restructuring proposal shall have been made available to all Certificateholders (and, if then outstanding, holders of Additional Junior Certificates) and to each Liquidity Provider that has not made a Final Drawing for a period of not less than 15 calendar days (except that such requirement shall not apply to any such term sheet, stipulation or other agreement that is entered into on or prior to the expiry of the 60-Day Period and that is effective for a period not longer than three months from the expiry of the 60-Day Period).

In the event that any holder of Class A Certificates or, if issued, of Additional Junior Certificates, gives irrevocable notice of the exercise of its right to purchase all (but not less than all) of the Class of Certificates represented by the then Controlling Party (as described in “Description of the Certificates—Purchase Rights of Certificateholders”), prior to the expiry of the 15-day notice period specified above, such Controlling Party may not direct the Subordination Agent or any Trustee to enter into any such restructuring proposal with respect to any of the Aircraft, unless and until such holder fails to purchase such Class of Certificates on the date that it is required to make such purchase.

Post Default Appraisals

Upon the occurrence and continuation of an Indenture Default under any Indenture, the Subordination Agent will be required to obtain three desktop appraisals from the appraisers selected by the Controlling Party setting forth the current market value, current lease rate and distressed value (in each case, as defined by the International Society of Transport Aircraft Trading) of the Aircraft subject to such Indenture (each such appraisal, an “Appraisal” and the current market value appraisals being referred to herein as the “Post Default Appraisals”). For so long as any Indenture Default shall be continuing under any Indenture, and without limiting the right of the Controlling Party to request more frequent Appraisals, the Subordination Agent will be required to obtain additional Appraisals on the date that is 364 days from the date of the most recent Appraisal or if a United Bankruptcy Event shall have occurred and is continuing, on the date that is 180 days from the date of the most recent Appraisal.

“Appraised Current Market Value” of any Aircraft means the lower of the average and the median of the three most recent Post Default Appraisals of such Aircraft.

Priority of Distributions

All payments in respect of the Equipment Notes and certain other payments received on each Regular Distribution Date or Special Distribution Date (each, a “Distribution Date”) will be promptly distributed by the Subordination Agent on such Distribution Date in the following order of priority:

•	To the Subordination Agent, any Trustee, any Certificateholder and any Liquidity Provider to the extent required to pay certain out-of-pocket costs and expenses actually incurred by the Subordination Agent (or reasonably expected to be incurred by the Subordination Agent for the period ending on the next succeeding Regular Distribution Date, which shall not exceed $150,000 unless approved in writing by the Controlling Party) or any Liquidity Provider or any Trustee or to reimburse any Certificateholder or any Liquidity Provider in respect of payments made to the Subordination Agent or any Trustee in connection with the protection or realization of the value of the Equipment Notes held by the Subordination Agent or any Collateral under (and as defined in) any Indenture (collectively, the “Administration Expenses”).

•	To the applicable Liquidity Provider (a) to the extent required to pay the Liquidity Expenses or (b) in the case of a Special Payment on account of the redemption, purchase or prepayment of Equipment Notes issued pursuant to an Indenture (an “Equipment Note Special Payment”), so long as no Indenture Default has occurred and is continuing under any Indenture, the amount of accrued and unpaid Liquidity Expenses that are not yet due, multiplied by the Section 2.4 Fraction or, if an Indenture Default has occurred and is continuing, clause (a) will apply.

•

To the applicable Liquidity Provider (a) to the extent required to pay interest accrued on the Liquidity Obligations and if a Special Termination Drawing has been made and has not been converted into a Final Drawing, to pay the outstanding amount of such Special Termination Drawing or (b) in the case of an Equipment Note Special Payment, so long as no Indenture Default has occurred and is continuing under any Indenture, to the extent required to pay accrued and unpaid interest then in arrears on the Liquidity Obligations plus an amount equal to the amount of accrued and unpaid interest on the Liquidity Obligations not in arrears, multiplied by the Section 2.4 Fraction and if a Special Termination

Drawing has been made and has not been converted into a Final Drawing, the outstanding amount of such Special Termination Drawing or, if an Indenture Default has occurred and is continuing, clause (a) will apply.

•	To (i) the applicable Liquidity Provider to the extent required to pay the outstanding amount of all Liquidity Obligations and (ii) if applicable, with respect to any particular Liquidity Facility, unless (in the case of this clause (ii) only) (x) less than 65% of the aggregate outstanding principal amount of all Equipment Notes are Performing Equipment Notes and a Liquidity Event of Default shall have occurred and is continuing under such Liquidity Facility or (y) a Final Drawing shall have occurred under such Liquidity Facility or an Interest Drawing for such Liquidity Facility shall have been converted into a Final Drawing, the Subordination Agent to replenish the Cash Collateral Account with respect to such Liquidity Facility up to the Required Amount for the related Class of Certificates.

•	To the Subordination Agent, any Trustee or any Certificateholder to the extent required to pay certain fees, taxes, charges and other amounts payable.

•	To the Class AA Trustee (a) to the extent required to pay accrued and unpaid interest at the Stated Interest Rate on the Pool Balance of the Class AA Certificates or (b) in the case of an Equipment Note Special Payment, so long as no Indenture Default has occurred and is continuing under any Indenture, to the extent required to pay any such interest that is then due together with (without duplication) accrued and unpaid interest at the Stated Interest Rate on the outstanding principal amount of the Series AA Equipment Notes held in the Class AA Trust being redeemed, purchased or prepaid or, if an Indenture Default has occurred and is continuing, clause (a) will apply.

•	To the Class A Trustee (a) to the extent required to pay accrued and unpaid Class A Adjusted Interest on the Class A Certificates or (b) in the case of an Equipment Note Special Payment, so long as no Indenture Default has occurred and is continuing under any Indenture, to the extent required to pay any such Class A Adjusted Interest that is then due or, if an Indenture Default has occurred and is continuing, clause (a) will apply.

•	To the Class AA Trustee to the extent required to pay Expected Distributions on the Class AA Certificates.

•	To the Class A Trustee (a) to the extent required to pay accrued and unpaid interest at the Stated Interest Rate on the Pool Balance of the Class A Certificates (other than Class A Adjusted Interest paid above) or (b) in the case of an Equipment Note Special Payment, so long as no Indenture Default has occurred and is continuing under any Indenture, to the extent required to pay any such interest that is then due (other than Class A Adjusted Interest paid above) together with (without duplication) accrued and unpaid interest at the Stated Interest Rate on the outstanding principal amount of the Series A Equipment Notes held in the Class A Trust and being redeemed, purchased or prepaid or, if an Indenture Default has occurred and is continuing, clause (a) will apply.

•	To the Class A Trustee to the extent required to pay Expected Distributions on the Class A Certificates.

If any Additional Junior Certificates have been issued, the priority of distributions in the Intercreditor Agreement may be revised such that certain obligations relating to the Additional Junior Certificates may rank ahead of certain obligations with respect to the Certificates. See “Possible Issuance of Additional Junior Certificates and Refinancing of Certificates”.

“Section 2.4 Fraction” means, with respect to any Special Distribution Date, a fraction, the numerator of which shall be the amount of principal of the applicable Series AA Equipment Notes and Series A Equipment Notes being redeemed, purchased or prepaid on such Special Distribution Date, and the denominator of which shall be the aggregate unpaid principal amount of all Series AA Equipment Notes and Series A Equipment Notes outstanding as of such Special Distribution Date.

“Liquidity Obligations” means the obligations of the Subordination Agent to reimburse or to pay the applicable Liquidity Provider all principal, interest, fees and other amounts owing to it under each Liquidity Facility or certain other agreements.

“Liquidity Expenses” means the Liquidity Obligations other than any interest accrued thereon or the principal amount of any drawing under the Liquidity Facilities.

“Expected Distributions” means, with respect to the Certificates of any Trust on any Distribution Date (the “Current Distribution Date”), the difference between:

(A) the Pool Balance of such Certificates as of the immediately preceding Distribution Date (or, if the Current Distribution Date is the first Distribution Date, the original aggregate face amount of the Certificates of such Trust), and

(B) the Pool Balance of such Certificates as of the Current Distribution Date calculated on the basis that (i) the principal of the Equipment Notes other than Performing Equipment Notes held in such Trust has been paid in full and such payments have been distributed to the holders of such Certificates, (ii) the principal of the Performing Equipment Notes held in such Trust has been paid when due (but without giving effect to any acceleration of Performing Equipment Notes) and such payments have been distributed to the holders of such Certificates and (iii) the principal of any Equipment Notes formerly held in such Trust that have been sold pursuant to the Intercreditor Agreement has been paid in full and such payments have been distributed to the holders of such Certificates.

For purposes of calculating Expected Distributions with respect to the Certificates of any Trust, any premium paid on the Equipment Notes held in such Trust that has not been distributed to the Certificateholders of such Trust (other than such premium or a portion thereof applied to the payment of interest on the Certificates of such Trust or the reduction of the Pool Balance of such Trust) shall be added to the amount of Expected Distributions.

“Class A Adjusted Interest” means, as of any Distribution Date, (I) any interest described in clause (II) of this definition accruing prior to the immediately preceding Distribution Date which remains unpaid and (II) interest at the Stated Interest Rate for the Class A Certificates (x) for the number of days during the period commencing on, and including, the immediately preceding Distribution Date (or, if the current Distribution Date is the first Distribution Date, the Issuance Date) and ending on, but excluding, the current Distribution Date, on the Preferred A Pool Balance on such Distribution Date and (y) on the principal amount calculated pursuant to clauses (B)(i), (ii), (iii) and (iv) of the definition of Preferred A Pool Balance for each Series A Equipment Note with respect to which a disposition, distribution, sale or Deemed Disposition Event has occurred since the immediately preceding Distribution Date (but only if no such event has previously occurred with respect to such Series A Equipment Note), for each day during the period, for each such Series A Equipment Note, commencing on, and including, the immediately preceding Distribution Date (or, if the current Distribution Date is the first Distribution Date, the Issuance Date) and ending on, but excluding the date of disposition, distribution, sale or Deemed Disposition Event with respect to such Series A Equipment Note, Aircraft or Collateral under (and as defined in) the related Indenture, as the case may be.

“Preferred A Pool Balance” means, as of any date, the excess of (A) the Pool Balance of the Class A Certificates as of the immediately preceding Distribution Date (or, if such date is on or before the first Distribution Date, the original aggregate face amount of the Class A Certificates) (after giving effect to payments made on such date) over (B) the sum of (i) the outstanding principal amount of each Series A Equipment Note that remains unpaid as of such date subsequent to the disposition of the Collateral under (and as defined in) the related Indenture and after giving effect to any distributions of the proceeds of such disposition applied under such Indenture to the payment of each such Series A Equipment Note, (ii) the outstanding principal amount of each Series A Equipment Note that remains unpaid as of such date subsequent to the scheduled date of mandatory redemption of such Series A Equipment Note following an Event of Loss with respect to the Aircraft which secured such Series A Equipment Note and after giving effect to the distributions of any proceeds in respect of such Event of Loss applied under such Indenture to the payment of each such Series A Equipment Note, (iii) the excess, if any, of (x) the outstanding amount of principal and interest as of the date of sale of each Series A Equipment Note previously sold over (y) the purchase price received with respect to the sale of such Series A Equipment Note (net of any applicable costs and expenses of sale) and (iv) the outstanding principal amount of any Series A Equipment Note with respect to which a Deemed Disposition Event has occurred; provided, however, that if more than one of the clauses (i), (ii), (iii) and (iv) is applicable to any one Series A Equipment Note, only the amount determined pursuant to the clause that first became applicable shall be counted with respect to such Series A Equipment Note.

“Deemed Disposition Event” means, in respect of any Equipment Note, the continuation of an Indenture Default in respect of such Equipment Note without an Actual Disposition Event occurring in respect of such Equipment Note for a period of five years from the date of the occurrence of such Indenture Default.

“Actual Disposition Event” means, in respect of any Equipment Note, (i) the disposition of the Aircraft securing such Equipment Note, (ii) the occurrence of the mandatory redemption date for such Equipment Note following an Event of Loss with respect to the Aircraft which secured such Equipment Note or (iii) the sale of such Equipment Note.

Interest Drawings under the applicable Liquidity Facility and withdrawals from the applicable Cash Collateral Account in respect of interest on the Certificates of the Class AA or A Trust, as applicable, will be distributed to the Trustee for such Trust, notwithstanding the priority of distributions set forth in the Intercreditor Agreement and otherwise described herein. All amounts on deposit in the Cash Collateral Account for any such Trust that are in excess of the Required Amount will be paid to the applicable Liquidity Provider.

Voting of Equipment Notes

In the event that the Subordination Agent, as the registered holder of any Equipment Note, receives a request for its consent to any amendment, supplement, modification, consent or waiver under such Equipment Note or the related Indenture (or, if applicable, the related Participation Agreement or other related document), (i) if no Indenture Default shall have occurred and be continuing with respect to such Indenture, the Subordination Agent shall request directions from each applicable Trustee and shall vote or consent in accordance with such directions and (ii) if any Indenture Default shall have occurred and be continuing with respect to such Indenture, the Subordination Agent will exercise its voting rights as directed by the Controlling Party, subject to certain limitations; provided that no such amendment, modification, consent or waiver shall, without the consent of the applicable Liquidity Provider and each affected Certificateholder, reduce the amount of principal or interest payable by United under any Equipment Note or change the time of payments or method of calculation of any amount under any Equipment Note. (Intercreditor Agreement, Section 9.1(b))

List of Certificateholders

Upon the occurrence of an Indenture Default, the Subordination Agent shall instruct the Trustee to, and the Trustee shall, request that DTC post on its Internet bulletin board a securities position listing setting forth the names of all the parties reflected on DTC’s books as holding interests in the Certificates.

Reports

Promptly after the occurrence of a Triggering Event or an Indenture Default resulting from the failure of United to make payments on any Equipment Note and on every Regular Distribution Date while the Triggering Event or such Indenture Default shall be continuing, the Subordination Agent will provide to the Trustee, the Liquidity Providers, the Rating Agencies and United a statement setting forth the following information:

•

After a bankruptcy of United, with respect to each Aircraft, whether such Aircraft is (i) subject to the 60-day period of Section 1110 of the U.S. Bankruptcy Code, (ii) subject to an election by United under

Section 1110(a) of the U.S. Bankruptcy Code, (iii) covered by an agreement contemplated by Section 1110(b) of the U.S. Bankruptcy Code or (iv) not subject to any of (i), (ii) or (iii).

•	To the best of the Subordination Agent’s knowledge, after requesting such information from United, (i) whether the Aircraft are currently in service or parked in storage, (ii) the maintenance status of the Aircraft and (iii) the location of the Engines (as defined in the Indentures). United has agreed to provide such information upon request of the Subordination Agent, but no more frequently than every three months with respect to each Aircraft so long as it is subject to the lien of an Indenture.

•	The current Pool Balance of the Certificates, the Preferred A Pool Balance and outstanding principal amount of all Equipment Notes for all Aircraft.

•	The expected amount of interest which will have accrued on the Equipment Notes and on the Certificates as of the next Regular Distribution Date.

•	The amounts paid to each person on such Distribution Date pursuant to the Intercreditor Agreement.

•	Details of the amounts paid on such Distribution Date identified by reference to the relevant provision of the Intercreditor Agreement and the source of payment (by Aircraft and party).

•	If the Subordination Agent has made a Final Drawing under any Liquidity Facility.

•	The amounts currently owed to each Liquidity Provider.

•	The amounts drawn under each Liquidity Facility.

•	After a United Bankruptcy Event, any operational reports filed by United with the bankruptcy court which are available to the Subordination Agent on a non-confidential basis.

The Subordination Agent

Wilmington Trust, National Association will be the Subordination Agent under the Intercreditor Agreement. United and its affiliates may from time to time enter into banking and trustee relationships with the Subordination Agent and its affiliates. The Subordination Agent’s address is Wilmington Trust, National Association, 1100 North Market Street, Wilmington, Delaware 19890-1605, Attention: Corporate Trust Administration.

The Subordination Agent may resign at any time, in which event a successor Subordination Agent will be appointed as provided in the Intercreditor Agreement. The Controlling Party may remove the Subordination Agent for cause as provided in the Intercreditor Agreement. In such circumstances, a successor Subordination Agent will be appointed as provided in the Intercreditor Agreement. Any resignation or removal of the Subordination Agent and appointment of a successor Subordination Agent does not become effective until acceptance of the appointment by the successor Subordination Agent. (Intercreditor Agreement, Section 8.1)

DESCRIPTION OF THE AIRCRAFT AND THE APPRAISALS

The Aircraft

The 10 aircraft to be financed pursuant to this Offering (collectively, the “Aircraft”) will consist of six new Boeing 737-924ER aircraft and four new Boeing 787-9 aircraft delivered to United between August 2015 and December 2015. See “—The Appraisals” for a description of the 10 aircraft to be financed with the proceeds of this Offering. Eight of the Aircraft have been delivered to United as of the date hereof. If one or both of the two Boeing 787-9 Aircraft scheduled for delivery in November 2015 have not been pledged as collateral for the related Equipment Notes on or within 30 days after the Issuance Date, the Equipment Notes relating to such Aircraft will be prepaid by United.

Boeing 737-924ER Aircraft

The Boeing 737-924ER aircraft is a medium-range aircraft with a seating capacity of approximately 179 passengers. The engine type utilized on United’s 737-924ER aircraft is the CFM International, Inc. CFM56-7B27.

Boeing 787-9 Aircraft

The Boeing 787-9 aircraft is a long-range aircraft with a seating capacity of approximately 252 passengers. The engine type utilized on United’s 787-9 aircraft is the General Electric GEnx-1B74/75.

The Appraisals

The table below sets forth the appraised values of the aircraft expected to be financed with the proceeds of this Offering, as determined by Aircraft Information Services, Inc. (“AISI”), BK Associates, Inc. (“BK”) and Morten Beyer & Agnew, Inc. (“MBA”), independent aircraft appraisal and consulting firms (the “Appraisers”).

Aircraft Type	Registration Number(1)	Manufacturer’s Serial Number(1)	Delivery Month(1)	Appraiser’s Valuations			Appraised Value(2)
				AISI	BK	MBA
Boeing 737-924ER	N61887	42192	August 2015	$53,840,000	$53,350,000	$51,630,000	$52,940,000
Boeing 737-924ER	N69888	42191	August 2015	53,840,000	53,350,000	51,630,000	52,940,000
Boeing 737-924ER	N62889	42193	September 2015	53,930,000	53,350,000	51,670,000	52,983,333
Boeing 737-924ER	N63890	42194	September 2015	53,930,000	53,350,000	51,670,000	52,983,333
Boeing 737-924ER	N68891	42196	October 2015	54,020,000	53,550,000	51,710,000	53,093,333
Boeing 737-924ER	N62892	42195	October 2015	54,020,000	53,550,000	51,710,000	53,093,333

Boeing 787-9	N27958	36406	September 2015	146,950,000	138,950,000	134,530,000	138,950,000
Boeing 787-9	N27959	36407	September 2015	146,950,000	138,950,000	134,530,000	138,950,000
Boeing 787-9(3)	N26960	36408	November 2015	147,440,000	141,050,000	134,760,000	141,050,000
Boeing 787-9(3)	N29961	37811	November 2015	147,440,000	141,050,000	134,760,000	141,050,000

(1)	The indicated registration number, manufacturer’s serial number and delivery month for the Boeing 787-9 scheduled to be delivered in November 2015 reflect our current expectations, although these may differ for the actual Aircraft financed hereunder.

(2)	The appraised value of each aircraft set forth above is the lesser of the average and median values of such aircraft as appraised by the Appraisers.

(3)	If one or both of the two Boeing 787-9 Aircraft scheduled for delivery in November 2015 have not been pledged as collateral for the related Equipment Notes on or within 30 days after the Issuance Date, the Equipment Notes relating to such Aircraft will be prepaid by United.

For purposes of the foregoing chart, AISI, BK and MBA were each asked to provide its opinion as to the appraised base value of each aircraft. As part of this process, all three Appraisers performed “desk top” appraisals without any physical inspection of the aircraft. The appraisals are based on various assumptions and methodologies, which vary among the appraisals. The Appraisers have delivered letters summarizing their respective appraisals, copies of which are annexed to this Prospectus Supplement as Appendix II. For a discussion of the assumptions and methodologies used in each of the appraisals, reference is hereby made to such summaries.

An appraisal is only an estimate of value. It is not indicative of the price at which an aircraft may be purchased from the manufacturer. Nor should it be relied upon as a measure of realizable value. The proceeds realized upon a sale of any Aircraft may be less than its appraised value. The value of the Aircraft in the event of the exercise of remedies under the applicable Indenture will depend on market and economic conditions, the availability of buyers, the condition of the Aircraft and other similar factors. Accordingly, there can be no assurance that the proceeds realized upon any such exercise with respect to the Equipment Notes and the Aircraft pursuant to the applicable Indenture would equal the appraised value of such Aircraft or be sufficient to satisfy in full payments due on such Equipment Notes or the Certificates. See “Risk Factors—Risk Factors Relating to the Certificates and the Offering—The Appraisals are only estimates of Aircraft value.”

DESCRIPTION OF THE EQUIPMENT NOTES

The following summary describes the material terms of the Equipment Notes. The summary makes use of terms defined in, and is qualified in its entirety by reference to all of the provisions of, the Equipment Notes, the Indentures, the Participation Agreements and the Note Purchase Agreement. The Note Purchase Agreement and the forms of the Equipment Notes, the Indentures and the Participation Agreements each will be filed as an exhibit to a Current Report on Form 8-K to be filed by United with the Commission. Except as otherwise indicated, the following summaries relate to the Equipment Notes, the Indenture and the Participation Agreement that may be applicable to each Aircraft.

Under the Note Purchase Agreement, on the Issuance Date, the Trustees will purchase, using the proceeds from the issuance of the Certificates, and United will issue and sell to the Trustees, Equipment Notes secured by the Aircraft, provided that, in the case of the two Boeing 787-9 Aircraft for which delivery to United may be delayed, the applicable Equipment Notes initially may be secured by cash and a letter of credit rather than such Aircraft. See “—Special Terms for Delayed Delivery Aircraft”. The Note Purchase Agreement provides for the relevant parties to enter into a Participation Agreement and an Indenture relating to the financing of each Aircraft.

General

Equipment Notes will be issued in two series with respect to each Aircraft (the “Series AA Equipment Notes” and the “Series A Equipment Notes” and, collectively, the “Equipment Notes”). United may elect to issue one or more series of Additional Equipment Notes with respect to an Aircraft at any time, which will be funded from sources other than this Offering and will be subordinated in right of payment to the Equipment Notes. See “Possible Issuance of Additional Junior Certificates and Refinancing of Certificates”. The Equipment Notes with respect to each Aircraft will be issued under a separate Indenture among United and Wilmington Trust, National Association, as indenture trustee thereunder (each, a “Loan Trustee”).

United’s obligations under the Equipment Notes will be general obligations of United.

Subordination

The Indentures provide for the following subordination provisions applicable to the Equipment Notes:

•	Series AA Equipment Notes issued in respect of an Aircraft will rank senior in right of payment to other Equipment Notes issued in respect of such Aircraft.

•	Series A Equipment Notes issued in respect of an Aircraft will rank junior in right of payment to the Series AA Equipment Notes issued in respect of such Aircraft.

If United elects to issue Additional Equipment Notes with respect to an Aircraft, they will be subordinated in right of payment to the Series AA and Series A Equipment Notes issued with respect to such Aircraft. See “Possible Issuance of Additional Junior Certificates and Refinancing of Certificates”.

Principal and Interest Payments

Subject to the provisions of the Intercreditor Agreement, interest paid on the Equipment Notes held in each Trust will be passed through to the Certificateholders of such Trust on the dates and at the rate per annum set forth on the cover page of this Prospectus Supplement with respect to Certificates issued by such Trust until the final expected Regular Distribution Date for such Trust. Subject to the provisions of the Intercreditor Agreement, principal paid on the Equipment Notes held in each Trust will be passed through to the Certificateholders of such Trust in scheduled amounts on the dates set forth herein until the final expected Regular Distribution Date for such Trust.

Interest will be payable on the unpaid principal amount of each Equipment Note at the rate applicable to such Equipment Note on June 1 and December 1 of each year, commencing on June 1, 2016. Such interest will be computed on the basis of a 360-day year of twelve 30-day months.

Scheduled principal payments on the Series AA Equipment Notes will be made on June 1 and December 1 of each year, commencing on December 1, 2016. The entire principal amount of the Series A Equipment Notes is scheduled for payment on December 1, 2022. See “Description of the Certificates—Pool Factors” for a discussion of the scheduled payments of principal of the Equipment Notes and possible revisions thereto.

If any date scheduled for a payment of principal, premium (if any) or interest with respect to the Equipment Notes is not a Business Day, such payment will be made on the next succeeding Business Day, without any additional interest.

United is also required to pay under each Indenture such Indenture’s pro rata share of:

•	the fees, the interest payable on drawings under each Liquidity Facility in excess of earnings on cash deposits from such drawings plus certain other amounts and certain other payments due to the Liquidity Provider under each Liquidity Facility and

•	compensation and certain expenses payable to the Pass Through Trustee and the Subordination Agent.

Special Terms for Delayed Delivery Aircraft

If one or both of the two Boeing 787-9 Aircraft scheduled for delivery in November 2015 have not been delivered by Boeing to United as of the Issuance Date, the related Equipment Notes for such Aircraft will be secured initially by the cash used to purchase such Equipment Notes and by a letter of credit in an amount sufficient to repay such Equipment Notes as described below. If the applicable Aircraft is delivered by Boeing to United within 30 days after the Issuance Date, United will pledge it as collateral for the related Equipment Notes and the cash and letter of credit will be released to United. If the applicable Aircraft is not pledged as collateral within such 30 days, on the next Business Day United will prepay the related Equipment Notes at their principal amount, without Make-Whole Premium, plus accrued interest.

Redemption

If an Event of Loss occurs with respect to an Aircraft and such Aircraft is not replaced by United under the related Indenture, the Equipment Notes issued with respect to such Aircraft will be redeemed, in whole, in each case at a price equal to the aggregate unpaid principal amount thereof, together with accrued interest thereon to, but not including, the date of redemption, but without premium, on a Special Distribution Date. (Indentures, Section 2.10)

All of the Equipment Notes issued with respect to an Aircraft may be redeemed prior to maturity at any time, at the option of United, only if all outstanding Equipment Notes with respect to all other Aircraft are simultaneously redeemed. In addition, United may elect to redeem the Series A Equipment Notes issued with respect to all Aircraft in connection with a refinancing of such Series. The redemption price for any optional redemption will be the unpaid principal amount of the relevant Equipment Notes, together with accrued and unpaid interest thereon to, but not including, the date of redemption, plus a Make-Whole Premium. (Indentures, Section 2.11) See “Possible Issuance of Additional Junior Certificates and Refinancing of Certificates”.

“Make-Whole Premium” means, with respect to any Equipment Note, an amount (as determined by an independent investment bank of national standing) equal to the excess, if any, of (a) the present value of the remaining scheduled payments of principal and interest to maturity of such Equipment Note computed by discounting such payments on a semiannual basis on each payment date under the applicable Indenture (assuming a 360-day year of twelve 30-day months) using a discount rate equal to the Treasury Yield plus the applicable Make-Whole Spread over (b) the outstanding principal amount of such Equipment Note plus accrued interest to the date of determination. The “Make-Whole Spread” applicable to each Series of Equipment Notes is set forth below:

Make-Whole Spread
Series AA Equipment Notes	0.20%
Series A Equipment Notes	0.30%

For purposes of determining the Make-Whole Premium, “Treasury Yield” means, at the date of determination with respect to any Equipment Note, the interest rate (expressed as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined to be the per annum rate equal to the semiannual yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note and trading in the public securities markets either as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities trading in the public securities markets, (A) one maturing as close as possible to, but earlier than, the Average Life Date of such Equipment Note and (B) the other maturing as close as possible to, but later than, the Average Life Date of such Equipment Note, in each case as published in the most recent H.15(519) or, if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of such Equipment Note is reported in the most recent H.15(519), such weekly average yield to maturity as published in such H.15(519). “H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System. The date of determination of a Make-Whole Premium shall be the third Business Day prior to the applicable payment or redemption date and the “most recent H.15(519)” means the H.15(519) published prior to the close of business on the third Business Day prior to the applicable payment or redemption date.

“Average Life Date” for any Equipment Note shall be the date which follows the time of determination by a period equal to the Remaining Weighted Average Life of such Equipment Note.

“Remaining Weighted Average Life” on a given date with respect to any Equipment Note shall be the number of days equal to the quotient obtained by dividing (a) the sum of each of the products obtained by multiplying (i) the amount of each then remaining scheduled payment of principal of such Equipment Note by (ii) the number of days from and including such determination date to but excluding the date on which such payment of principal is scheduled to be made, by (b) the then outstanding principal amount of such Equipment Note.

Security

Aircraft

The Equipment Notes issued with respect to each Aircraft will be secured by a security interest in such Aircraft and each of the other Aircraft for which Equipment Notes are outstanding and an assignment to the Loan Trustee of certain of United’s rights under warranties with respect to the Aircraft, except that Equipment Notes with respect to two Aircraft expected to be delivered after the date hereof may initially be secured by cash and a letter of credit rather than such Aircraft. See “—Special Terms for Delayed Delivery Aircraft”.

Since the Equipment Notes are cross-collateralized, any proceeds from the sale of an Aircraft securing Equipment Notes or other exercise of remedies under an Indenture with respect to such Aircraft and other collateral thereunder will (subject to the provisions of the U.S. Bankruptcy Code) be available for application to shortfalls with respect to obligations due under the other Equipment Notes at the time such proceeds are received. In the absence of any such shortfall, excess proceeds will be held as additional collateral by the Loan Trustee under such Indenture for such other Equipment Notes. However, if an Equipment Note ceases to be held by the Subordination Agent (as a result of sale upon the exercise of remedies or otherwise), it ceases to be entitled to the benefits of cross-collateralization.

See Appendix III to this Prospectus Supplement for tables setting forth the projected loan to value ratios for each of the aircraft that may be financed pursuant to this Offering.

Cash

Cash, if any, held from time to time by the Loan Trustee with respect to any Aircraft, including funds held as the result of an Event of Loss to such Aircraft, will be invested and reinvested by such Loan Trustee, at the direction of United, in investments described in the related Indenture. (Indentures, Section 6.06)

Limitation of Liability

Except as otherwise provided in the Indentures, each Loan Trustee, in its individual capacity, will not be answerable or accountable under the Indentures or under the Equipment Notes under any circumstances except, among other things, for its own willful misconduct or gross negligence. (Indentures, Section 7.01)

Indenture Defaults, Notice and Waiver

Events of default under each Indenture (“Indenture Defaults”) will include:

•	The failure by United to pay any amount, when due, under such Indenture or under any Equipment Note issued thereunder that continues for more than ten Business Days, in the case of principal, interest or Make-Whole Premium, and, in all other cases, ten Business Days after United receives written notice from the related Loan Trustee.

•	Any representation or warranty made by United in such Indenture, the related Participation Agreement or certain related documents furnished to the Loan Trustee or any holder of an Equipment Note pursuant thereto being false or incorrect in any material respect when made that continues to be material and adverse to the interests of the Loan Trustee or holders of Equipment Notes and remains unremedied after notice and specified cure periods.

•	Failure by United to perform or observe any covenant or obligation for the benefit of the Loan Trustee or holders of Equipment Notes under such Indenture or certain related documents that continues after notice and specified cure periods.

•	The lapse or cancellation of insurance required under such Indenture.

•	The occurrence of an Indenture Default under any other Indenture.

•	The occurrence of certain events of bankruptcy, reorganization or insolvency of United. (Indentures, Section 5.01)

The holders of a majority in principal amount of the outstanding Equipment Notes issued with respect to any Aircraft, by notice to the Loan Trustee, may on behalf of all the holders waive any existing default and its consequences under the Indenture with respect to such Aircraft, except a default in the payment of the principal of, or premium or interest on any such Equipment Notes or a default in respect of any covenant or provision of such Indenture that cannot be modified or amended without the consent of each holder of Equipment Notes. (Indentures, Section 5.06) See “Description of the Intercreditor Agreement—Voting of Equipment Notes” regarding the persons entitled to direct the vote of Equipment Notes.

Remedies

If an Indenture Default (other than certain events of bankruptcy, reorganization or insolvency) occurs and is continuing under an Indenture, the related Loan Trustee or the holders of a majority in principal amount of the Equipment Notes outstanding under such Indenture may declare the principal of all such Equipment Notes issued thereunder immediately due and payable, together with all accrued but unpaid interest thereon. If certain events of bankruptcy, reorganization or insolvency occur with respect to United, such amounts shall be due and payable without any declaration or other act on the part of the related Loan Trustee or holders of Equipment Notes. The holders of a majority in principal amount of Equipment Notes outstanding under an Indenture may rescind any declaration of acceleration of such Equipment Notes at any time before the judgment or decree for the payment of the money so due shall be entered if (i) there has been paid to the related Loan Trustee an amount sufficient to pay all principal, interest and premium, if any, on any such Equipment Notes, to the extent such amounts have become due otherwise than by such declaration of acceleration and (ii) all other Indenture Defaults and incipient Indenture Defaults with respect to any covenant or provision of such Indenture have been cured. (Indentures, Section 5.02(b))

Each Indenture provides that if an Indenture Default under such Indenture has occurred and is continuing, the related Loan Trustee may exercise certain rights or remedies available to it under such Indenture or under applicable law.

In the case of Chapter 11 bankruptcy proceedings in which an air carrier is a debtor, Section 1110 of the U.S. Bankruptcy Code (“Section 1110”) provides special rights to holders of security interests with respect to “equipment” (defined as described below). Under Section 1110, the right of such holders to take possession of such equipment in compliance with the provisions of a security agreement is not affected by any provision of the U.S. Bankruptcy Code or any power of the bankruptcy court. Such right to take possession may not be exercised for 60 days following the date of commencement of the reorganization proceedings. Thereafter, such right to take possession may be exercised during such proceedings unless, within the 60-day period or any longer period consented to by the relevant parties, the debtor agrees to perform its future obligations and cures all existing and future defaults on a timely basis. Defaults resulting solely from the financial condition, bankruptcy, insolvency or reorganization of the debtor need not be cured.

“Equipment” is defined in Section 1110, in part, as an aircraft, aircraft engine, propeller, appliance, or spare part (as defined in Section 40102 of Title 49 of the U.S. Code) that is subject to a security interest granted by, leased to, or conditionally sold to a debtor that, at the time such transaction is entered into, holds an air carrier operating certificate issued pursuant to chapter 447 of Title 49 of the U.S. Code for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo. Rights under Section 1110 are subject to certain limitations in the case of equipment first placed in service on or prior to October 22, 1994.

It is a condition to the Trustees’ obligation to purchase Equipment Notes with respect to each Aircraft (or, in the case of Aircraft initially secured by cash and a letter of credit (see “—Special Terms for Delayed Delivery Aircraft”), the Trustee’s obligation to accept such Aircraft as collateral within 30 days after the Issuance Date) that outside counsel to United, which is expected to be Hughes Hubbard & Reed LLP, provide its opinion to the Trustees that the Loan Trustees will be entitled to the benefits of Section 1110 with respect to the airframe and engines comprising such Aircraft, assuming that, at the time of such transaction, United holds an air carrier operating certificate issued pursuant to chapter 447 of Title 49 of the U.S. Code for aircraft capable of carrying ten or more individuals or 6,000 pounds or more of cargo. For a description of certain limitations on the Loan Trustee’s exercise of rights contained in the Indenture, see “—Indenture Defaults, Notice and Waiver”.

The opinion of Hughes Hubbard & Reed LLP will not address the possible replacement of an Aircraft after an Event of Loss in the future, the consummation of which is conditioned upon the contemporaneous delivery of an opinion of counsel to the effect that the related Loan Trustee will be entitled to Section 1110 benefits with respect to such replacement unless there is a change in law or court interpretation that results in Section 1110 not being available. See “—Certain Provisions of the Indentures—Events of Loss”. The opinion of Hughes Hubbard & Reed LLP will also not address the availability of Section 1110 with respect to any possible lessee of an Aircraft if it is leased by United.

If an Indenture Default under any Indenture occurs and is continuing, any sums held or received by the related Loan Trustee may be applied to reimburse such Loan Trustee for any tax, expense or other loss incurred by it and to pay any other amounts due to such Loan Trustee prior to any payments to holders of the Equipment Notes issued under such Indenture. (Indentures, Section 3.03)

Modification of Indentures

Without the consent of holders of a majority in principal amount of the Equipment Notes outstanding under any Indenture, the provisions of such Indenture and the related Participation Agreement may not be amended or modified, except to the extent indicated below.

Without the consent of the Liquidity Providers and the holder of each Equipment Note outstanding under any Indenture affected thereby, no amendment or modification of such Indenture may among other things (a) reduce the principal amount of, or premium, if any, or interest payable on, any Equipment Notes issued under such Indenture or change the date on which any principal, premium, if any, or interest is due and payable, (b) permit the creation of any security interest with respect to the property subject to the lien of such Indenture, except as provided in such Indenture, or deprive any holder of an Equipment Note issued under such Indenture of the benefit of the lien of such Indenture upon the property subject thereto or (c) modify the percentage of holders of Equipment Notes issued under such Indenture required to take or approve any action under such Indenture. (Indentures, Section 10.01(a))

Any Indenture may be amended without the consent of the holders of Equipment Notes to, among other things, cure any defect or inconsistency in such Indenture or the Equipment Notes issued thereunder (provided that such change does not adversely affect the interests of any such holder) or provide for the re-issuance thereunder of Series A Equipment Notes or the issuance or successive repayment and issuance from time to time thereunder of one or more series of Additional Equipment Notes (and the re-issuance of Series A Equipment Notes or issuance of one or more series of Additional Equipment Notes under other Indentures) and any related credit support arrangements. See “Possible Issuance of Additional Junior Certificates and Refinancing of Certificates”. (Indentures, Section 10.01(b))

Indemnification

United will be required to indemnify each Loan Trustee, each Liquidity Provider, the Subordination Agent and each Trustee, but not the holders of Certificates, for certain losses, claims and other matters.

Certain Provisions of the Indentures

Maintenance

United is obligated under each Indenture, among other things and at its expense, to keep each Aircraft duly registered and insured, and to maintain, service, repair and overhaul the Aircraft so as to keep it in as good an operating condition as when delivered to United, ordinary wear and tear excepted, and in such condition as required to maintain the airworthiness certificate for the Aircraft in good standing at all times. (Indentures, Section 4.02)

Possession, Lease and Transfer

Each Aircraft may be operated by United or, subject to certain restrictions, by certain other persons. Normal interchange agreements with respect to the Airframe and normal interchange, pooling and borrowing agreements with respect to any Engine, in each case customary in the commercial airline industry, are permitted. Leases are also permitted to U.S. air carriers and foreign air carriers that have their principal executive office in certain specified countries, subject to a reasonably satisfactory legal opinion that, among other things, such country would recognize the Loan Trustee’s security interest in respect of the applicable Aircraft. In addition, a lessee may not be subject to insolvency or similar proceedings at the commencement of such lease. (Indentures, Section 4.02) Permitted foreign air carriers are not limited to those based in a country that is a party to the Convention on the International Recognition of Rights in Aircraft (Geneva 1948) (the “Convention”) or the Cape Town Convention on International Interests in Mobile Equipment and the related Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment (the “Cape Town Treaty”). It is uncertain to what extent the relevant Loan Trustee’s security interest would be recognized if an Aircraft is registered or located in a jurisdiction not a party to the Convention or the Cape Town Treaty. Moreover, in the case of an Indenture Default, the ability of the related Loan Trustee to realize upon its security interest in an Aircraft could be adversely affected as a legal or practical matter if such Aircraft were registered or located outside the United States.

Registration

United is required to keep each Aircraft duly registered under the Transportation Code with the FAA and to record each Indenture and certain other documents under the Transportation Code. In addition, United is required to register the “international interests” created pursuant to the Indenture under the Cape Town Treaty. (Indentures, Section 4.02(e)) Such recordation of the Indenture and certain other documents with respect to each Aircraft will give the relevant Loan Trustee a first-priority, perfected security interest in such Aircraft under U.S. law. If such Aircraft is located outside the United States, under U.S. law the effect of such perfection and the priority of such security interest will be governed by the law of the jurisdiction where such Aircraft is located. The Convention provides that such security interest will be recognized, with certain limited exceptions, in those jurisdictions that have ratified or adhere to the Convention. The Cape Town Treaty provides that a registered “international interest” has priority over a subsequently registered interest and over an unregistered interest for purposes of the law of those jurisdictions that have ratified the Cape Town Treaty. There are many jurisdictions in the world that have not ratified either the Convention or the Cape Town Treaty, and the Aircraft may be located in any such jurisdiction from time to time.

So long as no Indenture Default exists, United has the right to register any Aircraft in a country other than the United States at its own expense in connection with a permitted lease of the Aircraft to a permitted foreign air carrier, subject to certain conditions set forth in the related Indenture. These conditions include a requirement that an opinion of counsel be provided that the lien of the applicable Indenture will continue as a first priority security interest in the applicable Aircraft. (Indentures, Section 4.02(e)).

Liens

United is required to maintain each Aircraft free of any liens, other than the rights of the relevant Loan Trustee, the holders of the Equipment Notes and United arising under the applicable Indenture or the other operative documents related thereto, and other than certain limited liens permitted under such documents, including but not limited to (i) liens for taxes either not yet due or being contested in good faith by appropriate proceedings; (ii) materialmen’s, mechanics’ and other similar liens arising in the ordinary course of business and securing obligations that either are not yet delinquent for more than 60 days or are being contested in good faith by appropriate proceedings; (iii) judgment liens so long as such judgment is discharged or vacated within 60 days or the execution of such judgment is stayed pending appeal or discharged, vacated or reversed within 60 days after expiration of such stay; and (iv) any other lien as to which United has provided a bond or other security adequate in the reasonable opinion of the Loan Trustee; provided that in the case of each of the liens described in the foregoing clauses (i), (ii) and (iii), such liens and proceedings do not involve any material risk of the sale, forfeiture or loss of such Aircraft or the interest of the Loan Trustee therein or impair the lien of the relevant Indenture. (Indentures, Section 4.01)

Replacement of Parts; Alterations

United is obligated to replace all parts at its expense that may from time to time be incorporated or installed in or attached to any Aircraft and that may become lost, damaged beyond repair, worn out, stolen, seized, confiscated or rendered permanently unfit for use. United or any permitted lessee has the right, at its own expense, to make such alterations, modifications and additions with respect to each Aircraft as it deems desirable in the proper conduct of its business and to remove parts which it deems to be obsolete or no longer suitable or appropriate for use, so long as such alteration, modification, addition or removal does not materially diminish the fair market value, utility, condition or useful life of the related Aircraft or Engine or invalidate the Aircraft’s airworthiness certificate. (Indentures, Section 4.04(d))

Insurance

United is required to maintain, at its expense (or at the expense of a permitted lessee), all-risk aircraft hull insurance covering each Aircraft, at all times in an amount not less than the unpaid principal amount of the Equipment Notes relating to such Aircraft together with six months of interest accrued thereon (the “Debt Balance”). However, after giving effect to self-insurance permitted as described below, the amount payable under such insurance may be less than such amounts payable with respect to the Equipment Notes. In the event of a loss involving insurance proceeds in excess of $18,000,000 per occurrence in the case of a Boeing 787-9 Aircraft and $8,000,000 per occurrence in the case of a Boeing 737-924ER Aircraft, such proceeds up to the Debt Balance of the relevant Aircraft will be payable to the applicable Loan Trustee, for so long as the relevant Indenture shall be in effect. In the event of a loss involving insurance proceeds of up to the amount per occurrence set forth in the preceding sentence with respect to the relevant model of Aircraft, such proceeds will be payable directly to United so long as no Indenture Default exists under the related Indenture. So long as the loss does not constitute an Event of Loss, insurance proceeds will be applied to repair or replace the property. (Indentures, Section 4.06 and Annex B)

In addition, United is obligated to maintain commercial airline liability insurance at its expense (or at the expense of a permitted lessee), including, without limitation, passenger liability, baggage liability, cargo and mail liability, hangarkeeper’s liability and contractual liability insurance with respect to each Aircraft. Such liability insurance must be underwritten by insurers of nationally or internationally recognized responsibility. The amount of such liability insurance coverage per occurrence may not be less than the amount of commercial airline liability insurance from time to time applicable to aircraft owned or leased and operated by United (or a permitted lessee) of the same type and operating on similar routes as such Aircraft. (Indentures, Section 4.06 and Annex B)

United is also required to maintain war risk, hijacking and allied perils insurance if it (or any permitted lessee) operates any Aircraft, Airframe or Engine in any area of recognized hostilities or if United (or any permitted lessee) maintains such insurance with respect to other aircraft operated on the same international routes or areas on or in which the Aircraft is operated. (Indentures, Section 4.06 and Annex B)

United (or a permitted lessee) may self-insure under a program applicable to all aircraft in its fleet, but the amount of such self-insurance in the aggregate may not exceed 100% of the largest replacement value of any single aircraft in United’s fleet or 1  1⁄2% of the average aggregate insurable value (during the preceding policy year) of all aircraft on which United carries insurance, whichever is less, unless an insurance broker of national standing shall certify that the standard among all other major U.S. airlines is a higher level of self-insurance, in which case United may self-insure the Aircraft to such higher level. In addition, United (or a permitted lessee) may self-insure to the extent of any applicable deductible per Aircraft that does not exceed industry standards for major U.S. airlines. (Indentures, Section 4.06 and Annex B)

In respect of each Aircraft, United is required to name as additional insured parties the Loan Trustees, the holders of the Equipment Notes and the Liquidity Providers under all liability insurance policies required with respect to such Aircraft. In addition, the insurance policies will be required to provide that, in respect of the interests of such additional insured persons, the insurance shall not be invalidated or impaired by any act or omission of United, any permitted lessee or any other person. (Indentures, Section 4.06 and Annex B)

Events of Loss

If an Event of Loss occurs with respect to the Airframe or the Airframe and Engines of an Aircraft, United must elect within 45 days after such occurrence either to make payment with respect to such Event of Loss or to replace such Airframe and any such Engines. Not later than the first Business Day following the earlier of (i) the 120th day following the date of occurrence of such Event of Loss, and (ii) the fourth Business Day following the receipt of the insurance proceeds in respect of such Event of Loss, United must either (i) pay to the Loan Trustee the outstanding principal amount of the Equipment Notes, together with certain additional amounts, but, in any case, without any Make-Whole Premium or (ii) unless an Indenture Default or failure to pay principal or interest under the Indenture or certain bankruptcy defaults shall have occurred and is continuing, substitute an airframe (or airframe and one or more engines, as the case may be) for the Airframe, or Airframe and Engine(s), that suffered such Event of Loss. (Indentures, Sections 2.10 and 4.05(a))

If United elects to replace an Airframe (or Airframe and one or more Engines, as the case may be) that suffered such Event of Loss, it shall subject such an airframe (or airframe and one or more engines) to the lien of the Indenture, and such replacement airframe or airframe and engines must be the same model as the Airframe or Airframe and Engines to be replaced or an improved model, with a value, utility and remaining useful life (without regard to hours or cycles remaining until the next regular maintenance check) at least equal to the Airframe or Airframe and Engines to be replaced, assuming that such Airframe and such Engines had been maintained in accordance with the related Indenture. United is also required to provide to the relevant Loan Trustee reasonably acceptable opinions of counsel to the effect, among other things, that (i) certain specified documents have been duly filed under the Transportation Code and (ii) such Loan Trustee will be entitled to receive the benefits of Section 1110 of the U.S. Bankruptcy Code with respect to any such replacement airframe (unless, as a result of a change in law or court interpretation, such benefits are not then available). (Indentures, Section 4.05(c))

If United elects not to replace such Airframe, or Airframe and Engine(s), then upon payment of the outstanding principal amount of the Equipment Notes issued with respect to such Aircraft, together with accrued and unpaid interest thereon and all additional amounts then due and unpaid with respect to such Aircraft, the lien of the Indenture shall terminate with respect to such Aircraft, and the obligation of United thereafter to make interest and principal payments with respect thereto shall cease. (Indentures, Sections 2.10, 3.02 and 4.05(a)(ii))

If an Event of Loss occurs with respect to an Engine alone, United will be required to replace such Engine within 60 days after the occurrence of such Event of Loss with another engine, free and clear of all liens (other than certain permitted liens). Such replacement engine shall be the same make and model as the Engine to be replaced, or an improved model, suitable for installation and use on the Airframe, and having a value, utility and remaining useful life (without regard to hours or cycles remaining until overhaul) at least equal to the Engine to be replaced, assuming that such Engine had been maintained in accordance with the relevant Indenture. (Indentures, Section 4.05)

An “Event of Loss” with respect to an Aircraft, Airframe or any Engine means any of the following events with respect to such property:

•	The destruction of such property, damage to such property beyond economic repair or rendition of such property permanently unfit for normal use.

•	The actual or constructive total loss of such property or any damage to such property or requisition of title or use of such property which results in an insurance settlement with respect to such property on the basis of a total loss or a constructive or compromised total loss.

•	Any theft, hijacking or disappearance of such property for a period of 180 consecutive days or more.

•	Any seizure, condemnation, confiscation, taking or requisition of title to such property by any governmental entity or purported governmental entity (other than a U.S. government entity) for a period exceeding 180 consecutive days.

•	As a result of any law, rule, regulation, order or other action by the FAA or any governmental entity, the use of such property in the normal course of United’s business of passenger air transportation is prohibited for 180 consecutive days, unless United, prior to the expiration of such 180-day period, shall have undertaken and shall be diligently carrying forward steps which are necessary or desirable to permit the normal use of such property by United, but in any event if such use shall have been prohibited for a period of two consecutive years, provided that no Event of Loss shall be deemed to have occurred if such prohibition has been applicable to United’s entire U.S. registered fleet of similar property and United, prior to the expiration of such two-year period, shall have conformed at least one unit of such property in its fleet to the requirements of any such law, rule, regulation, order or other action and commenced regular commercial use of the same and shall be diligently carrying forward, in a manner which does not discriminate against applicable property in so conforming such property, steps which are necessary or desirable to permit the normal use of such property by United, but in any event if such use shall have been prohibited for a period of three years.

•	With respect to any Engine, any divestiture of title to such Engine in connection with pooling or certain other arrangements shall be treated as an Event of Loss. (Indentures, Annex A)

POSSIBLE ISSUANCE OF ADDITIONAL JUNIOR CERTIFICATES AND REFINANCING OF

CERTIFICATES

Issuance of Additional Junior Certificates

United may elect to issue one or more additional series of equipment notes (each, a series of “Additional Equipment Notes”) with respect to any Aircraft at any time, each of which will be funded from sources other than this offering (this “Offering”) but will be issued under the same Indenture as the Equipment Notes for such Aircraft. Any Additional Equipment Notes issued under an Indenture will be subordinated in right of payment to the Series AA and Series A Equipment Notes issued under such Indenture and may also be subordinated to other Additional Equipment Notes that rank senior in right of payment to such Additional Equipment Notes. United will fund the sale of any series of Additional Equipment Notes through the sale of related pass through certificates (the “Additional Junior Certificates”) issued by a single related United Airlines pass through trust (each such trust, an “Additional Trust”).

The trustee of, and the liquidity provider (if any) for, any Additional Trust will become a party to the Intercreditor Agreement. The Intercreditor Agreement will be amended by written agreement of United and the Subordination Agent to provide for the subordination of the Additional Junior Certificates to the Administration Expenses, the Liquidity Obligations, the Class AA and Class A Certificates and, if applicable, any other Additional Junior Certificates that rank senior in right of payment to such Additional Junior Certificates. The priority of distributions under the Intercreditor Agreement may be revised, however, to provide for distribution of “Adjusted Interest” with respect to each issued class of Additional Junior Certificates (calculated in a manner substantially similar to the calculation of Class A Adjusted Interest but with respect to the applicable class of Additional Junior Certificates) after Class A Adjusted Interest, but before Expected Distributions on the Class AA Certificates.

The holders of Additional Junior Certificates will have the right to purchase all of the Class AA and Class A Certificates and, if applicable, a previously issued or concurrently issued Class of Additional Junior Certificates under certain circumstances after a bankruptcy of United. See “Description of the Certificates—Purchase Rights of Certificateholders”. In addition, the applicable Additional Trustee may be the Controlling Party upon payment of Final Distributions to the holders of the Class A Certificates, subject to the rights of the Liquidity Providers to be the Controlling Party under certain circumstances. See “Description of the Intercreditor Agreement—Intercreditor Rights”.

Any such issuance of Additional Equipment Notes and Additional Junior Certificates, and any such amendment of the Intercreditor Agreement (and any amendment of an Indenture in connection with such issuance) are contingent upon each Rating Agency providing written confirmation that such actions will not result in a withdrawal, suspension or downgrading of the rating of any Class of Certificates. The issuance of Additional Equipment Notes and Additional Certificates in compliance with the foregoing conditions will not require the consent of any Trustee or any holders of any class of Certificates.

Refinancing of Certificates

United may elect to repay (either pursuant to a redemption or at final maturity) and at such time or subsequently re-issue Series A Equipment Notes (or any series of Additional Equipment Notes if so provided under the terms thereof) (any such re-issued equipment notes, the “Refinancing Equipment Notes”) in respect of all (but not less than all) of the Aircraft secured by such refinanced notes at any time after the Issuance Date. Refinancing Equipment Notes may have the same series designation as, and the same or differing terms as, the corresponding repaid Equipment Notes. In such case, United will fund the sale of any such Refinancing Equipment Notes through the sale of pass through certificates (any such certificates, the “Refinancing Certificates”) issued by a United Airlines pass through trust (any such trust, the “Refinancing Trust”).

The trustee of each Refinancing Trust will become a party to the Intercreditor Agreement and the Intercreditor Agreement will be amended by written agreement of United and the Subordination Agent to provide for the subordination of the Refinancing Certificates to the Administration Expenses, the Liquidity Obligations and the Class AA Certificates and each other class of Certificates that ranks senior in right of payment to such Refinancing Certificates, in the same manner that the corresponding Class of refinanced Certificates were subordinated. Any such issuance of Refinancing Equipment Notes and Refinancing Certificates, and any such amendment of the Intercreditor Agreement (and any amendment of an Indenture in connection with such re-issuance), are contingent upon each Rating Agency providing written confirmation that such actions will not result in a withdrawal, suspension or downgrading of the rating of any Class of Certificates the rated by such Rating Agency and that remains outstanding. The issuance of Refinancing Certificates in compliance with the foregoing conditions will not require the consent of any Trustees or any holders of any class of Certificates.

Additional Liquidity Facilities

Refinancing Certificates in respect of refinanced Class A Certificates may have the benefit of credit support similar to the Liquidity Facility for the Class A Trust or different therefrom and claims for fees, interest, expenses, reimbursement of advances and other obligations arising from such credit support may rank equally with similar claims in respect of the Liquidity Facilities, so long as the prior written consent of the Liquidity Providers shall have been obtained and each Rating Agency shall have provided written confirmation to the effect that such actions will not result in a withdrawal, suspension, or downgrading of the rating of any class of Certificates then rated by such Rating Agency and that remains outstanding.

Additional Junior Certificates and Refinancing Certificates in respect of refinanced Additional Certificates may have the benefit of credit support similar to the Liquidity Facilities or different therefrom (provided that claims for fees, interest, expenses, reimbursement of advances and other obligations arising from such credit support shall be subordinated to the Administration Expenses, the Liquidity Obligations, the Class AA Certificates, the Class A Certificates and any Additional Certificates that rank senior in right of payment to the applicable Additional Certificates or Refinancing Certificates), so long as each Rating Agency shall have provided written confirmation to the effect that such actions will not result in a withdrawal, suspension, or downgrading of the rating of any class of Certificates then rated by such Rating Agency and that remains outstanding.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES

General

The following summary describes all material generally applicable U.S. federal income tax consequences, as well as certain Medicare tax considerations, to Certificateholders of the purchase, ownership and disposition of the Certificates. Except as otherwise specified, the summary is addressed to beneficial owners of Certificates that are (i) citizens or residents of the United States, (ii) corporations created or organized in or under the laws of the United States or any state therein or the District of Columbia, (iii) estates the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) trusts that (1) meet the following two tests: (a) a U.S. court is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust or (2) were in existence on August 20, 1996 and treated as U.S. persons and have validly elected to continue to be so treated (“U.S. Persons”) that will hold the Certificates as capital assets (“U.S. Certificateholders”). This summary does not address the tax treatment of U.S. Certificateholders that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or commodities, partnerships, holders subject to the mark-to-market rules, tax-exempt entities, holders that will hold Certificates as part of a straddle or holders that have a “functional currency” other than the U.S. Dollar, nor, except as otherwise specified, does it address the tax treatment of U.S. Certificateholders that do not acquire Certificates at the public offering price as part of the initial offering. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase Certificates. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States.

The summary is based upon the tax laws and practice of the United States as in effect on the date of this Prospectus Supplement, as well as judicial and administrative interpretations thereof (in final or proposed form) available on or before such date. All of the foregoing are subject to change, which change could apply retroactively. We have not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the tax consequences described below, and we cannot assure you that the IRS will not take contrary positions. The Trusts are not indemnified for any U.S. federal income taxes that may be imposed upon them, and the imposition of any such taxes on a Trust could result in a reduction in the amounts available for distribution to the Certificateholders of such Trust. Prospective investors should consult their own tax advisors with respect to the federal, state, local and foreign tax consequences to them of the purchase, ownership and disposition of the Certificates.

Tax Status of the Trusts

Although there is no authority addressing the characterization of entities that are similar to the Trusts in all material respects, based upon an interpretation of analogous authorities and the terms of the transaction documents, all as in effect on the date hereof, each of the Trusts will be classified as a grantor trust for U.S. federal income tax purposes.

Taxation of Certificateholders Generally

Assuming that a Trust is classified as a grantor trust, a U.S. Certificateholder will be treated as owning its pro rata undivided interest in each of the Equipment Notes held by the Trust and any other property held by the Trust. Accordingly, each U.S. Certificateholder’s share of interest paid on Equipment Notes will be taxable as ordinary income, as it is paid or accrued, in accordance with such U.S. Certificateholder’s method of accounting for U.S. federal income tax purposes, and a U.S. Certificateholder’s share of premium, if any, paid on redemption of an Equipment Note will be treated as capital gain. Any amounts received by a Trust under a Liquidity Facility in order to make interest payments will be treated for U.S. federal income tax purposes as having the same characteristics as the payments they replace.

Each U.S. Certificateholder will be entitled to deduct, consistent with its method of accounting, its pro rata share of fees and expenses paid or incurred by the corresponding Trust as provided in Section 162 or 212 of the

Code. Certain fees and expenses, including fees paid to the Trustee and the Liquidity Providers, will be borne by parties other than the Certificateholders. It is possible that payments related to such fees and expenses will be treated as constructively received by the Trust, in which event a U.S. Certificateholder will be required to include in income and will be entitled to deduct its pro rata share of such fees and expenses. If a U.S. Certificateholder is an individual, estate or trust, the deduction for such holder’s share of such fees or expenses will be allowed only to the extent that all of such holder’s miscellaneous itemized deductions, including such holder’s share of such fees and expenses, exceed 2% of such holder’s adjusted gross income. In addition, in the case of U.S. Certificateholders who are individuals, certain otherwise allowable itemized deductions will be subject generally to additional limitations on itemized deductions under applicable provisions of the Code.

Effect of Reallocation of Payments under the Intercreditor Agreement

In the event that the Class A Trust receives less than the full amount of the interest, principal or premium paid with respect to the Equipment Notes held by it because of the subordination of the Class A Trust under the Intercreditor Agreement, the corresponding owners of beneficial interests in the Class A Certificates would probably be treated for federal income tax purposes as if they had:

•	received as distributions their full share of interest, principal or premium;

•	paid over to the holders of Class AA Certificates an amount equal to their share of the amount of the shortfall; and

•	retained the right to reimbursement of the amount of the shortfall to the extent of future amounts payable to them on account of the shortfall.

Under this analysis:

•	Class A Certificateholders incurring a shortfall would be required to include as current income any interest or other income of the Class A Trust that was a component of the shortfall, even though that amount was in fact paid to the holders of Class AA Certificates;

•	a loss would only be allowed to Class A Certificateholders when their right to receive reimbursement of the shortfall becomes worthless; that is, when it becomes clear that funds will not be available from any source to reimburse the shortfall; and

•	reimbursement of the shortfall before a claim of worthlessness would not be taxable income to the Class A Certificateholders because the amount reimbursed would have been previously included in income.

These results should not significantly affect the inclusion of income for Class A Certificateholders on the accrual method of accounting, but could accelerate inclusion of income to Class A Certificateholders on the cash method of accounting by, in effect, placing them on the accrual method.

Sale or Other Disposition of the Certificates

Upon the sale, exchange or other disposition of a Certificate, a U.S. Certificateholder generally will recognize capital gain or loss (subject to the possible recognition of ordinary income under the market discount rules) equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued interest which will be taxable as ordinary income) and the U.S. Certificateholder’s adjusted tax basis in the Note Purchase Agreement, Equipment Notes and any other property held by the corresponding Trust. Any such gain or loss will be long-term capital gain or loss to the extent attributable to property held by the Trust for more than one year. In the case of individuals, estates and trusts, the maximum rate of tax on net long-term capital gains generally is 20%.

3.8% Medicare Tax on “Net Investment Income”

U.S. Certificateholders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include the interest payments and any gain realized with respect to the Equipment Notes, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, estate or trust, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. Certificateholders should consult their advisors with respect to the 3.8% Medicare tax.

Foreign Certificateholders

Subject to the discussion of backup withholding and FATCA below, payments of principal, interest and premium on the Equipment Notes to, or on behalf of, any beneficial owner of a Certificate that is for U.S. federal income tax purposes a nonresident alien (other than certain former United States citizens or residents), foreign corporation, foreign trust, or foreign estate (a “non-U.S. Certificateholder”) will not be subject to U.S. federal income or withholding taxes provided that:

•	such amount is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. Certificateholder;

•	the non-U.S. Certificateholder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of United;

•	the non-U.S. Certificateholder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, or a controlled foreign corporation for U.S. tax purposes that is related to United; and

•	certain certification requirements (including identification of the beneficial owner of the Certificate) are complied with.

Subject to the discussion of backup withholding and FATCA below, any capital gain (not including any amount treated as interest) realized upon the sale, exchange, retirement or other disposition of a Certificate or upon receipt of premium paid on an Equipment Note by a non-U.S. Certificateholder will not be subject to U.S. federal income or withholding taxes if (i) such gain is not effectively connected with a U.S. trade or business of the holder and (ii) in the case of an individual, such holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition or receipt.

Sections 1471 through 1474 of the Code (“FATCA”) generally impose a withholding tax of 30% on U.S. sourced interest paid on, and the gross proceeds of a disposition of, debt obligations paid to (i) a foreign financial institution, as defined for purposes of FATCA (whether as a beneficial owner or an intermediary), unless (a) such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), (b) such institution is resident in a country that has entered into an agreement with the United States regarding the exchange of certain information with respect to United States account holders and complies with local legislation enacted to give effect to such agreement, or (c) such institution otherwise establishes an exemption from FATCA withholding or (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any U.S. Person who directly or indirectly owns more than 10% of the entity, or otherwise establishes an exemption from FATCA withholding. Pursuant to final regulations and subsequent IRS guidance, this new withholding tax will not apply to gross proceeds from the disposition of debt instruments paid on or before December 31, 2018. Investors are encouraged to consult with their own tax advisors regarding the implications of this legislation on their investment in the Certificates.

Backup Withholding

Payments made on the Certificates and proceeds from the sale of Certificates will not be subject to backup withholding tax unless, in general, the Certificateholder fails to comply with certain reporting procedures or otherwise fails to establish an exemption from such tax under applicable provisions of the Code. Backup withholding is not an additional tax. A Certificateholder generally will be entitled to credit any amounts withheld under the backup withholding rules against its U.S. federal income tax liability or to obtain a refund of the amounts withheld, provided the required information is furnished to the IRS in a timely manner.

CERTAIN DELAWARE TAXES

The Trustee is a national banking association with its corporate trust office in Delaware. In the opinion of Morris James LLP, Wilmington, Delaware, counsel to the Trustee, under currently applicable law, assuming that the Trusts will not be taxable as corporations, but, rather, will be classified as grantor trusts under subpart E, Part I of Subchapter J of the Code or as partnerships under Subchapter K of the Code, (i) the Trusts will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof and (ii) Certificateholders that are not residents of or otherwise subject to tax in Delaware will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof as a result of purchasing, holding (including receiving payments with respect to) or selling a Certificate.

Neither the Trusts nor the Certificateholders will be indemnified for any state or local taxes imposed on them, and the imposition of any such taxes on a Trust could result in a reduction in the amounts available for distribution to the Certificateholders of such Trust. In general, should a Certificateholder or any Trust be subject to any state or local tax which would not be imposed if the Trustee were located in a different jurisdiction in the United States, the Trustee will resign and a new Trustee in such other jurisdiction will be appointed.

CERTAIN ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on employee benefit plans subject to Title I of ERISA (“ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirements of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code.

The Department of Labor has promulgated a regulation, 29 CFR Section 2510.3-101 (the “Plan Asset Regulation”), describing what constitutes the assets of a Plan with respect to the Plan’s investment in an entity for purposes of ERISA and Section 4975 of the Code. Under the Plan Asset Regulation, as modified by Section 3(42) of ERISA, if a Plan invests (directly or indirectly) in a Certificate, the Plan’s assets will include both the Certificate and an undivided interest in each of the underlying assets of the corresponding Trust, including the Equipment Notes held by such Trust, unless it is established that equity participation in such Trust by Plans and entities whose underlying assets include Plan assets by reason of a Plan’s investment in the entity is not “significant” within the meaning of the Plan Asset Regulation, as modified by Section 3(42) of ERISA. In this regard, the extent to which there is equity participation in a particular Trust by, or on behalf of, employee benefit plans will not be monitored. If the assets of a Trust are deemed to constitute the assets of a Plan, transactions involving the assets of such Trust could be subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code unless a statutory or administrative exemption is applicable to the transaction.

The fiduciary of a Plan that proposes to purchase and hold any Certificates should consider, among other things, whether such purchase and holding may involve a direct or indirect (i) extension of credit to a party in interest or a disqualified person, (ii) sale or exchange of any property between a Plan and a party in interest or a disqualified person, or (iii) transfer to, or use by or for the benefit of, a party in interest or a disqualified person, of any Plan assets. Such parties in interest or disqualified persons could include, without limitation, United and its affiliates, the Underwriters, the Loan Trustee, the Trustee and the Liquidity Providers. In addition, if one Class of Certificates is purchased by a Plan and another Class of Certificates is held by a party in interest or a disqualified person with respect to such Plan, the exercise by the holder of the subordinate Class of Certificates of its right to purchase the senior Class of Certificates upon the occurrence and during the continuation of a Certificate Buyout Event could be considered to constitute a prohibited transaction unless a statutory or administrative exemption were applicable. Depending on the identity of the Plan fiduciary making the decision to acquire or hold Certificates on behalf of a Plan, Prohibited Transaction Class Exemption (“PTCE”) 91-38 (relating to investments by a bank collective investment fund), PTCE 84-14 (relating to transactions effected by a “qualified professional asset manager”), PTCE 95-60 (relating to investments by an insurance company general account), PTCE 96-23 (relating to transactions directed by an in-house professional asset manager) or PTCE 90-1 (relating to investments by an insurance company pooled separate account) (collectively, the “Class Exemptions”) could provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code. However, there can be no assurance that any of these Class Exemptions or any other exemption will be available with respect to any particular transaction involving the Certificates.

Governmental plans, certain church plans, and foreign plans (collectively, “Similar Law Plans”) while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and

Section 4975 of the Code, may nevertheless be subject to other laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel before purchasing any Certificates.

Any Plan fiduciary which proposes to cause a Plan to purchase any Certificates should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA.

Each person who acquires or accepts a Certificate or an interest therein, will be deemed by such acquisition or acceptance to have represented and warranted that either: (i) no assets of a Plan or any Similar Law Plan have been used to purchase or hold such Certificate or an interest therein or (ii) the purchase and holding of such Certificate or an interest therein either (a) in the case of Plan assets, are exempt from the prohibited transaction restrictions of ERISA and the Code pursuant to one or more prohibited transaction statutory or administrative exemptions or (b) in the case of Similar Law Plan assets, will not violate any similar state, local or foreign law.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this Prospectus Supplement among United and Morgan Stanley & Co. LLC and Credit Suisse Securities (USA) LLC as representatives of the several underwriters listed below (collectively, the “Underwriters”), United has agreed to cause each Trust to sell to the Underwriters, and each of the Underwriters has severally agreed to purchase, the following respective face amounts of the Class AA and Class A Certificates:

Underwriter	Face Amount of Class AA Certificates	Face Amount of Class A Certificates
Morgan Stanley & Co. LLC	$52,829,000	$15,834,000
Credit Suisse Securities (USA) LLC	52,829,000	15,834,000
Citigroup Global Markets Inc.	52,828,000	15,833,000
Deutsche Bank Securities Inc.	52,828,000	15,833,000
Goldman, Sachs & Co.	52,828,000	15,833,000
Credit Agricole Securities (USA) Inc.	16,682,000	5,000,000
Barclays Capital Inc.	52,828,000	15,833,000

Total	$333,652,000	$100,000,000

The underwriting agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are obligated to purchase all of the Certificates if any are purchased. If an Underwriter defaults on its purchase commitment, the purchase commitments of the non-defaulting Underwriters may be increased or the offering of the Certificates may be terminated. The Certificates are offered subject to receipt and acceptance by the Underwriters and to certain other conditions, including the right to reject orders in whole or in part.

The aggregate proceeds from the sale of the Certificates will be $433,652,000. United will pay the Underwriters a commission of $4,336,520. United estimates that its expenses associated with the offer and sale of the Certificates will be approximately $1,700,000.

The Underwriters propose to offer the Certificates to the public initially at the public offering prices on the cover page of this Prospectus Supplement and to selling group members at those prices less the concessions set forth below. The Underwriters and selling group members may allow a discount to other broker/dealers as set forth below. After the initial public offering, the public offering prices and concessions and discounts may be changed by the Underwriters.

Pass Through Certificates	Concession To Selling Group Members	Discount To Broker/Dealers
2015-1AA	0.50%	0.25%
2015-1A	0.50%	0.25%

Each Class of Certificates is a new issue of securities with no established trading market. United does not intend to apply for the listing of the Certificates on a national securities exchange.

The Underwriters have advised United that one or more of the Underwriters currently intend to make a market in the Certificates, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Certificates and any such market making may be discontinued at any time at their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the Certificates.

United has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments which the Underwriters may be required to make in that respect.

From time to time, the several Underwriters or their affiliates have performed and are performing investment banking and advisory services for, and have provided and are providing general financing and banking services to, UAL, United and their affiliates. In particular, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co., affiliates of Morgan Stanley & Co. LLC and affiliates of Barclays Capital Inc. serve as counterparties to certain fuel hedging arrangements with United. In addition, affiliates of Morgan Stanley & Co. LLC are providers of fuel to United. Affiliates of each of the Underwriters are lenders to UAL and/or United. Affiliates of Morgan Stanley & Co. LLC, Citigroup Global Markets Inc. and Credit Agricole Securities (USA) Inc. are liquidity facility providers to United. In addition, an affiliate of Credit Agricole Securities (USA) Inc. is acting as the Liquidity Provider for the Class A Certificates in this Offering.

In the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of United. The Underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

United expects that delivery of the Certificates will be made against payment therefor on or about the closing date specified on the cover page of this Prospectus Supplement, which will be the tenth business day following the date hereof (this settlement cycle being referred to as T+10). Under Rule 15c6-1 of the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade Certificates on a day prior to the third business day before the date of initial delivery of the Certificates will be required, by virtue of the fact that the Certificates initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any trade to prevent a failed settlement and should consult their own advisor.

To facilitate the offering of the Certificates, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Certificates. Specifically, the Underwriters may overallot in connection with this Offering, creating a short position in the Certificates for their own account. To cover overallotments or to stabilize the price of the Certificates, the Underwriters may bid for, and purchase, Certificates in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an agent or a dealer for distributing Certificates in this Offering, if the Underwriters repurchase previously distributed Certificates in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Certificates above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

Selling Restrictions

This Prospectus Supplement and the accompanying Prospectus do not constitute an offer of, or a solicitation of an offer by or on behalf of us or the Underwriters to subscribe for or purchase, any of the Certificates in any jurisdiction to or from any person to whom or from whom it is unlawful to make such an offer or solicitation in that jurisdiction. This distribution of this Prospectus Supplement and the accompanying Prospectus and the offering of the Certificates in certain jurisdictions may be restricted by law. We and the Underwriters require persons into whose possession this Prospectus Supplement and the accompanying Prospectus come to observe the following restrictions.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the Relevant Implementation Date, an offer of Certificates which are the subject of this offering contemplated by this Prospectus Supplement may not be made to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the Underwriters for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Certificates shall require United or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Certificates to the public” in relation to any Certificates in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Certificates to be offered so as to enable an investor to decide to purchase or subscribe for the Certificates, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

In the United Kingdom, this Prospectus Supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons. For the purpose of this paragraph, the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive) and includes any relevant implementing measure in the United Kingdom.

Canada

The Certificates may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Certificates must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Prospectus Supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this Offering.

Hong Kong

The Certificates may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Certificates may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Certificates which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This Prospectus Supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this Prospectus Supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Certificates may not be circulated or distributed, nor may the Certificates be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Certificates are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Certificates under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The Certificates have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each Underwriter has agreed that it will not offer or sell any Certificates, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the Certificates is being passed upon for United by Hughes Hubbard & Reed LLP, New York, New York, and for the Underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York. Morris James LLP, Wilmington, Delaware, counsel for Wilmington Trust, National Association, as Trustee, will pass upon certain matters of Delaware law relating to the Pass Through Trust Agreements, including that the Certificates are binding obligations of the Trustee, and Milbank, Tweed, Hadley & McCloy LLP will rely on such opinion.

EXPERTS

United’s consolidated financial statements, and the related financial statement schedule, appearing in our Annual Report on Form 10-K filed with the Commission on February 20, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, which is incorporated by reference herein. United’s consolidated financial statements are incorporated by reference in reliance upon such report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

The references to AISI, BK and MBA, and to their appraisal reports, dated October 28, 2015, October 27, 2015 and October 28, 2015, respectively, are included herein in reliance upon the authority of each such firm as an expert with respect to the matters contained in its appraisal report.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This Prospectus Supplement incorporates by reference the following documents previously filed by United with the Commission (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act) that are not delivered with this Prospectus Supplement:

Filing	Date Filed
Annual Report on Form 10-K for the year ended December 31, 2014	February 20, 2015
Quarterly Report on Form 10-Q for the quarter ended March 31, 2015	April 23, 2015
Quarterly Report on Form 10-Q for the quarter ended June 30, 2015	July 23, 2015
Quarterly Report on Form 10-Q for the quarter ended September 30, 2015	October 22, 2015
Current Report on Form 8-K	September 8, 2015
Current Report on Form 8-K	October 20, 2015

United’s Commission file number is 1-10323.

For the avoidance of doubt, the Annual Report on Form 10-K for the year ended December 31, 2014 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 of UAL are not incorporated by reference in this Prospectus Supplement.

APPENDIX I—INDEX OF TERMS

Page
60-Day Period	S-38
Actual Disposition Event	S-58
Additional Equipment Notes	S-72
Additional Junior Certificates	S-72
Additional Trust	S-72
Administration Expenses	S-55
Aircraft	S-60
AISI	S-60
Appraisal	S-55
Appraised Current Market Value	S-55
Appraisers	S-60
Assumed Amortization Schedule	S-35
ATC	S-23
Average Life Date	S-64
Base Rate	S-50
Basic Agreement	S-31
BK	S-60
Boeing	S-28
Business Day	S-34
Cape Town Treaty	S-68
Cash Collateral Account	S-48
Cede	S-42
Certificate Account	S-33
Certificate Buyout Event	S-38
Certificate Owner	S-42
Certificateholders	S-32
Certificates	S-31
CFTC	S-17
Class A Adjusted Interest	S-57
Class A Certificates	S-31
Class A Liquidity Facility	S-46
Class A Liquidity Provider	S-46
Class A Trust	S-31
Class A Trustee	S-31
Class AA Certificates	S-31
Class AA Liquidity Facility	S-46
Class AA Liquidity Provider	S-46
Class AA Trust	S-31
Class AA Trustee	S-31
Class Exemptions	S-79
clearing agency	S-43
clearing corporation	S-43
Code	S-27
Commission	S-1
Company	S-17
Controlling Party	S-28
Convention	S-68
Current Distribution Date	S-57
Debt Balance	S-69

Page
Deemed Disposition Event	S-58
default	S-37
Delay Prepayment	S-29
disqualified persons	S-79
Distribution Date	S-55
DOT	S-22
Downgrade Drawing	S-47
Downgrade Event	S-47
DTC	S-42
DTC Participants	S-42
Equipment	S-66
Equipment Note Special Payment	S-55
Equipment Notes	S-62
ERISA	S-79
ERISA Plans	S-79
Event of Loss	S-70
Exchange Act	S-43
Expected Distributions	S-57
FAA	S-18
FATCA	S-76
Final Distributions	S-54
Final Drawing	S-49
Final Maturity Date	S-32
Form 10-K	S-14
GDS	S-20
H.15(519)	S-64
Indenture	S-42
Indenture Defaults	S-65
Indirect DTC Participants	S-42
Intercreditor Agreement	S-53
Interest Drawing	S-46
Investment Company Act	S-1
IRS	S-74
Issuance Date	S-29
LIBOR	S-50
Liquidity Event of Default	S-52
Liquidity Expenses	S-57
Liquidity Facilities	S-46
Liquidity Obligations	S-57
Liquidity Providers	S-46
Liquidity Threshold Rating	S-48
Loan Trustee	S-62
Long-Term Rating	S-48
LTVs	S-6
Make-Whole Premium	S-64
Make-Whole Spread	S-64
Maximum Available Commitment	S-46
Maximum Commitment	S-46
MBA	S-60

I-1

Page
Minimum Sale Price	S-54
Moody’s	S-48
most recent H.15(519)	S-64
NOL	S-27
Non-Extension Drawing	S-49
non-U.S. Certificateholder	S-76
Note Purchase Agreement	S-42
Offering	S-72
Order	S-83
Participation Agreement	S-42
parties in interest	S-79
Pass Through Trust Agreements	S-31
Performing Equipment Note	S-47
Plan Asset Regulation	S-79
Plans	S-79
Pool Balance	S-34
Pool Factor	S-34
Post Default Appraisals	S-55
Preferred A Pool Balance	S-57
Prospectus Directive	S-83
PTC Event of Default	S-38
PTCE	S-79
qualified professional asset manager	S-79
Rate Determination Notice	S-51
Rating Agencies	S-47
Refinancing Certificates	S-72
Refinancing Equipment Notes	S-72
Refinancing Trust	S-72
Regular Distribution Dates	S-32
Relevant Member State	S-83
relevant persons	S-83
Remaining Weighted Average Life	S-64

Page
Replacement Facility	S-49
Required Amount	S-47
RLA	S-22
Scheduled Payments	S-32
Section 1110	S-66
Section 2.4 Fraction	S-56
Section 382	S-27
Series A Equipment Notes	S-62
Series AA Equipment Notes	S-62
Similar Law Plans	S-79
Special Distribution Date	S-33
Special Payment	S-33
Special Payments Account	S-33
Special Termination Drawing	S-48
Special Termination Notice	S-48
Standard & Poor’s	S-48
Stated Interest Rates	S-46
Subordination Agent	S-53
Termination Notice	S-52
Transportation Code	S-39
Treasury Yield	S-64
Triggering Event	S-33
Trust Indenture Act	S-40
Trust Property	S-31
Trust Supplement	S-31
Trustee	S-31
Trusts	S-31
U.S. Certificateholders	S-74
U.S. Persons	S-74
UAL	S-17
Underwriters	S-81
United	S-17
United Bankruptcy Event	S-54

I-2

APPENDIX II—APPRAISAL LETTERS

Mr. Gerry Laderman

Senior Vice President—Finance & Acting Chief Financial Officer

United Airlines, Inc.

233 South Wacker Drive

14th Floor HDQFT

Chicago, IL 60606

Sight Unseen New Base

Value Opinion

Eight Delivered and Two Future Delivery United Airlines Aircraft Portfolio

AISI File No.: A5S077BVO-04

Report Date: 28 October 2015

Values as of: 01 October 2015

Main Office: 1409 Peachtree Street, Suite 200, Atlanta, Georgia 30309

TEL: 404 870-AISI (2474) E-MAIL: mail@AISI.aero www.aisi.aero

28 October 2015

Mr. Gerry Laderman

Senior Vice President—Finance & Acting Chief Financial Officer

United Airlines, Inc.

233 South Wacker Drive

14th Floor HDQFT

Chicago, IL 60606

Subject:	AISI Sight Unseen New Base Value Opinion for Eight Delivered and Two Future Delivery United Airlines Aircraft Portfolio, AISI File number: A5S077BVO-04

Ref:	(a) Email messages UAL to AISI; 24 September—28 October 2015

Dear Mr. Laderman:

Aircraft Information Services, Inc. (AISI) has been requested to offer our opinion of the sight unseen new base values as of 01 October 2015 in delivery date U.S. Dollars, for a portfolio of six delivered Boeing 737-924ER aircraft, with CFM56-7B27E/F engines, at 187,000 lbs. maximum takeoff weight, and two delivered and two future delivery Boeing 787-9 aircraft,, with GEnx-1B74/75 engines, at 557,000 lbs. maximum takeoff weight as identified and defined in Table I and reference (a) above (the ‘Aircraft’).

1.	Methodology and Definitions

The standard terms of reference for commercial aircraft value are ‘base value’ and ‘current market value’ of an ‘average’ aircraft. Base value is a theoretical value that assumes a hypothetical balanced market while current market value is the value in the actual market; both assume a hypothetical average aircraft condition. All other values are derived from these values. AISI value definitions are consistent with the current definitions of the International Society of Transport Aircraft Trading (ISTAT), those of 30 January 2013. AISI is a member of that organization and employs one ISTAT Certified Senior Appraiser and two ISTAT Certified Appraisers.

AISI defines a ‘base value’ as that of a transaction between an equally willing and informed buyer and seller, neither under compulsion to buy or sell, for a single unit cash transaction with no hidden value or liability, with supply and demand of the sale item roughly in balance and with no event which would cause a short term change in the market. Base values are typically given for aircraft in ‘new’ condition, ‘average half-life’ condition, or ‘adjusted’ for an aircraft in a specifically described condition at a specific time.

Main Office: 1409 Peachtree Street, Suite 200, Atlanta, Georgia 30309

TEL: 404 870-AISI (2474) E-MAIL: mail@AISI.aero www.aisi.aero

28 October 2015 AISI File No. A5S077BVO-04 Page - 2 -

An ‘average’ aircraft is an operable airworthy aircraft in average physical condition and with average accumulated flight hours and cycles, with clear title and standard unrestricted certificate of airworthiness, and registered in an authority which does not represent a penalty to aircraft value or liquidity, with no damage history and with inventory configuration and level of modification which is normal for its intended use and age.

Note that a stored aircraft is not an average aircraft. AISI assumes average condition unless otherwise specified in this report.

AISI also assumes that airframe, engine and component parts are from the original equipment manufacturer (OEM) and that maintenance, maintenance program and essential records are sufficient to permit normal commercial operation under a strict airworthiness authority.

‘Half-life’ condition assumes that every component or maintenance service which has a prescribed interval that determines its service life, overhaul interval or interval between maintenance services, is at a condition which is one-half of the total interval.

An ‘adjusted’ appraisal reflects an adjustment from half life condition for the actual condition, utilization, life remaining or time remaining of an airframe, engine or component.

A ‘new’ aircraft is an aircraft with no utilization, equipped with engines, buyer furnished equipment, seller furnished equipment and other equipment typical or required for the mission for which the aircraft is designed.

It should be noted that AISI and ISTAT value definitions apply to a transaction involving a single aircraft, and that transactions involving more than one aircraft are often executed at considerable and highly variable discounts to a single aircraft price, for a variety of reasons relating to an individual buyer or seller.

AISI defines a ‘current market value’, which is synonymous with the older term ‘fair market value’ as that value which reflects the actual market conditions including short term events, whether at, above or below the base value conditions. Assumptions of a single unit sale and definitions of aircraft condition, buyer/seller qualifications and type of transaction remain unchanged from that of base value. Current market value takes into consideration the status of the economy in which the aircraft is used, the status of supply and demand for the particular aircraft type, the value of recent transactions and the opinions of informed buyers and sellers. Note that for a current market value to exist, the seller may not be under duress. Current market value assumes that there is no short term time constraint to buy or sell.

28 October 2015 AISI File No. A5S077BVO-04 Page - 3 -

AISI defines a ‘distressed market value’ as that value which reflects the actual market condition including short term events, when the market for the subject aircraft is so depressed that the seller is under duress. Distressed market value assumes that there is a time constraint to sell within a period of less than 1 year. All other assumptions remain unchanged from that of ‘current market value’.

AISI encourages the use of base values to consider historical trends, to establish a consistent baseline for long term value comparisons and future value considerations, or to consider how actual market values vary from theoretical base values. Base values are less volatile than current market values and tend to diminish regularly with time. Base values are normally inappropriate to determine near term values. AISI encourages the use of current market values to consider the probable near term value of an aircraft when the seller is not under duress. AISI encourages the use of distressed market values to consider the probable near term value of an aircraft when the seller is under duress.

No physical inspection of the Aircraft or their essential records was made by AISI for the purposes of this report, nor has any attempt been made to verify information provided to us, which is assumed to be correct and applicable to the Aircraft.

It should be noted that the values given are not directly additive, that is, the total of the given values is not the value of the fleet but rather the sum of the values of the individual aircraft if sold individually over time so as not to exceed demand.

2.	Valuations

Client requested all aircraft be valued as new. The 787-9 aircraft are assumed to be capable of 330 minute ETOPS operation with the avionics and equipment necessary for that capability and are equipped with both overhead flight crew and cabin crew rest facilities.

It is our considered opinion that the sight unseen new base values as of 01 October 2015 in delivery date U.S. Dollars are as follows in Table I subject to the assumptions, definitions, and disclaimers herein.

28 October 2015 AISI File No. A5S077BVO-04 Page - 4 -

TABLE I

AISI File A5S077BVO-04

Report Dated: 28 October 2015

Values as of: 01 October 2015

Aircraft Type	Registration No	MSN	Delivery Date	Engine Type	MTOW (Lbs.)	New Base Value Delivery Date U.S. Dollars
B737-924ER	N61887	42192	Aug-15	CFM56-7B27E/F	187,700	$53,840,000
B737-924ER	N69888	42191	Aug-15	CFM56-7B27E/F	187,700	$53,840,000
B737-924ER	N62889	42193	Sep-15	CFM56-7B27E/F	187,700	$53,930,000
B737-924ER	N63890	42194	Sep-15	CFM56-7B27E/F	187,700	$53,930,000
B737-924ER	N68891	42196	Oct-15	CFM56-7B27E/F	187,700	$54,020,000
B737-924ER	N62892	42195	Oct-15	CFM56-7B27E/F	187,700	$54,020,000
B787-9	N27958	36406	Sep-15	GEnx-1B74/75	557,000	$146,950,000
B787-9	N27959	36407	Sep-15	GEnx-1B74/75	557,000	$146,950,000
B787-9	N26960	36408	Nov-15	GEnx-1B74/75	557,000	$147,440,000
B787-9	N29961	37811	Nov-15	GEnx-1B74/75	557,000	$147,440,000

28 October 2015 AISI File No. A5S077BVO-04 Page - 5 -

Unless otherwise agreed by Aircraft Information Services, Inc. (AISI) in writing, this report shall be for the sole use of the client/addressee. This report is offered as a fair and unbiased assessment of the subject aircraft. AISI has no past, present, or anticipated future interest in any of the subject aircraft. The conclusions and opinions expressed in this report are based on published information, information provided by others, reasonable interpretations and calculations thereof and are given in good faith. AISI certifies that this report has been independently prepared and it reflects AISI’s conclusions and opinions which are judgments that reflect conditions and values current at the time of this report. The values and conditions reported upon are subject to any subsequent change. AISI shall not be liable to any party for damages arising out of reliance or alleged reliance on this report, or for any party’s action or failure to act as a result of reliance or alleged reliance on this report.

Sincerely,

AIRCRAFT INFORMATION SERVICES, INC.

Dave Miller

Certified Appraiser, International Society of Transport Aircraft Trading

Mark D. Halsor

Certified Appraiser, International Society of Transport Aircraft Trading

1295 Northern Boulevard

Manhasset, New York 11030

(516) 365-6272 · Fax (516) 365-6287

October 27, 2015

Mr. Gerry Laderman

Senior Vice President-Finance & Acting Chief Financial Officer

United Airlines, Inc.

233 S. Wacker Drive, 14th Floor HDQFT

Chicago, IL 60606

Dear Mr. Laderman:

In response to your request, BK Associates, Inc. is pleased to provide our opinion regarding the Base Values (BV) for 10 Boeing aircraft in the United Airlines, Inc. (“United”) fleet. The Aircraft include four Boeing 787-9s and six Boeing 737-924ERs, two of which Boeing 787-9s are scheduled for future delivery to United and identified as “United 2015-1 EETC”. Each of the Boeing Aircraft is further identified by type, manufacturer’s serial number, registration number, date of manufacture, engine type/variant and maximum takeoff weight in the attached Figure 1.

CONCLUSIONS

Based upon our knowledge of these aircraft types, our knowledge of the capabilities and uses to which they have been put in various parts of the world, our knowledge of the marketing of used aircraft, and our knowledge of aircraft in general, it is our opinion that the values in millions of U.S. dollars of each aircraft are as shown in Figure 1.

Values of the Aircraft reflect the new aircraft delivery maintenance configuration. Even though several of the Aircraft have been in service for a few weeks, we believe the depreciation in value is negligible and the new price still represents the value.

DEFINITIONS

According to the International Society of Transport Aircraft Trading’s (ISTAT) definition of Base Value, to which BK Associates, Inc. subscribes, the base value is the Appraiser’s opinion of the underlying economic value of an aircraft in an open, unrestricted, stable market environment with a reasonable balance of supply and demand, and assumes full consideration of its “highest and best use”. An aircraft’s base value is founded in the historical trend of values and in the projection of future value trends and presumes an arm’s length, cash

United Airlines, Inc.

October 27, 2015

transaction between willing, able and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing. The base value normally refers to a transaction involving a single aircraft. When multiple aircraft are acquired in the same transaction, the trading price of each unit may be discounted.

For comparison purposes it is the convention to assign “half-time” values to aircraft, which represent the value of an aircraft that is halfway between the expensive major maintenance events. The adjustments are based on industry average costs, and normally would include an adjustment for the time remaining to a “C” check, time remaining to a “D” check, time remaining to landing gear overhaul, time remaining to APU overhaul, time since heavy shop visit on the engines and for the life remaining on engine life limited parts. In this case the values are “full-time” which assumes that all checks and overhauls have maximum time remaining.

MARKET DISCUSSION & METHODOLOGY

For a newly delivered aircraft one can argue that, almost by definition, the base value is approximately equal to the actual selling price. Without the existence of “white tails” or finished aircraft for which there is no buyer, the very existence of a buyer and seller at the agreed price suggests the market is in balance and the purchase price is the base value. The commercial aviation market is currently in a solid position with a worldwide Revenue Passenger Mile (RPM) growth rate of 5.9 percent in 2014 and a five percent per annum growth rate predicted over the next 20 years. The mature U.S. market has a more modest growth rate predicted at two percent per annum according to the latest FAA economic outlook. The growth in RPMs has consistently and persistently tracked the growth in world GDP. While the timing of the peaks and valleys may be offset, the average growth in traffic has been around twice the growth in GDP, and is currently at approximately 1.7 times world GDP.

In its latest forecast, Boeing forecasts that the passenger aircraft fleet will grow from 20,910 aircraft in 2013 to 42,180 in 2032. According to Boeing, 12 percent of delivery units will be small wide-bodies, nine percent will be medium wide-bodies and 70 percent will be narrow-body aircraft. Overproduction is always a concern, particularly now as we are experiencing a record backlog at 50 percent of the in-service fleet. However, Boeing believes that this will not be a concern as production will not keep pace with demand while deliveries as a percentage of fleet will remain the same at 6.5 percent over the next six to seven years.

United Airlines, Inc.

October 27, 2015

We are also seeing some examples of up gauging. In 2014 the domestic average aircraft size increased by two seats to 126.9 and is predicted to further increase to 137.5 seats by 2035. With regard to the single-aisle market, Boeing believes that the average seat size is 160 seats and the heart of the market still remains the Boeing 737-800 and the Airbus A320 while Airbus believes that the market is transitioning to the Boeing 737-900ER and Airbus A321 size.

We do not know the purchase price of the Aircraft but we do know the current published Boeing list price averages $99.00 million for the Boeing 737-900ERs depending on the configuration and options. For the Boeing 787-9, it is $257.10 million. We also know that nobody pays list price and the discount is normally at least 25 percent with much larger discounts often applied for buyers placing large orders. Recent reports indicate it is not uncommon to see discounts of 35 to 45 percent from the list price. Because of confidential actual transaction prices some of our clients have shared with us, we are convinced a typical price for a new Boeing 737-900ER aircraft is in the $51 to $52 million range and for the Boeing 787-9 aircraft it is about $140.00 million. As noted in the first sentence of this section, for a new aircraft the base value is equal to the purchase price. We concluded that the base value of your new Boeing 737-924ER aircraft with CFM56-7B27 engines ranges from $53.35 to $53.55 million during the term of the deliveries. We further concluded that the base value of your new Boeing 787-9 aircraft, equipped with GEnx-1B74/75 engines and a takeoff weight of 557,000 pounds, ranges from $138.95 to $141.05 million.

ASSUMPTIONS & DISCLAIMER

It should be understood that BK Associates, Inc. has neither inspected the Aircraft nor the related maintenance records, but has relied upon the information provided by you and in the BK Associates, Inc. database. The assumptions have been made that all Airworthiness Directives have been complied with; accident damage has not been incurred that would affect market values; and maintenance has been accomplished in accordance with a civil airworthiness authority’s approved maintenance program and accepted industry standards. Further, we have assumed unless otherwise stated, that each Aircraft is in typical configuration for the type and has accumulated an average number of hours and cycles. Deviations from these assumptions can change significantly our opinion regarding the values.

BK Associates, Inc. has no present or contemplated future interest in the Aircraft, nor any interest that would preclude our making a fair and unbiased estimate. This appraisal represents the opinion of BK Associates, Inc. and reflects our best judgment based on the information available to us at the time of preparation and the

United Airlines, Inc.

October 27, 2015

time and budget constraints imposed by the client. It is not given as a recommendation, or as an inducement, for any financial transaction and further, BK Associates, Inc. assumes no responsibility or legal liability for any action taken or not taken by the addressee, or any other party, with regard to the appraised equipment. By accepting this appraisal, the addressee agrees that BK Associates, Inc. shall bear no such responsibility or legal liability. This appraisal is prepared for the use of the addressee and shall not be provided to other parties without the express consent of the addressee.

Sincerely,

BK ASSOCIATES, INC.

David Griffin	John F. Keitz
Assistant Vice President	President
ISTAT Senior Certified Appraiser And Appraiser Fellow
DG/kf
Attachment

Figure 1

UNITED AIRLINES, INC.

2015-1 EETC

PORTFOLIO

	Type	Airframe Serial #	Registration No.	Delivery Month	MTOW	Engine Type	U.S. $ (Mil) FT BV
1	737-924ER	42192	N61887	Aug-15	187,700	CFM56-7B27E/F	53.35
2	737-924ER	42191	N69888	Aug-15	187,700	CFM56-7B27E/F	53.35
3	737-924ER	42193	N62889	Sep-15	187,700	CFM56-7B27E/F	53.35
4	737-924ER	42194	N63890	Sep-15	187,700	CFM56-7B27E/F	53.35
5	737-924ER	42196	N68891	Oct-15	187,700	CFM56-7B27E/F	53.55
6	737-924ER	42195	N62892	Oct-15	187,700	CFM56-7B27E/F	53.55
1	787-9	36406	N27958	Sep-15	557,000	GEnx-1B74/75	138.95
2	787-9	36407	N27959	Sep-15	557,000	GEnx-1B74/75	138.95
3	787-9	36408	N26960	Nov-15	557,000	GEnx-1B74/75	141.05
4	787-9	37811	N29961	Nov-15	557,000	GEnx-1B74/75	141.05

aviation consulting

Desktop Appraisal of:

Six (6) Boeing 737-924ER Aircraft

And

Four (4) Boeing 787-9 Aircraft

Client:

United Airlines, Inc.

Date:

October 28, 2015

HQ—Washington D.C.
2101 Wilson Boulevard
Suite 1001
Arlington, Virginia 22201
USA
Tel: +1 703 276 3200
Fax: +1 703 276 3201

Hong Kong
62/F & 66/F, The Center
99 Queens Road, Central
Hong Kong
Hong Kong
Tel: +852 2824 8414
Fax: +852 3965 3222

I.	Introduction and Executive Summary

Table of Contents:

Morten Beyer & Agnew (“mba”) has been retained by United Airlines, Inc. (the “Client”), to provide a Desktop Appraisal to determine the Base Value of six (6) Boeing 737-924ER aircraft and four (4) Boeing 787-9 aircraft, as of October 2015. These aircraft are fully identified in Section IV of this report.

In performing this appraisal, mba relied on industry knowledge and intelligence, confidentially obtained data points, its market expertise and current analysis of market trends and conditions, along with information from its semiannual publication mba Future Aircraft Values (“FAV”)—Jet Transport Plus, July 2015.

Based on the information set forth in this report, it is our opinion that the Base Value of the aircraft in this portfolio is as follows and as set forth in Section IV.

Base Value (US$)
Ten (10) Aircraft (Portfolio Total)	$848,600,000

Section II of this report presents definitions of various terms, such as Current Base Value as promulgated by the Appraisal Program of the International Society of Transport Aircraft Trading (“ISTAT”). ISTAT is a non-profit association of management personnel from banks, leasing companies, airlines, manufacturers, brokers, and others who have a vested interest in the commercial aviation industry and who have established a technical and ethical certification program for expert appraisers.

II.	Definitions

Desktop Appraisal

A desktop appraisal is one which does not include any inspection of the aircraft or review of its maintenance records. It is based upon assumed aircraft condition and maintenance status or information provided to the appraiser or from the appraiser’s own database. A desktop appraisal would normally provide a value for a mid-time, mid-life aircraft (ISTAT Handbook).

Base Value

ISTAT defines Base Value (“BV”) as the Appraiser’s opinion of the underlying economic value of an aircraft, engine, or inventory of aircraft parts/equipment (hereinafter referred to as “the asset”), in an open, unrestricted, stable market environment with a reasonable balance of supply and demand. Full consideration is assumed of its “highest and best use”. An asset’s Base Value is founded in the historical trend of values and in the projection of value trends and presumes an arm’s-length, cash transaction between willing, able, and knowledgeable parties, acting prudently, with an absence of duress and with a reasonable period of time available for marketing. In most cases, the Base Value of an asset assumes the physical condition is average for an asset of its type and age. It further assumes the maintenance time/life status is at mid-time, mid-life (or benefiting from an above-average maintenance status if it is new or nearly new, as the case may be). Since Base Value pertains to a somewhat idealized asset and market combination it may not necessarily reflect the actual current value of the asset in question, but is a nominal starting value to which adjustments may be applied to determine an actual value. Because it is related to long-term market trends, the Base Value definition is commonly applied to analyses of historical values and projections of residual values.

Qualifications

mba is a recognized provider of aircraft and aviation-related asset appraisals and inspections. mba and its principals have been providing appraisal services to the aviation industry for over 20 years; and its employees adhere to the rules and ethics set forth by ISTAT. mba employs four ISTAT Certified Appraisers, one of the largest certified staff in the industry. mba’s clients include most of the world’s major airlines, lessors, financial institutions, and manufacturers and suppliers. mba maintains offices in North America and Asia.

mba publishes the semiannual Future Aircraft Values (“FAV”), a two-volume compendium of current and projected aircraft values for the next 20 years for over 150 types of jet, turboprop, and cargo aircraft.

mba also provides consulting services to the industry relating to operations, marketing, and management with an emphasis on financial/operational analysis, airline safety audits and certification, utilizing hands-on solutions to current situations. mba also provides expert testimony and witness support on cases involving collateral/asset disputes, bankruptcies, financial operations, safety, regulatory and maintenance concerns.

United Airlines, Inc. Job File #15053c Page 2 of 18

III. Current Market Conditions

General Market Observation—3rd Quarter 2015

An essential consideration in any appraisal is market conditions at the time the valuation is rendered. This section describes market conditions associated with this valuation. The first part of the section provides general market commentary, highlighting major factors currently influencing aircraft values. The second part details mba’s view of the current market situation for each aircraft type analyzed in this valuation.

Passenger demand and jet fuel prices are two of the most significant factors influencing commercial transport aircraft values. Increases in passenger demand have a positive impact, while variations in fuel price have a different impact depending on the technology level of the asset. There are many other considerations that drive values of a specific aircraft type and model including: age, number of operators, regional distribution, total number in use, production status, and order backlog, among others.

Over the years, passenger demand has been shown to have a strong correlation with Gross Domestic Product (“GDP”). As presented in the following chart, this correlation also extends to orders for new aircraft.

Source:	iata.org; AerData; worldbank.org

United Airlines, Inc. Job File #15053c Page 3 of 18

Underlying all of this is the historical and future predicted passenger growth of 5.0% per year by manufacturers and government agencies alike, which exceeds short-term World Bank global GDP predictions. The International Air Transport Association (“IATA”) reports that for 1st quarter 2015, global passenger traffic (RPK)1 experienced year-on-year growth of 6.0% compared to 1st quarter 2014. Year-on-year comparison of 1st quarter 2015 illustrates a 6.3% increase in international RPK worldwide, and an increase in domestic RPK of 5.9% worldwide.

During 2nd quarter 2015, traffic growth was strong, with increased global passenger traffic results for May 2015 when compared to May 2014, for both domestic and international traffic. Notwithstanding the financial crisis in Greece, and the potential impact in the coming months, total RPKs rose 6.9%, a notable improvement on the April year-on-year RPK increase of 5.7%. ASKs in May increased by 6.5%, and load factor rose to 79.3%.

According to the IATA Air Freight Market Analysis, air freight volumes increased 2.1% in May 2015 compared to May 2014; a markedly lower increase than April (3.9%) and lower than the annual growth of 4.7% in 2014, reflecting the decrease in activity seen in the market space. However, the IATA predicts that economic growth and trade will increase in the second half of the year, resulting in an increase of air cargo volumes.

As of the end of 2nd quarter 2015, Airbus had booked 382 net orders, while Boeing booked 276 net orders. Over the first half of 2015, Airbus delivered 304 aircraft, and Boeing delivered 310 aircraft. Compared to 2014, at the current order rate of approximately 64 aircraft and 46 aircraft (widebody and narrowbody) per month for Airbus and Boeing respectively, and steady delivery rates of approximately 51 per month for both manufactures, both are seeing a decrease in orders compared to last year. This decrease can be largely attributed to no new aircraft being introduced to the market this year by Boeing or Airbus, as well as current extensive backlogs through the end of the decade.

[1]	RPK—Revenue Passenger Kilometers

United Airlines, Inc. Job File #15053c Page 4 of 18

In the second half of 2014, oil prices dropped dramatically from a range of US$100.00 to US$125.00 per barrel for Brent Crude over the past three years, to the lowest prices since 2009. Prices tumbled to approximately US$48.00 per barrel at the end of January 2015. Oil prices started to rise at the end of 1st quarter 2015 and have been around the US$65.00 mark for much of 2nd quarter 2015, but questions about the next price plateau remain. Oil-price.net offers the opinion that the supply-demand balance will favor a lower plateau due to continued production by the major oil suppliers and a reduction in demand worldwide.

Source:	Energy Information Agency, www.eia.gov

After a stable market in the beginning of 2015, the period from the 2nd quarter and into the 3rd quarter has proven unstable. Markets in China saw significant decreases in 2nd quarter 2015 after talk of a potential bubble resulted in nervous investors pulling out of the market. Although, the Chinese government stepped in to avoid a market crash, instability in the world’s fastest growing economy (and a major influencer in aviation growth) has caused some uncertainty over short-term growth potential.

United Airlines, Inc. Job File #15053c Page 5 of 18

Another concern is the expiration of the charter of the U.S. Export-Import Bank (“Ex-Im Bank”) which could negatively impact Boeing’s financial competitiveness relative to Airbus. While the Ex-Im Bank is not permitted to start up any new loans, the bank will continue to manage its existing loan portfolio, potentially allowing enough time to discuss renewal by the U.S. legislative branch. However if the Ex-Im Bank is not reauthorized, Boeing will have to decide whether to move manufacturing jobs outside the U.S. or take on the loan risk previously associated with the Ex-Im Bank.

Despite the possibility for some negative market implications, mba recognizes a continuing healthy marketplace for the industry overall for the 3rd quarter 2015. Lower oil prices have made the operational cost of older generation and four engine aircraft more viable. Load factors are forecast to stabilize as capacity rises due to the average size of aircraft increasing, with new aircraft deliveries at around US$180 billion.

United Airlines, Inc. Job File #15053c Page 6 of 18

Boeing 737-900ER Current Market

The Boeing 737-900 entered into service in 2001 with Alaska Airlines and ended production four years later, in 2005. In 2007, the 737-900ER was introduced in place of the 737-900 non-ER and entered into service with Lion Air as the newest member of the 737 NG family.

The 737-900ER features an additional pair of exit doors as well as a flat rear pressure bulkhead to increase interior accommodation to 180 passengers in a typical two class configuration or up to 215 passengers in a single class. The aircraft has the same external dimensions as the 737-900 but features an increased Maximum Take Off Weight (“MTOW”) of 187,700 pounds, strengthened landing gear and wing structures, up to two optional auxiliary fuel tanks and optional winglets. These improvements allow for a range of 3,265 nautical miles carrying 180 passengers with the installation of the two auxiliary fuel tanks and winglets.

Overview

Positive

•	Sole source engines ease remarketing to secondary operators.

•	Commonality with other 737NG variants may increase potential operator base when remarketing.

•	Relatively robust backlog.

Neutral

•	Introduction of 737MAX variant delays clean sheet replacement, but will likely affect values of only the youngest 737-900ER aircraft produced.

Negative

•	Backlog going forward likely to fade in favor of 737MAX, due to enter service in 2017.

•	Fleet concentration in hands of limited operators may have negative impact in future when the fleet moves on to second tier operators.

•	Program has not been as popular as that of its competitor, the A321-200.

United Airlines, Inc. Job File #15053c Page 7 of 18

As of July 2015, there were 329 active 737-900ERs with 23 operators.

Fleet Status	737-900ER
Net Orders	507
Backlog	175
Delivered	332
Destroyed/Retired	0
Not in Service/Parked	3
Active Aircraft	329
Number of Operators	23
Average Daily Utilization (Hrs)	9.6
Average Fleet Age (Yrs)	3.0

Source:	AerData July 2015

The 737-900ER fleet has grown steadily since its introduction in 2007. The chart below depicts 737-900ER fleet development by year, as of January of each year (2007 is not included as no aircraft were active as of January 2007).

United Airlines, Inc. Job File #15053c Page 8 of 18

Recent Developments

In June 2015, Indonesian carrier Sriwijaya Air ordered two 737-900ER aircraft (boeing.com).

In February 2015, Alaska Airlines announced an order of six additional 737-900ER aircraft with deliveries anticipated between 2016 and 2017 (AviTrader).

In February 2015, Boeing delivered the first of eight 737-900ER aircraft to Okay Airways, the first Chinese carrier to receive the type (AviTrader).

Demographics & Availability

United Airlines operates the largest fleet of 737-900ERs, accounting for 36.1% of the type. Indonesia’s Lion Air is the second largest operator with 21.4% of the total fleet.

Boeing 737-900ER Passenger Aircraft Current Fleet by Operator
Operator	In Service	Parked	Total	Total %
UNITED AIRLINES	120		120	36.1%
LION AIR	71		71	21.4%
DELTA	42		42	12.7%
ALASKA AIRLINES	26		26	7.8%
TURKISH AIRLINES	13	1	14	4.2%
THAI LION AIR	13		13	3.9%
BATIK AIR	6		6	1.8%
KOREAN AIR	6		6	1.8%
MALINDO AIR	6		6	1.8%
EL AL	5		5	1.5%
UKRAINE INTERNATIONAL	4		4	1.2%
OMAN AIR	4		4	1.2%
JETKONNECT	3		3	0.9%
OKAY AIRWAYS	3		3	0.9%
SPICEJET	2	1	3	0.9%
SOMON AIR	2		2	0.6%
JET AIRWAYS	1		1	0.3%
ANADOLUJET	1		1	0.3%
TRAVEL SERVICE	1		1	0.3%
BBAM		1	1	0.3%

Grand Total	329	3	332	100.0%

Source: AerData July 2015

United Airlines, Inc. Job File #15053c Page 9 of 18

North America is the most popular region with 56.9% of the 737-900ER world fleet. The Pacific Rim follows with 34.3% of the total fleet.

Boeing 737-900ER Passenger Aircraft Current Fleet by Region
Region	In Service	Parked	Total	Total %
North America	188	1	189	56.9%
Asia	113	1	114	34.3%
Europe	19	1	20	6.0%
Middle East	9		9	2.7%

Grand Total	329	3	332	100.0%

Source:	AerData July 2015

According to Airfax, as of September 2015, there were no Boeing 737-900ER aircraft available for sale or lease.

Source:	Airfax September 2014—September 2015

United Airlines, Inc. Job File #15053c Page 10 of 18

Aircraft Ranking

mba’s Aircraft Ranking model takes into account numerous factors that affect an aircraft’s market standing, on a scale specifically developed for each asset class. These ranking factors are individually weighted and compared against each other to develop mba’s overall ranking score for each aircraft type, which is expressed in a scale of 1.00 to 10.00. The most prevalent aircraft configurations are used in the ranking analysis which can be further identified in mba’s Future Aircraft Values “redbook” publication or its web based valuation service, redbookOnline.

Source:	mba FAV Jet Transport PLUS, 2nd Half 2015

Outlook

The short- to mid-term outlook for the 737-900ER is favorable, even prior to the entry into service of the 737MAX variants. The aircraft has seen increased interest as operators move towards larger equipment, although the A321-200 still sees more success at this time. Particularly as the 757-200s are phased out of the fleets of their current operators, the 737-900ER has the opportunity to fill the role of these aircraft. The long-term outlook will be shaped by the presumed success of the 737MAX. While not a true clean sheet replacement, the modified variant represents a break in production and the last 737-900ERs manufactured will suffer the most from a value perspective. However, no technical obsolesence is expected for the foreseeable future as a result of the 737MAX entry into service.

United Airlines, Inc. Job File #15053c Page 11 of 18

Boeing 787-9 Current Market

The 787-9 is the second variant of the 787 family. Due to delays with the 787-8, the 787-9’s original delivery date was pushed back by four years, from 2010 to 2014. Launch customer, Air New Zealand, received the first 787-9 in July 2014, however the first commercial passenger flight was performed by ANA in August 2014. The 787-9 is six meters longer than the 787-8 and can carry 280 passengers in a typical three-class configuration. The aircraft also has a MTOW of 557,000 pounds, more than 50,000 pounds above the MTOW of the 787-8, providing the variant additional range capability.

Overview

Positive

•	Strong order book, with many orders converted from the 787-8 to the larger 787-9, showing operator enthusiasm for the mid-size variant of the family.

•	As with the 787-8, the 787-9 offers leading technology, including a single composite material fuselage and wings, health-monitoring systems allowing the aircraft to self-monitor and report maintenance requirements to the ground crew, and new GE and Rolls-Royce fuel efficient engines.

•	Composite fuselage is expected to mitigate the maintenance costs and corrosion issues over the lifespan of the aircraft.

Negative

•	Airbus launched the A330-800neo and the A330-900neo in July 2014 offering increased fuel efficiency and a lower price range than the 787 family.

United Airlines, Inc. Job File #15053c Page 12 of 18

As of July 2015, there were 496 total 787-9 aircraft ordered by 28 customers. Boeing has delivered 21 aircraft since launch.

Fleet Status	787-9
Net Orders	496
Backlog	475
Delivered	21
Destroyed/Retired	0
Not in Service/Parked	0
Active Aircraft	21
Number of Current Operators	7
Number of Total Customers	28
Average Daily Utilization (hrs)	4.7
Average Fleet Age (yrs)	0.33

Source:	AerData July 2015

Recent Developments

In May 2015, TUI Group finalized an order for one 787-9 aircraft with an option for one further 787-9. (boeing.com).

In April 2015, Air Tahiti Nui finalized an order for two 787-9 aircraft (boeing.com).

In March 2015, two unidentified customers placed orders for 24 and six 787-9 aircraft (boeing.com).

In February 2015, LATAM Airlines Group took delivery of the airline’s first 787-9 aircraft, on lease from AerCap (AviTrader).

In January 2015, Air New Zealand announced an order for two additional 787-9 aircraft, bringing the total order for the carrier to 12 aircraft (AviTrader).

United Airlines, Inc. Job File #15053c Page 13 of 18

Demographics & Availability

United Airlines is the largest operator of active 787-9s with 23.8% of the total fleet. Virgin Atlantic is the second largest operator with 19.0% of the total fleet.

Boeing 787-9 Passenger-Configured Aircraft Current Fleet by Operator/Lessor
Operator/Lessor	In Service	Parked	Total	Total %
UNITED AIRLINES	5		5	23.8%
VIRGIN ATLANTIC	4		4	19.0%
ALL NIPPON AIRWAYS	3		3	14.3%
AIR NEW ZEALAND	3		3	14.3%
ETIHAD AIRWAYS	2		2	9.5%
SCOOT	2		2	9.5%
LAN	2		2	9.5%

Grand Total	21	0	21	100.0%

Source:	AerData July 2015

The order book for the 787-9 shows Asia will hold the largest population of the type with 26.8% of the fleet. Following closely behind is North America with 22.8% of the future operating fleet.

Boeing 787-9 Passenger-Configured Aircraft Current Fleet by World Region
Region	In Service	On Order	Total	Total %
Asia	5	128	133	26.8%
North America	5	108	113	22.8%
Europe	4	101	105	21.2%
Undisclosed		56	56	11.3%
Middle East	2	49	51	10.3%
Australia and Pacific	3	11	14	2.8%
South America	2	8	10	2.0%
Africa		7	7	1.4%
Central America and Caribbean		7	7	1.4%

Grand Total	21	475	496	100.0%

Source:	AerData July 2015

United Airlines, Inc. Job File #15053c Page 14 of 18

Based on all current orders, 55.6% have chosen GEnx-1B engines, 25.6% have chosen Rolls-Royce’s Trent 1000 engines, and 18.8% of the orders are undecided on engine type. mba expects the GE engines to remain the popular engine choice; however, mba assigns no value difference between the two engine types at this time.

Boeing 787-9 Passenger-Configured Aircraft Ordered Fleet by Engine Type
Engine Type	Ordered	Concentration
GEnx-1B	276	55.6%
Trent 1000	127	25.6%
Undecided	93	18.8%

Total	496	100.0%

Source:	AerData July 2015

Outlook

After the delays and complications associated with the 787-8, the outlook for the 787-9 was uncertain. However, with positive feedback from the flight testing, launch operators, and continuous orders from customers, the 787-9 is expected to become the workhorse of the family. Many 787-8 orders have been converted to the larger 787-9 and with the additional seating capacity, range, fuel efficiencies, and growing order book, it is clear the variant will be a success. mba’s outlook for the 787-9 is positive with the expectation that values for the type will escalate as the aircraft continues to prove itself in the market.

United Airlines, Inc. Job File #15053c Page 15 of 18

IV.	Valuation

In developing the values of the aircraft in this portfolio, mba did not inspect the aircraft or the records and documentation associated with the aircraft, but relied on partial information supplied by the Client. This information was not independently verified by mba. Therefore, mba used certain assumptions that are generally accepted industry practice to calculate the value of aircraft when more detailed information is not available.

The principal assumptions for the aircraft in this portfolio are as follows:

1. The aircraft is in good overall condition;

2. The overhaul status of the airframe, engines, landing gear and other major components are the equivalent of mid-time/mid-life, or new, unless otherwise stated;

3. The historical maintenance documentation has been maintained to acceptable international standards;

4. The specifications of the aircraft are those most common for an aircraft of its type and vintage;

5. The aircraft is in a standard airline configuration;

6. Its modification status is comparable to that most common for an aircraft of its type and vintage;

7. Its utilization is comparable to industry averages;

8. There is no history of accident or incident damage; and

9. All future delivery aircraft are valued as new.

United Airlines, Inc. Job File #15053c Page 16 of 18

Aircraft Portfolio
No.	Aircraft Type	Serial Number	Registration	Manufacture Date	MTOW (lbs)	Engine Type	Operator
1	737-924ER	42192	N61887	Aug-15	187,700	CFM56-7B27E/F	United Airlines
2	737-924ER	42191	N69888	Aug-15	187,700	CFM56-7B27E/F	United Airlines
3	737-924ER	42193	N62889	Sep-15	187,700	CFM56-7B27E/F	United Airlines
4	737-924ER	42194	N63890	Sep-15	187,700	CFM56-7B27E/F	United Airlines
5	737-924ER	42196	N68891	Oct-15	187,700	CFM56-7B27E/F	United Airlines
6	737-924ER	42195	N62892	Oct-15	187,700	CFM56-7B27E/F	United Airlines
7	787-9	36406	N27958	Sep-15	557,000	GEnx-1B74/75	United Airlines
8	787-9	36407	N27959	Sep-15	557,000	GEnx-1B74/75	United Airlines
9	787-9	36408	N26960	Nov-15	557,000	GEnx-1B74/75	United Airlines
10	787-9	37811	N29961	Nov-15	557,000	GEnx-1B74/75	United Airlines

Portfolio Valuations (US$ Million)
No.	Aircraft Type	Serial Number	Registration	Manufacture Date	BV w/Newness	Engine Adj.	CBV
1	737-924ER	42192	N61887	Aug-15	$51.43[2]	$0.20	$51.63
2	737-924ER	42191	N69888	Aug-15	$51.43[2]	$0.20	$51.63
3	737-924ER	42193	N62889	Sep-15	$51.47[2]	$0.20	$51.67
4	737-924ER	42194	N63890	Sep-15	$51.47[2]	$0.20	$51.67
5	737-924ER	42196	N68891	Oct-15	$51.51	$0.20	$51.71
6	737-924ER	42195	N62892	Oct-15	$51.51	$0.20	$51.71
7	787-9	36406	N27958	Sep-15	$134.53	$0.00	$134.53
8	787-9	36407	N27959	Sep-15	$134.53	$0.00	$134.53
9	787-9	36408	N26960	Nov-15	$134.76	$0.00	$134.76
10	787-9	37811	N29961	Nov-15	$134.76	$0.00	$134.76

Total					$847.40	$1.20	$848.60

Legend for Portfolio Valuation—
BV w/Newness—	Base Value Adjusted for Month of Build
MTOW Adj—	Maximum Take Off Weight Adjustment
Engine Adj—	Adjustment for Engine Type
CBV—	Current Base Value, Adjusted for MTOW and Newness

[2]	August and September delivery aircraft are being counted as new, as aircraft are yet to accumulate revenue hours

United Airlines, Inc. Job File #15053c Page 17 of 18

V.	Covenants

This report has been prepared for the exclusive use of United Airlines, Inc. and shall not be provided to other parties by mba without the express consent of United Airlines, Inc. mba certifies that this report has been independently prepared and that it fully and accurately reflects mba’s opinion as to the Base Value, as requested and outlined in Section IV. mba further certifies that it does not have, and does not expect to have, any financial or other interest in the subject or similar aircraft and engine.

This report represents the opinion of mba as to the Base Value, of the subject aircraft as requested and is intended to be advisory only, in nature. Therefore, mba assumes no responsibility or legal liability for any actions taken, or not taken, by United Airlines, Inc. or any other party with regard to the subject aircraft and engine. By accepting this report, all parties agree that mba shall bear no such responsibility or legal liability.

PREPARED BY:

Kim Seward

Senior Analyst – Valuations

Morten Beyer & Agnew

October 28, 2015

REVIEWED BY:

Thomas Burke

Managing director – Valuations

Morten Beyer & Agnew

ISTAT Certified Appraiser

United Airlines, Inc. Job File #15053c Page 18 of 18

APPENDIX III—LOAN TO VALUE RATIO TABLES

The following tables set forth loan to Aircraft value ratios for the Equipment Notes that may be issued in respect of each of the 10 aircraft that may be financed pursuant to this Offering (assuming that the two Boeing 787-9 Aircraft scheduled for delivery in November 2015 are pledged as collateral for the related Equipment Notes), as of the Issuance Date and the Regular Distribution Dates thereafter. The loan to value ratio was obtained by dividing (i) the outstanding balance (assuming no payment default) of such Equipment Notes plus, in the case of the Series A Equipment Notes, the outstanding balance (assuming no payment default) of the Series AA Equipment Notes, determined immediately after giving effect to the payments scheduled to be made on each such Regular Distribution Date by (ii) the appraised value of the Aircraft securing such Equipment Notes (see “Description of the Aircraft and the Appraisals—The Appraisals”), subject to the “Depreciation Assumption”. The Depreciation Assumption contemplates that the value of each Aircraft at issuance of the Equipment Notes included in each table depreciates by approximately 3% of the initial appraised value per year after the year of delivery of such Aircraft, in each case prior to the final expected Regular Distribution Date. Other rates or methods of depreciation may result in materially different loan to Aircraft value ratios, and no assurance can be given (i) that the depreciation rates and method assumed for the purposes of the tables are the ones most likely to occur or (ii) as to the actual future value of any Aircraft. Thus, the tables should not be considered a forecast or prediction of expected or likely loan to Aircraft value ratios, but simply a mathematical calculation based on one set of assumptions.

A. Boeing 737-924ER

		N61887
		Outstanding Balance		Scheduled Payments of Principal		Loan to Value Ratio
Date	Assumed Aircraft Value	Series AA Equipment Notes	Series A Equipment Notes	Series AA Equipment Note	Series A Equipment Note	Series AA Equipment Notes	Series A Equipment Notes
At Issuance	$52,940,000.00	$20,117,000.00	$6,029,000.00	$0.00	$0.00	38.0%	49.4%
June 1, 2016	51,351,800.00	20,117,000.00	6,029,000.00	0.00	0.00	39.2%	50.9%
December 1, 2016	50,557,700.00	19,363,373.93	6,029,000.00	753,626.07	0.00	38.3%	50.2%
June 1, 2017	49,763,600.00	18,879,531.32	6,029,000.00	483,842.61	0.00	37.9%	50.1%
December 1, 2017	48,969,500.00	18,395,769.35	6,029,000.00	483,761.97	0.00	37.6%	49.9%
June 1, 2018	48,175,400.00	17,912,091.95	6,029,000.00	483,677.40	0.00	37.2%	49.7%
December 1, 2018	47,381,300.00	17,428,503.31	6,029,000.00	483,588.64	0.00	36.8%	49.5%
June 1, 2019	46,587,200.00	16,945,007.90	6,029,000.00	483,495.41	0.00	36.4%	49.3%
December 1, 2019	45,793,100.00	16,461,610.51	6,029,000.00	483,397.39	0.00	35.9%	49.1%
June 1, 2020	44,999,000.00	15,978,316.23	6,029,000.00	483,294.28	0.00	35.5%	48.9%
December 1, 2020	44,204,900.00	15,495,130.54	6,029,000.00	483,185.69	0.00	35.1%	48.7%
June 1, 2021	43,410,800.00	15,012,059.31	6,029,000.00	483,071.23	0.00	34.6%	48.5%
December 1, 2021	42,616,700.00	14,529,108.83	6,029,000.00	482,950.48	0.00	34.1%	48.2%
June 1, 2022	41,822,600.00	14,046,285.86	6,029,000.00	482,822.97	0.00	33.6%	48.0%
December 1, 2022	41,028,500.00	13,563,597.69	0.00	482,688.17	6,029,000.00	33.1%	0.0%
June 1, 2023	40,234,400.00	13,081,052.16	0.00	482,545.53	0.00	32.5%	0.0%
December 1, 2023	39,440,300.00	12,598,657.73	0.00	482,394.43	0.00	31.9%	0.0%
June 1, 2024	38,646,200.00	12,116,423.57	0.00	482,234.16	0.00	31.4%	0.0%
December 1, 2024	37,852,100.00	11,634,359.56	0.00	482,064.01	0.00	30.7%	0.0%
June 1, 2025	37,058,000.00	11,152,476.44	0.00	481,883.12	0.00	30.1%	0.0%
December 1, 2025	36,263,900.00	10,670,785.89	0.00	481,690.55	0.00	29.4%	0.0%
June 1, 2026	35,469,800.00	10,189,300.57	0.00	481,485.32	0.00	28.7%	0.0%
December 1, 2026	34,675,700.00	9,708,034.31	0.00	481,266.26	0.00	28.0%	0.0%
June 1, 2027	33,881,600.00	9,227,002.20	0.00	481,032.11	0.00	27.2%	0.0%
December 1, 2027	33,087,500.00	0.00	0.00	9,227,002.20	0.00	0.0%	0.0%

III-1

		N69888
		Outstanding Balance		Scheduled Payments of Principal		Loan to Value Ratio
Date	Assumed Aircraft Value	Series AA Equipment Notes	Series A Equipment Notes	Series AA Equipment Note	Series A Equipment Note	Series AA Equipment Notes	Series A Equipment Notes
At Issuance	$52,940,000.00	$20,117,000.00	$6,029,000.00	$0.00	$0.00	38.0%	49.4%
June 1, 2016	51,351,800.00	20,117,000.00	6,029,000.00	0.00	0.00	39.2%	50.9%
December 1, 2016	50,557,700.00	19,363,373.93	6,029,000.00	753,626.07	0.00	38.3%	50.2%
June 1, 2017	49,763,600.00	18,879,531.32	6,029,000.00	483,842.61	0.00	37.9%	50.1%
December 1, 2017	48,969,500.00	18,395,769.35	6,029,000.00	483,761.97	0.00	37.6%	49.9%
June 1, 2018	48,175,400.00	17,912,091.95	6,029,000.00	483,677.40	0.00	37.2%	49.7%
December 1, 2018	47,381,300.00	17,428,503.31	6,029,000.00	483,588.64	0.00	36.8%	49.5%
June 1, 2019	46,587,200.00	16,945,007.90	6,029,000.00	483,495.41	0.00	36.4%	49.3%
December 1, 2019	45,793,100.00	16,461,610.51	6,029,000.00	483,397.39	0.00	35.9%	49.1%
June 1, 2020	44,999,000.00	15,978,316.23	6,029,000.00	483,294.28	0.00	35.5%	48.9%
December 1, 2020	44,204,900.00	15,495,130.54	6,029,000.00	483,185.69	0.00	35.1%	48.7%
June 1, 2021	43,410,800.00	15,012,059.31	6,029,000.00	483,071.23	0.00	34.6%	48.5%
December 1, 2021	42,616,700.00	14,529,108.83	6,029,000.00	482,950.48	0.00	34.1%	48.2%
June 1, 2022	41,822,600.00	14,046,285.86	6,029,000.00	482,822.97	0.00	33.6%	48.0%
December 1, 2022	41,028,500.00	13,563,597.69	0.00	482,688.17	6,029,000.00	33.1%	0.0%
June 1, 2023	40,234,400.00	13,081,052.16	0.00	482,545.53	0.00	32.5%	0.0%
December 1, 2023	39,440,300.00	12,598,657.73	0.00	482,394.43	0.00	31.9%	0.0%
June 1, 2024	38,646,200.00	12,116,423.57	0.00	482,234.16	0.00	31.4%	0.0%
December 1, 2024	37,852,100.00	11,634,359.56	0.00	482,064.01	0.00	30.7%	0.0%
June 1, 2025	37,058,000.00	11,152,476.44	0.00	481,883.12	0.00	30.1%	0.0%
December 1, 2025	36,263,900.00	10,670,785.89	0.00	481,690.55	0.00	29.4%	0.0%
June 1, 2026	35,469,800.00	10,189,300.57	0.00	481,485.32	0.00	28.7%	0.0%
December 1, 2026	34,675,700.00	9,708,034.31	0.00	481,266.26	0.00	28.0%	0.0%
June 1, 2027	33,881,600.00	9,227,002.20	0.00	481,032.11	0.00	27.2%	0.0%
December 1, 2027	33,087,500.00	0.00	0.00	9,227,002.20	0.00	0.0%	0.0%

		N62889
		Outstanding Balance		Scheduled Payments of Principal		Loan to Value Ratio
Date	Assumed Aircraft Value	Series AA Equipment Notes	Series A Equipment Notes	Series AA Equipment Note	Series A Equipment Note	Series AA Equipment Notes	Series A Equipment Notes
At Issuance	$52,983,333.33	$20,134,000.00	$6,034,000.00	$0.00	$0.00	38.0%	49.4%
June 1, 2016	52,188,583.33	20,134,000.00	6,034,000.00	0.00	0.00	38.6%	50.1%
December 1, 2016	51,393,833.33	19,683,609.27	6,034,000.00	450,390.73	0.00	38.3%	50.0%
June 1, 2017	50,599,083.33	19,196,500.63	6,034,000.00	487,108.64	0.00	37.9%	49.9%
December 1, 2017	49,804,333.33	18,709,380.91	6,034,000.00	487,119.72	0.00	37.6%	49.7%
June 1, 2018	49,009,583.33	18,222,249.59	6,034,000.00	487,131.32	0.00	37.2%	49.5%
December 1, 2018	48,214,833.33	17,735,106.09	6,034,000.00	487,143.50	0.00	36.8%	49.3%
June 1, 2019	47,420,083.33	17,247,949.80	6,034,000.00	487,156.29	0.00	36.4%	49.1%
December 1, 2019	46,625,333.33	16,760,780.05	6,034,000.00	487,169.75	0.00	35.9%	48.9%
June 1, 2020	45,830,583.33	16,273,596.16	6,034,000.00	487,183.89	0.00	35.5%	48.7%
December 1, 2020	45,035,833.33	15,786,397.36	6,034,000.00	487,198.80	0.00	35.1%	48.5%
June 1, 2021	44,241,083.33	15,299,182.85	6,034,000.00	487,214.51	0.00	34.6%	48.2%
December 1, 2021	43,446,333.33	14,811,951.77	6,034,000.00	487,231.08	0.00	34.1%	48.0%
June 1, 2022	42,651,583.33	14,324,703.20	6,034,000.00	487,248.57	0.00	33.6%	47.7%
December 1, 2022	41,856,833.33	13,837,436.12	0.00	487,267.08	6,034,000.00	33.1%	0.0%
June 1, 2023	41,062,083.33	13,350,149.47	0.00	487,286.65	0.00	32.5%	0.0%
December 1, 2023	40,267,333.33	12,862,842.08	0.00	487,307.39	0.00	31.9%	0.0%
June 1, 2024	39,472,583.33	12,375,512.70	0.00	487,329.38	0.00	31.4%	0.0%
December 1, 2024	38,677,833.33	11,888,159.97	0.00	487,352.73	0.00	30.7%	0.0%
June 1, 2025	37,883,083.33	11,400,782.41	0.00	487,377.56	0.00	30.1%	0.0%
December 1, 2025	37,088,333.33	10,913,378.43	0.00	487,403.98	0.00	29.4%	0.0%
June 1, 2026	36,293,583.33	10,425,946.28	0.00	487,432.15	0.00	28.7%	0.0%
December 1, 2026	35,498,833.33	9,938,484.06	0.00	487,462.22	0.00	28.0%	0.0%
June 1, 2027	34,704,083.33	9,450,989.72	0.00	487,494.34	0.00	27.2%	0.0%
December 1, 2027	33,909,333.33	0.00	0.00	9,450,989.72	0.00	0.0%	0.0%

III-2

		N63890
		Outstanding Balance		Scheduled Payments of Principal		Loan to Value Ratio
Date	Assumed Aircraft Value	Series AA Equipment Notes	Series A Equipment Notes	Series AA Equipment Note	Series A Equipment Note	Series AA Equipment Notes	Series A Equipment Notes
At Issuance	$52,983,333.33	$20,134,000.00	$6,034,000.00	$0.00	$0.00	38.0%	49.4%
June 1, 2016	52,188,583.33	20,134,000.00	6,034,000.00	0.00	0.00	38.6%	50.1%
December 1, 2016	51,393,833.33	19,683,609.27	6,034,000.00	450,390.73	0.00	38.3%	50.0%
June 1, 2017	50,599,083.33	19,196,500.63	6,034,000.00	487,108.64	0.00	37.9%	49.9%
December 1, 2017	49,804,333.33	18,709,380.91	6,034,000.00	487,119.72	0.00	37.6%	49.7%
June 1, 2018	49,009,583.33	18,222,249.59	6,034,000.00	487,131.32	0.00	37.2%	49.5%
December 1, 2018	48,214,833.33	17,735,106.09	6,034,000.00	487,143.50	0.00	36.8%	49.3%
June 1, 2019	47,420,083.33	17,247,949.80	6,034,000.00	487,156.29	0.00	36.4%	49.1%
December 1, 2019	46,625,333.33	16,760,780.05	6,034,000.00	487,169.75	0.00	35.9%	48.9%
June 1, 2020	45,830,583.33	16,273,596.16	6,034,000.00	487,183.89	0.00	35.5%	48.7%
December 1, 2020	45,035,833.33	15,786,397.36	6,034,000.00	487,198.80	0.00	35.1%	48.5%
June 1, 2021	44,241,083.33	15,299,182.85	6,034,000.00	487,214.51	0.00	34.6%	48.2%
December 1, 2021	43,446,333.33	14,811,951.77	6,034,000.00	487,231.08	0.00	34.1%	48.0%
June 1, 2022	42,651,583.33	14,324,703.20	6,034,000.00	487,248.57	0.00	33.6%	47.7%
December 1, 2022	41,856,833.33	13,837,436.12	0.00	487,267.08	6,034,000.00	33.1%	0.0%
June 1, 2023	41,062,083.33	13,350,149.47	0.00	487,286.65	0.00	32.5%	0.0%
December 1, 2023	40,267,333.33	12,862,842.08	0.00	487,307.39	0.00	31.9%	0.0%
June 1, 2024	39,472,583.33	12,375,512.70	0.00	487,329.38	0.00	31.4%	0.0%
December 1, 2024	38,677,833.33	11,888,159.97	0.00	487,352.73	0.00	30.7%	0.0%
June 1, 2025	37,883,083.33	11,400,782.41	0.00	487,377.56	0.00	30.1%	0.0%
December 1, 2025	37,088,333.33	10,913,378.43	0.00	487,403.98	0.00	29.4%	0.0%
June 1, 2026	36,293,583.33	10,425,946.28	0.00	487,432.15	0.00	28.7%	0.0%
December 1, 2026	35,498,833.33	9,938,484.06	0.00	487,462.22	0.00	28.0%	0.0%
June 1, 2027	34,704,083.33	9,450,989.72	0.00	487,494.34	0.00	27.2%	0.0%
December 1, 2027	33,909,333.33	0.00	0.00	9,450,989.72	0.00	0.0%	0.0%

		N68891
		Outstanding Balance		Scheduled Payments of Principal		Loan to Value Ratio
Date	Assumed Aircraft Value	Series AA Equipment Notes	Series A Equipment Notes	Series AA Equipment Note	Series A Equipment Note	Series AA Equipment Notes	Series A Equipment Notes
At Issuance	$53,093,333.33	$20,175,000.00	$6,047,000.00	$0.00	$0.00	38.0%	49.4%
June 1, 2016	52,296,933.33	20,175,000.00	6,047,000.00	0.00	0.00	38.6%	50.1%
December 1, 2016	51,500,533.33	19,724,474.90	6,047,000.00	450,525.10	0.00	38.3%	50.0%
June 1, 2017	50,704,133.33	19,236,354.95	6,047,000.00	488,119.95	0.00	37.9%	49.9%
December 1, 2017	49,907,733.33	18,748,223.92	6,047,000.00	488,131.03	0.00	37.6%	49.7%
June 1, 2018	49,111,333.33	18,260,081.25	6,047,000.00	488,142.67	0.00	37.2%	49.5%
December 1, 2018	48,314,933.33	17,771,926.38	6,047,000.00	488,154.87	0.00	36.8%	49.3%
June 1, 2019	47,518,533.33	17,283,758.69	6,047,000.00	488,167.69	0.00	36.4%	49.1%
December 1, 2019	46,722,133.33	16,795,577.52	6,047,000.00	488,181.17	0.00	35.9%	48.9%
June 1, 2020	45,925,733.33	16,307,382.17	6,047,000.00	488,195.35	0.00	35.5%	48.7%
December 1, 2020	45,129,333.33	15,819,171.89	6,047,000.00	488,210.28	0.00	35.1%	48.5%
June 1, 2021	44,332,933.33	15,330,945.86	6,047,000.00	488,226.03	0.00	34.6%	48.2%
December 1, 2021	43,536,533.33	14,842,703.23	6,047,000.00	488,242.63	0.00	34.1%	48.0%
June 1, 2022	42,740,133.33	14,354,443.07	6,047,000.00	488,260.16	0.00	33.6%	47.7%
December 1, 2022	41,943,733.33	13,866,164.36	0.00	488,278.71	6,047,000.00	33.1%	0.0%
June 1, 2023	41,147,333.33	13,377,866.04	0.00	488,298.32	0.00	32.5%	0.0%
December 1, 2023	40,350,933.33	12,889,546.94	0.00	488,319.10	0.00	31.9%	0.0%
June 1, 2024	39,554,533.33	12,401,205.81	0.00	488,341.13	0.00	31.4%	0.0%
December 1, 2024	38,758,133.33	11,912,841.27	0.00	488,364.54	0.00	30.7%	0.0%
June 1, 2025	37,961,733.33	11,424,451.85	0.00	488,389.42	0.00	30.1%	0.0%
December 1, 2025	37,165,333.33	10,936,035.96	0.00	488,415.89	0.00	29.4%	0.0%
June 1, 2026	36,368,933.33	10,447,591.84	0.00	488,444.12	0.00	28.7%	0.0%
December 1, 2026	35,572,533.33	9,959,117.59	0.00	488,474.25	0.00	28.0%	0.0%
June 1, 2027	34,776,133.33	9,470,611.15	0.00	488,506.44	0.00	27.2%	0.0%
December 1, 2027	33,979,733.33	0.00	0.00	9,470,611.15	0.00	0.0%	0.0%

III-3

		N62892
		Outstanding Balance		Scheduled Payments of Principal		Loan to Value Ratio
Date	Assumed Aircraft Value	Series AA Equipment Notes	Series A Equipment Notes	Series AA Equipment Note	Series A Equipment Note	Series AA Equipment Notes	Series A Equipment Notes
At Issuance	$53,093,333.33	$20,175,000.00	$6,047,000.00	$0.00	$0.00	38.0%	49.4%
June 1, 2016	52,296,933.33	20,175,000.00	6,047,000.00	0.00	0.00	38.6%	50.1%
December 1, 2016	51,500,533.33	19,724,474.90	6,047,000.00	450,525.10	0.00	38.3%	50.0%
June 1, 2017	50,704,133.33	19,236,354.95	6,047,000.00	488,119.95	0.00	37.9%	49.9%
December 1, 2017	49,907,733.33	18,748,223.92	6,047,000.00	488,131.03	0.00	37.6%	49.7%
June 1, 2018	49,111,333.33	18,260,081.25	6,047,000.00	488,142.67	0.00	37.2%	49.5%
December 1, 2018	48,314,933.33	17,771,926.38	6,047,000.00	488,154.87	0.00	36.8%	49.3%
June 1, 2019	47,518,533.33	17,283,758.69	6,047,000.00	488,167.69	0.00	36.4%	49.1%
December 1, 2019	46,722,133.33	16,795,577.52	6,047,000.00	488,181.17	0.00	35.9%	48.9%
June 1, 2020	45,925,733.33	16,307,382.17	6,047,000.00	488,195.35	0.00	35.5%	48.7%
December 1, 2020	45,129,333.33	15,819,171.89	6,047,000.00	488,210.28	0.00	35.1%	48.5%
June 1, 2021	44,332,933.33	15,330,945.86	6,047,000.00	488,226.03	0.00	34.6%	48.2%
December 1, 2021	43,536,533.33	14,842,703.23	6,047,000.00	488,242.63	0.00	34.1%	48.0%
June 1, 2022	42,740,133.33	14,354,443.07	6,047,000.00	488,260.16	0.00	33.6%	47.7%
December 1, 2022	41,943,733.33	13,866,164.36	0.00	488,278.71	6,047,000.00	33.1%	0.0%
June 1, 2023	41,147,333.33	13,377,866.04	0.00	488,298.32	0.00	32.5%	0.0%
December 1, 2023	40,350,933.33	12,889,546.94	0.00	488,319.10	0.00	31.9%	0.0%
June 1, 2024	39,554,533.33	12,401,205.81	0.00	488,341.13	0.00	31.4%	0.0%
December 1, 2024	38,758,133.33	11,912,841.27	0.00	488,364.54	0.00	30.7%	0.0%
June 1, 2025	37,961,733.33	11,424,451.85	0.00	488,389.42	0.00	30.1%	0.0%
December 1, 2025	37,165,333.33	10,936,035.96	0.00	488,415.89	0.00	29.4%	0.0%
June 1, 2026	36,368,933.33	10,447,591.84	0.00	488,444.12	0.00	28.7%	0.0%
December 1, 2026	35,572,533.33	9,959,117.59	0.00	488,474.25	0.00	28.0%	0.0%
June 1, 2027	34,776,133.33	9,470,611.15	0.00	488,506.44	0.00	27.2%	0.0%
December 1, 2027	33,979,733.33	0.00	0.00	9,470,611.15	0.00	0.0%	0.0%

B. Boeing 787-9

		N27958
		Outstanding Balance		Scheduled Payments of Principal		Loan to Value Ratio
Date	Assumed Aircraft Value	Series AA Equipment Notes	Series A Equipment Notes	Series AA Equipment Note	Series A Equipment Note	Series AA Equipment Notes	Series A Equipment Notes
At Issuance	$138,950,000.00	$52,801,000.00	$15,825,000.00	$0.00	$0.00	38.0%	49.4%
June 1, 2016	136,865,750.00	52,801,000.00	15,825,000.00	0.00	0.00	38.6%	50.1%
December 1, 2016	134,781,500.00	51,620,714.22	15,825,000.00	1,180,285.78	0.00	38.3%	50.0%
June 1, 2017	132,697,250.00	50,343,260.68	15,825,000.00	1,277,453.54	0.00	37.9%	49.9%
December 1, 2017	130,613,000.00	49,065,778.13	15,825,000.00	1,277,482.55	0.00	37.6%	49.7%
June 1, 2018	128,528,750.00	47,788,265.14	15,825,000.00	1,277,512.99	0.00	37.2%	49.5%
December 1, 2018	126,444,500.00	46,510,720.20	15,825,000.00	1,277,544.94	0.00	36.8%	49.3%
June 1, 2019	124,360,250.00	45,233,141.70	15,825,000.00	1,277,578.50	0.00	36.4%	49.1%
December 1, 2019	122,276,000.00	43,955,527.94	15,825,000.00	1,277,613.76	0.00	35.9%	48.9%
June 1, 2020	120,191,750.00	42,677,877.06	15,825,000.00	1,277,650.88	0.00	35.5%	48.7%
December 1, 2020	118,107,500.00	41,400,187.10	15,825,000.00	1,277,689.96	0.00	35.1%	48.5%
June 1, 2021	116,023,250.00	40,122,455.94	15,825,000.00	1,277,731.16	0.00	34.6%	48.2%
December 1, 2021	113,939,000.00	38,844,681.33	15,825,000.00	1,277,774.61	0.00	34.1%	48.0%
June 1, 2022	111,854,750.00	37,566,860.82	15,825,000.00	1,277,820.51	0.00	33.6%	47.7%
December 1, 2022	109,770,500.00	36,288,991.80	0.00	1,277,869.02	15,825,000.00	33.1%	0.0%
June 1, 2023	107,686,250.00	35,011,071.45	0.00	1,277,920.35	0.00	32.5%	0.0%
December 1, 2023	105,602,000.00	33,733,096.71	0.00	1,277,974.74	0.00	31.9%	0.0%
June 1, 2024	103,517,750.00	32,455,064.29	0.00	1,278,032.42	0.00	31.4%	0.0%
December 1, 2024	101,433,500.00	31,176,970.63	0.00	1,278,093.66	0.00	30.7%	0.0%
June 1, 2025	99,349,250.00	29,898,811.87	0.00	1,278,158.76	0.00	30.1%	0.0%
December 1, 2025	97,265,000.00	28,620,583.81	0.00	1,278,228.06	0.00	29.4%	0.0%
June 1, 2026	95,180,750.00	27,342,281.88	0.00	1,278,301.93	0.00	28.7%	0.0%
December 1, 2026	93,096,500.00	26,063,901.11	0.00	1,278,380.77	0.00	28.0%	0.0%
June 1, 2027	91,012,250.00	24,785,436.07	0.00	1,278,465.04	0.00	27.2%	0.0%
December 1, 2027	88,928,000.00	0.00	0.00	24,785,436.07	0.00	0.0%	0.0%

III-4

		N27959
		Outstanding Balance		Scheduled Payments of Principal		Loan to Value Ratio
Date	Assumed Aircraft Value	Series AA Equipment Notes	Series A Equipment Notes	Series AA Equipment Note	Series A Equipment Note	Series AA Equipment Notes	Series A Equipment Notes
At Issuance	$138,950,000.00	$52,801,000.00	$15,825,000.00	$0.00	$0.00	38.0%	49.4%
June 1, 2016	136,865,750.00	52,801,000.00	15,825,000.00	0.00	0.00	38.6%	50.1%
December 1, 2016	134,781,500.00	51,620,714.22	15,825,000.00	1,180,285.78	0.00	38.3%	50.0%
June 1, 2017	132,697,250.00	50,343,260.68	15,825,000.00	1,277,453.54	0.00	37.9%	49.9%
December 1, 2017	130,613,000.00	49,065,778.13	15,825,000.00	1,277,482.55	0.00	37.6%	49.7%
June 1, 2018	128,528,750.00	47,788,265.14	15,825,000.00	1,277,512.99	0.00	37.2%	49.5%
December 1, 2018	126,444,500.00	46,510,720.20	15,825,000.00	1,277,544.94	0.00	36.8%	49.3%
June 1, 2019	124,360,250.00	45,233,141.70	15,825,000.00	1,277,578.50	0.00	36.4%	49.1%
December 1, 2019	122,276,000.00	43,955,527.94	15,825,000.00	1,277,613.76	0.00	35.9%	48.9%
June 1, 2020	120,191,750.00	42,677,877.06	15,825,000.00	1,277,650.88	0.00	35.5%	48.7%
December 1, 2020	118,107,500.00	41,400,187.10	15,825,000.00	1,277,689.96	0.00	35.1%	48.5%
June 1, 2021	116,023,250.00	40,122,455.94	15,825,000.00	1,277,731.16	0.00	34.6%	48.2%
December 1, 2021	113,939,000.00	38,844,681.33	15,825,000.00	1,277,774.61	0.00	34.1%	48.0%
June 1, 2022	111,854,750.00	37,566,860.82	15,825,000.00	1,277,820.51	0.00	33.6%	47.7%
December 1, 2022	109,770,500.00	36,288,991.80	0.00	1,277,869.02	15,825,000.00	33.1%	0.0%
June 1, 2023	107,686,250.00	35,011,071.45	0.00	1,277,920.35	0.00	32.5%	0.0%
December 1, 2023	105,602,000.00	33,733,096.71	0.00	1,277,974.74	0.00	31.9%	0.0%
June 1, 2024	103,517,750.00	32,455,064.29	0.00	1,278,032.42	0.00	31.4%	0.0%
December 1, 2024	101,433,500.00	31,176,970.63	0.00	1,278,093.66	0.00	30.7%	0.0%
June 1, 2025	99,349,250.00	29,898,811.87	0.00	1,278,158.76	0.00	30.1%	0.0%
December 1, 2025	97,265,000.00	28,620,583.81	0.00	1,278,228.06	0.00	29.4%	0.0%
June 1, 2026	95,180,750.00	27,342,281.88	0.00	1,278,301.93	0.00	28.7%	0.0%
December 1, 2026	93,096,500.00	26,063,901.11	0.00	1,278,380.77	0.00	28.0%	0.0%
June 1, 2027	91,012,250.00	24,785,436.07	0.00	1,278,465.04	0.00	27.2%	0.0%
December 1, 2027	88,928,000.00	0.00	0.00	24,785,436.07	0.00	0.0%	0.0%

		N26960
		Outstanding Balance		Scheduled Payments of Principal		Loan to Value Ratio
Date	Assumed Aircraft Value	Series AA Equipment Notes	Series A Equipment Notes	Series AA Equipment Note	Series A Equipment Note	Series AA Equipment Notes	Series A Equipment Notes
At Issuance	$141,050,000.00	$53,599,000.00	$16,065,000.00	$0.00	$0.00	38.0%	49.4%
June 1, 2016	138,934,250.00	53,599,000.00	16,065,000.00	0.00	0.00	38.6%	50.1%
December 1, 2016	136,818,500.00	52,400,876.15	16,065,000.00	1,198,123.85	0.00	38.3%	50.0%
June 1, 2017	134,702,750.00	51,104,116.01	16,065,000.00	1,296,760.14	0.00	37.9%	49.9%
December 1, 2017	132,587,000.00	49,807,326.41	16,065,000.00	1,296,789.60	0.00	37.6%	49.7%
June 1, 2018	130,471,250.00	48,510,505.92	16,065,000.00	1,296,820.49	0.00	37.2%	49.5%
December 1, 2018	128,355,500.00	47,213,653.00	16,065,000.00	1,296,852.92	0.00	36.8%	49.3%
June 1, 2019	126,239,750.00	45,916,766.01	16,065,000.00	1,296,886.99	0.00	36.4%	49.1%
December 1, 2019	124,124,000.00	44,619,843.22	16,065,000.00	1,296,922.79	0.00	35.9%	48.9%
June 1, 2020	122,008,250.00	43,322,882.76	16,065,000.00	1,296,960.46	0.00	35.5%	48.7%
December 1, 2020	119,892,500.00	42,025,882.62	16,065,000.00	1,297,000.14	0.00	35.1%	48.5%
June 1, 2021	117,776,750.00	40,728,840.67	16,065,000.00	1,297,041.95	0.00	34.6%	48.2%
December 1, 2021	115,661,000.00	39,431,754.60	16,065,000.00	1,297,086.07	0.00	34.1%	48.0%
June 1, 2022	113,545,250.00	38,134,621.94	16,065,000.00	1,297,132.66	0.00	33.6%	47.7%
December 1, 2022	111,429,500.00	36,837,440.04	0.00	1,297,181.90	16,065,000.00	33.1%	0.0%
June 1, 2023	109,313,750.00	35,540,206.03	0.00	1,297,234.01	0.00	32.5%	0.0%
December 1, 2023	107,198,000.00	34,242,916.81	0.00	1,297,289.22	0.00	31.9%	0.0%
June 1, 2024	105,082,250.00	32,945,569.04	0.00	1,297,347.77	0.00	31.4%	0.0%
December 1, 2024	102,966,500.00	31,648,159.11	0.00	1,297,409.93	0.00	30.7%	0.0%
June 1, 2025	100,850,750.00	30,350,683.09	0.00	1,297,476.02	0.00	30.1%	0.0%
December 1, 2025	98,735,000.00	29,053,136.71	0.00	1,297,546.38	0.00	29.4%	0.0%
June 1, 2026	96,619,250.00	27,755,515.36	0.00	1,297,621.35	0.00	28.7%	0.0%
December 1, 2026	94,503,500.00	26,457,813.98	0.00	1,297,701.38	0.00	28.0%	0.0%
June 1, 2027	92,387,750.00	25,160,027.05	0.00	1,297,786.93	0.00	27.2%	0.0%
December 1, 2027	90,272,000.00	0.00	0.00	25,160,027.05	0.00	0.0%	0.0%

III-5

		N29961
		Outstanding Balance		Scheduled Payments of Principal		Loan to Value Ratio
Date	Assumed Aircraft Value	Series AA Equipment Notes	Series A Equipment Notes	Series AA Equipment Note	Series A Equipment Note	Series AA Equipment Notes	Series A Equipment Notes
At Issuance	$141,050,000.00	$53,599,000.00	$16,065,000.00	$0.00	$0.00	38.0%	49.4%
June 1, 2016	138,934,250.00	53,599,000.00	16,065,000.00	0.00	0.00	38.6%	50.1%
December 1, 2016	136,818,500.00	52,400,876.15	16,065,000.00	1,198,123.85	0.00	38.3%	50.0%
June 1, 2017	134,702,750.00	51,104,116.01	16,065,000.00	1,296,760.14	0.00	37.9%	49.9%
December 1, 2017	132,587,000.00	49,807,326.41	16,065,000.00	1,296,789.60	0.00	37.6%	49.7%
June 1, 2018	130,471,250.00	48,510,505.92	16,065,000.00	1,296,820.49	0.00	37.2%	49.5%
December 1, 2018	128,355,500.00	47,213,653.00	16,065,000.00	1,296,852.92	0.00	36.8%	49.3%
June 1, 2019	126,239,750.00	45,916,766.01	16,065,000.00	1,296,886.99	0.00	36.4%	49.1%
December 1, 2019	124,124,000.00	44,619,843.22	16,065,000.00	1,296,922.79	0.00	35.9%	48.9%
June 1, 2020	122,008,250.00	43,322,882.76	16,065,000.00	1,296,960.46	0.00	35.5%	48.7%
December 1, 2020	119,892,500.00	42,025,882.62	16,065,000.00	1,297,000.14	0.00	35.1%	48.5%
June 1, 2021	117,776,750.00	40,728,840.67	16,065,000.00	1,297,041.95	0.00	34.6%	48.2%
December 1, 2021	115,661,000.00	39,431,754.60	16,065,000.00	1,297,086.07	0.00	34.1%	48.0%
June 1, 2022	113,545,250.00	38,134,621.94	16,065,000.00	1,297,132.66	0.00	33.6%	47.7%
December 1, 2022	111,429,500.00	36,837,440.04	0.00	1,297,181.90	16,065,000.00	33.1%	0.0%
June 1, 2023	109,313,750.00	35,540,206.03	0.00	1,297,234.01	0.00	32.5%	0.0%
December 1, 2023	107,198,000.00	34,242,916.81	0.00	1,297,289.22	0.00	31.9%	0.0%
June 1, 2024	105,082,250.00	32,945,569.04	0.00	1,297,347.77	0.00	31.4%	0.0%
December 1, 2024	102,966,500.00	31,648,159.11	0.00	1,297,409.93	0.00	30.7%	0.0%
June 1, 2025	100,850,750.00	30,350,683.09	0.00	1,297,476.02	0.00	30.1%	0.0%
December 1, 2025	98,735,000.00	29,053,136.71	0.00	1,297,546.38	0.00	29.4%	0.0%
June 1, 2026	96,619,250.00	27,755,515.36	0.00	1,297,621.35	0.00	28.7%	0.0%
December 1, 2026	94,503,500.00	26,457,813.98	0.00	1,297,701.38	0.00	28.0%	0.0%
June 1, 2027	92,387,750.00	25,160,027.05	0.00	1,297,786.93	0.00	27.2%	0.0%
December 1, 2027	90,272,000.00	0.00	0.00	25,160,027.05	0.00	0.0%	0.0%

III-6

PROSPECTUS

UNITED AIRLINES, INC.

Pass Through Certificates

This prospectus relates to pass through certificates to be issued by one or more trusts that United Airlines, Inc. will form, as creator of each pass through trust, with a national or state bank or trust company, as trustee. The trustee will hold all property owned by a trust for the benefit of holders of pass through certificates issued by that trust. Each pass through certificate issued by a trust will represent a beneficial interest in all property held by that trust. United Continental Holdings, Inc., the holding company of United, may provide a guarantee of certain obligations of United relating to property owned by such a trust.

We will describe the specific terms of any offering of pass through certificates in a prospectus supplement to this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents we incorporate by reference, before you invest in any pass through certificates.

This prospectus may not be used to offer or sell any pass through certificates unless accompanied by a prospectus supplement.

Investing in our pass through certificates involves risks. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 24, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under the shelf registration process, we may sell the pass through certificates described in this prospectus in one or more offerings from time to time. Each time we sell pass through certificates, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

In this prospectus, unless the context otherwise requires, the terms “we,” “our,” “us” and the “Company” refer to United Continental Holdings, Inc. and its subsidiaries, including United Airlines, Inc.

You should rely only on the information contained in this prospectus or in a prospectus supplement accompanying this prospectus or information incorporated by reference therein. We have not authorized anyone to provide you with different information. The distribution of this prospectus and sale of these pass through certificates in certain jurisdictions may be restricted by law. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these pass through certificates in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

RISK FACTORS

An investment in our pass through certificates involves risk. Before you invest in our pass through certificates, you should carefully consider the risks involved. Accordingly, you should carefully consider:

the information contained in or incorporated by reference into this prospectus;

the information contained in or incorporated by reference into any prospectus supplement relating to specific offerings of securities;

the risks described in the Annual Report on Form 10-K of United Continental Holdings, Inc. and United Airlines, Inc. for our most recent fiscal year and in any Quarterly Report on Form 10-Q which we have filed since our most recent Annual Report on Form 10-K, each of which is incorporated by reference into this prospectus; and

other risks and other information that may be contained in, or incorporated by reference from, other filings we make with the SEC, including in any prospectus supplement relating to specific offerings of pass through certificates.

The discussion of risks related to our business contained in or incorporated by reference into this prospectus or into any prospectus supplement comprises material risks of which we are aware. If any of the events or developments described actually occurs, our business, financial condition or results of operations would likely suffer.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain statements contained in or incorporated by reference in this prospectus or any prospectus supplement delivered with this prospectus are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations, financial condition and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements.

Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements contained in or incorporated by reference in this prospectus or any prospectus supplement delivered with this prospectus are based upon information available to us on the date such statements are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law.

Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans and revenue-generating initiatives, including optimizing our revenue; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); economic and political instability and other risks of doing business globally; our ability to cost-effectively hedge against increases in the price of aircraft fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; disruptions to our regional network; the costs and availability of aviation and other insurance; industry consolidation or changes in airline alliances; competitive pressures on pricing and demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties, including those stated in the SEC reports incorporated by reference in this prospectus or any prospectus supplement delivered with this prospectus or as stated in any such prospectus supplement under “Risk Factors”. Consequently, the forward-looking statements should not be regarded as representations or warranties by us that such matters will be realized.

THE COMPANY

United Continental Holdings, Inc. (“UAL”) is a holding company, and its principal subsidiary is United Airlines, Inc. (“United”), which is a commercial airline.

Each of UAL and United is a Delaware corporation. The principal executive offices of UAL and United are located at 233 S. Wacker Drive, Chicago, Illinois 60606, telephone (872) 825-4000.

UAL’s website is www.unitedcontinentalholdings.com, and United’s website is www.united.com. The information contained on or connected to these websites is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the proceeds from the sale of the securities to finance or refinance aircraft or for general corporate purposes, which may include repayment of indebtedness, the funding of a portion of our pension liabilities, and our working capital requirements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth UAL’s consolidated ratio of earnings to fixed charges for the periods indicated (1):

	Three Months Ended March 31, 2015	Year Ended December 31,
		2014	2013	2012		2011	2010
Ratio of earnings to fixed charges	2.36	1.66	1.31	(a	)	1.40	1.19

(a)	Earnings were inadequate to cover fixed charges by $756 million for the year ended December 31, 2012.

The following table sets forth United’s consolidated ratio of earnings to fixed charges for the periods indicated (1):

	Three Months Ended March 31, 2015	Year Ended December 31,
		2014	2013	2012		2011	2010
Ratio of earnings to fixed charges	2.36	1.65	1.37	(b	)	1.41	1.21

(b)	Earnings were inadequate to cover fixed charges by $689 million for the year ended December 31, 2012.
(1)	For purposes of calculating this ratio, earnings consist of income before income taxes and cumulative effect of changes in accounting principles adjusted for distributed earnings of affiliates in which UAL/United has a minority equity interest plus interest expense (net of capitalized interest), the portion of rental expense representative of interest expense and amortization of previously capitalized interest. Fixed charges consist of interest expense, the portion of rental expense representative of interest expense, the amount amortized for debt discount, premium and issuance expense and interest previously capitalized.

WHERE YOU CAN FIND MORE INFORMATION

UAL and United file annual, quarterly and current reports and other information, and UAL files proxy statements with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like us, who file reports electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3, which registers the securities that we may offer under this prospectus. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about us and the securities offered.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by subsequent incorporated documents or by information that is included directly in this prospectus or any prospectus supplement.

This prospectus incorporates by reference the documents listed below that we previously have filed with the SEC (excluding any information that has been “furnished” but not “filed” for purposes of the Exchange Act) and that are not delivered with this prospectus. They contain important information about us and our financial condition.

Combined Filings by UAL and United	Date Filed
Annual Report on Form 10-K for the year ended December 31, 2014	February 20, 2015
Quarterly Report on Form 10-Q for the quarter ended March 31, 2015	April 23, 2015

Filings by UAL	Date Filed
Registration Statement on Form 8-A, description of UAL’s Common Stock, par value $0.01 per share	September 30, 2010, including any amendments or reports filed to update such description
Current Report on Form 8-K	January 7, 2015

The SEC file number is 1-6033 for UAL and 1-10323 for United.

We incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that has been “furnished” but not “filed” for purposes of the Exchange Act) between the date of this prospectus and the termination of the offering of securities under this prospectus. These documents include our periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as our proxy statements.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such document. You may obtain documents incorporated by reference in this prospectus by requesting them from us in writing or by telephone at the following address:

United Continental Holdings, Inc

United Airlines, Inc.

233 S. Wacker Drive

Chicago, Illinois 60606

(872) 825-4000

Attention: Secretary

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, our counsel Hughes Hubbard & Reed LLP, New York, New York, will pass upon the validity of the certificates being offered by such prospectus supplement.

EXPERTS

The consolidated financial statements of UAL appearing in UAL’s Annual Report on Form 10-K at December 31, 2014 and December 31, 2013, and for each of the three years in the period ended December 31, 2014 (including the financial statement schedule appearing therein), and the effectiveness of UAL’s internal control over financial reporting as of December 31, 2014 and December 31, 2013, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of United appearing in United’s Annual Report on Form 10-K at December 31, 2014 and December 31, 2013, and for each of the three years in the period ended December 31, 2014 (including the financial statement schedule appearing therein), have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.